Exhibit 10.5

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 30, 2015

by and among

LANTHEUS MEDICAL IMAGING, INC.,

as Borrower,

LANTHEUS HOLDINGS, INC. AND EACH OF ITS SUBSIDIARIES

LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent and as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger, Bookrunner, and Syndication Agent

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Table of Contents

(Continued)

-ii-

SCHEDULES:

1.01(a)	Lenders and Lenders’ Revolving Credit Commitments
6.01(d)	Consents, Authorizations, Filings and Notices
6.01(o)	Subsidiaries
6.01(s)	UCC Filing Jurisdictions
7.02(a)	Existing Indebtedness
7.02(b)	Existing Liens
7.02(d)	Dispositions
7.02(f)	Existing Investments
7.02(h)	Transactions with Affiliates
7.02(m)	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Assignment and Acceptance
B	Form of Compliance Certificate
C	Form of Borrowing Notice
D	Form of Guarantee and Collateral Agreement
E	Form of Borrowing Base Certificate
F	Form of Closing Certificate
G	Form of Solvency Certificate

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2015, by and among LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower), each subsidiary of Holdings listed as a “Guarantor” on the signature pages hereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent”), and Wells Fargo, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, if any, the “Lead Arranger”), as bookrunner (in such capacity, together with its successors and assigns in such capacity, if any, the “Bookrunner”), and syndication agent (in such capacity, together with its successors and assigns in such capacity, if any, the “Syndication Agent”). This Agreement amends and restates in its entirety the Original Credit Agreement (as defined herein). The Original Obligations (as defined herein) shall continue to exist under, and be evidenced by, this Agreement.

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower, consisting of a revolving credit facility in an aggregate principal amount not to exceed $50,000,000 at any time outstanding (as such amount may be increased from time to time as provided herein), which will include a subfacility for the issuance of Letters of Credit. The proceeds of the loans made under the revolving credit facility and the Letters of Credit shall be used for working capital purposes and for other general corporate purposes. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among, inter alios, the Administrative Agent, as agent for the ABL Claimholders referred to therein, the Term Loan Agent, as agent for the Term Loan Claimholders referred to therein and the Loan Parties from time to time party thereto.

“ABL Priority Collateral” has the meaning specified therefor in the ABL Intercreditor Agreement.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now owned or hereafter acquired or arising in the future.

“Accounts Receivable Component” means the product of (a) the result of the face amount of Eligible Accounts Receivable, net of any returns, taxes, rebates, discounts (calculated on the shortest terms) or credits, that have been or could reasonably be expected to be claimed by the Account Debtor, multiplied by (b) 85.0%.

“ACH” means automated clearing house transfer.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.08(a).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Lender” has the meaning specified therefor in Section 12.07(j).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto; provided, that for the purposes of the definition of Eligible Accounts Receivable, “control” shall also include any Person that directly or indirectly owns 10% or more of any class of the Capital Stock having ordinary voting power (excluding any securities or equity interests having such power only upon the occurrence of a contingency that has not yet occurred) of such Person. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party solely as a result of its role as an Agent or a Lender.

“Agents” means the Administrative Agent and the Collateral Agent and “Agent” means any one of them.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Annualized EBITDA” means, for any measurement period, Consolidated EBITDA of Holdings and its Subsidiaries for the trailing twelve month period ending on the applicable Fiscal Quarter-end date.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(v).

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed or extended).

“Applicable Margin” means, for any day, (a) with respect to any Reference Rate Loan, 1.00%, and (b) with respect to any LIBOR Rate Loan, 2.00%.

“Applicable State Governmental Authority” means any Governmental Authority of a State regulating the use of radiation or radioactive pharmaceutical products with jurisdiction over the business or activities of any Loan Party.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the Borrower to a Person other than to the Borrower or a Subsidiary of the Borrower (excluding in any case any such Disposition permitted by clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvii), (xviii) and (xix) of Section 7.02(d)).

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A hereto or such other form reasonably acceptable to the Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Blocked Account Agreement” has the meaning specified therefor in Section 2.15(a).

“Blocked Accounts” has the meaning specified therefor in Section 2.15(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, at any time, an amount equal to (a) the Accounts Receivable Component, plus (b) the Inventory Component, plus (c) the M&E Component, minus (d) the then-amount of all Reserves as may at any time and from time to time be established in accordance with Section 2.16. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(b)(iii) and Reserves established pursuant to Section 2.16.

“Borrowing Base Certificate” means a certificate from a Responsible Officer of the Borrower, in substantially the form of Exhibit E, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close; provided, that with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capital Lease Obligations paid or payable during such period.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including Letters of Credit), advances, acceptances, commitments, assets or liabilities.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. Notwithstanding the foregoing, in no event will any agreement in respect of a lease that would have been categorized as an operating lease in accordance with GAAP as in effect on the Effective Date be considered a Capital Lease for any purpose under this Agreement.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP as in effect on the Effective Date be considered a Capital Lease Obligation for any purpose under this Agreement.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Letter of Credit Obligations, cash or balances in a Letter of Credit Collateral Account equal to 105% of the Letter of Credit Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. Derivatives of such term have corresponding meanings.

“Cash Dominion Period” means (a) each period beginning on the occurrence of a Specified Event of Default until such Specified Event of Default is no longer continuing and (b) each Covenant Trigger Period.

“Cash Equivalents” means:

(i) Dollars,

(ii) (a) euro, or any national currency of any participating member of the EMU, or (b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition,

(iv) marketable direct EEA Government Obligations with maturities of twelve (12) months or less from the date of acquisition,

(v) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000,

(vi) repurchase obligations for underlying securities of the types described in clauses (iii), (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above,

(vii) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof,

(viii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within twenty-four (24) months after the date of creation thereof,

(ix) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition,

(x) investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above, and

(xi) in the case of any Subsidiary organized or having its principal place of business outside of the United States, investments of comparable tenor and credit quality to those described in the foregoing clauses (iii) through (x) customarily utilized in countries in which such Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above, provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement for the provision of Cash Management Services.

“Cash Management Services” means (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) (i) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (ii) credit card processing services, (iii) debit cards, and (iv) stored value cards.

“Cash Pool Obligation” shall mean the offshore cash management programs in Australian Dollars, British Pound Sterling, Canadian Dollars, Dollars, Euros, Japanese Yen and Swiss Francs (and such other currencies as may from time to time be approved by the Administrative Agent) established by the Cash Pool Participants in which cash funds of the Cash Pool Participants will be concentrated with a Subsidiary of the Borrower that is not a Loan Party.

“Cash Pool Participants” shall mean certain Subsidiaries of the Borrower that are not Loan Parties identified by the Borrower to the Administrative Agent in writing from time to time.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.

“cGMP” has the meaning specified therefor in Section 6.01(z)(i).

“Change in Law” has the meaning specified therefor in Section 4.05(b).

“Change of Control” means each occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than the greater of (i) 35% or more of the outstanding Voting Stock of Holdings and (ii) the percentage of the then outstanding Voting Stock of Holdings owned, directly or indirectly, by the Permitted Holders (collectively);

(b) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower; or

(c) a “change of control” or similar provision as set forth in any Term Loan Facility, any indenture or other instrument evidencing Material Indebtedness of a Group Member has occurred, obligating any Group Member to repurchase, redeem or repay all or any part of the Indebtedness provided for therein; provided that, for purposes of this clause (c) only, the definition of “Material Indebtedness” shall be Indebtedness, the outstanding principal amount of which exceeds in the aggregate $35,000,000.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party as security for all or any part of the Obligations.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Commitment Fee Rate” means 0.375% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit B hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(i) increased (without duplication) by:

(a) Permitted Tax Distributions and any other provision for Taxes based on income or profits or capital gains, including, with-out limitation, state, franchise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period plus amounts excluded from the definition of Consolidated Interest Expense pursuant to clauses (i)(x) and (i)(y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income and, to the extent not included therein, agency fees paid to the Administrative Agent and the Collateral Agent; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Effective Date and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write-offs, write-downs or impairment charges, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) any costs or expense incurred by Holdings or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(g) the amount of directors’ fees or reimbursements, in each case not to exceed the amount permitted under Section 7.02(e)(vii) and to the extent permitted by Section 7.02(h); plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) below for any previous period and not added back; plus

(i) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 810 “Consolidation” with respect to non-controlling interests; plus

(j) any costs or expenses incurred in connection with pursuing a claim under its policy of property or liability insurance (including any business interruption insurance) in an amount not to exceed $4,500,000 for such period; plus

(k) costs and expenses incurred to relocate, establish, qualify or commence manufacturing, supply or distribution operations for the Borrower’s approved products and clinical candidates at third party manufacturers, suppliers and distributors in an amount not to exceed $10,000,000 for such period; plus

(l) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies are commenced within twelve (12) months of such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (l) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, (4) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.05 and (5) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (l) shall not exceed (A) 20.0% of Consolidated EBITDA for such four-quarter period plus (B) the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such four-quarter period; plus

(m) charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration charges (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and plants, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs); plus

(n) Public Company Costs;

(ii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Consolidated Net Interest Expense, plus (b) taxes paid or payable currently in cash during such period, plus (c) Restricted Payments actually made in cash pursuant to Section 7.02(e)(vi) or Section 7.02(e)(vii)(A) during such period, plus (d) the aggregate amount of scheduled principal payments of Consolidated Funded Debt paid or payable in cash during such period, all calculated for such period for Holdings and its Subsidiaries on a consolidated basis.

Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to the second fiscal quarter of 2016, (i) for the four fiscal quarters ending on the third fiscal quarter of 2015, Consolidated Fixed Charges for the Group Members shall be their Consolidated Fixed Charges for the third fiscal quarter of 2015 multiplied by 4, (ii) for the four fiscal quarters ending on the fourth fiscal quarter of 2015, Fixed Charges for the Group Members shall be their Fixed Charges for the period starting with the third fiscal quarter of 2015 and ending on the fourth fiscal quarter of 2015, multiplied by 2 and (iii) for the four fiscal quarters ending on the first fiscal quarter of 2016, Fixed Charges for the Group Members shall be their Fixed Charges for the period starting with the third fiscal quarter of 2015 and ending on the first fiscal quarter of 2016, multiplied by 4/3.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person for any period, the ratio of (a) Annualized EBITDA of Holdings and its Subsidiaries for such period minus Capital Expenditures (except such expenditures financed with Indebtedness other than the Revolving Loans) during such period minus Restricted Payments actually made in cash pursuant to clause (vii)(B) of Section 7.02(e) during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Funded Debt” means, at any date, the aggregate amount of indebtedness that is (or would be) reflected on the balance sheet of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, the outstanding Revolving Loans and the amount of their Capital Lease Obligations.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (w) penalties and interest related to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

(ii) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) Consolidated Funded Debt (excluding Senior Notes that have been defeased pursuant to the Senior Notes Indentures pending redemption thereof) as of such date, net of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and cash and Cash Equivalents of the Borrower and its Subsidiaries restricted in favor of the Administrative Agent, the Collateral Agent or any Secured Party (which may also include cash and Cash Equivalents securing indebtedness included in Consolidated Funded Debt, including any Term Loan Facility) in an aggregate amount of such cash or Cash Equivalents not to exceed $30,000,000, to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Sections 7.01(a)(i) or 7.01(a)(ii)), in each case with such pro forma adjustments to Consolidated Funded Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.05.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or costs, charges and expenses (including relating to the Transactions), including, without limitation, any severance costs, integration costs, relocation costs, and curtailments or modifications to pension and post-retirement employee benefit plans, shall be excluded,

(ii) the cumulative effect of a change in accounting principles during such period shall be excluded,

(iii) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions (including sales or other dispositions under a financing permitted hereunder) other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Subsidiary thereof in respect of such period by such Person,

(vi) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) (a) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and non-cash charges associated with the roll-over, acceleration or payout of Capital Stock by management of the Borrower, Holdings or any direct or indirect parent thereof in connection with the Transactions or other acquisitions shall be excluded and (b) the amount of any contingent payments related to any acquisition or Investment permitted hereunder that are treated as compensation expense in accordance with GAAP shall be excluded,

(viii) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles and other assets arising pursuant to GAAP shall be excluded,

(ix) any net gain or loss in such period (a) due solely to fluctuations in currency values or (b) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded,

(x) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Effective Date, net of taxes, shall be excluded,

(xi) any after-tax effect of income (loss) from early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(xii) any net gain or loss in such period from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded,

(xiii) any fees, charges, costs and expenses incurred in connection with the Transactions or accruals and reserves that are established within one year from the Effective Date that are required to be established as a result of the Transactions in accordance with GAAP shall be excluded, and

(xiv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment permitted hereunder, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted hereunder (including a refinancing thereof) (whether or not successful), including (a) such fees, expenses or charges related to a Qualified Public Offering, the Revolving Loans, any Term Loan Facility and any financing permitted hereunder and (b) any amendment or other modification of the Term Loan Documents and/or the Loan Documents and any financing permitted hereunder shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income for any period shall include the amount of proceeds received from business interruption insurance covering losses for such period and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any permitted Investment or any sale, conveyance or other Disposition permitted hereunder.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less, without duplication, (i) the sum of (A) interest income for such period, (B) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense) and (C) any interest and penalties on tax reserves to the extent such Person has elected to treat such interest or penalties as an interest expense under Financial Accounting Standards Board Accounting Standards Codification 740-10, plus, without duplication, (ii) the sum of (A) losses for such period on Hedge Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP; provided, that Consolidated Net Interest Expense shall be calculated on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during such period in connection with any Permitted Acquisitions and any Disposition permitted under this Agreement as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Contingent Indemnification Obligations” means contingent, unliquidated indemnification obligations of a Loan Party, to the extent (i) such obligation has not accrued and (ii) no claim has been made or is reasonably anticipated by the Collateral Agent with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Trigger Period” means the period (a) commencing on the day that Excess Availability shall have been less than (i) the greater of (x) $7,500,000 for five (5) consecutive Business Days and (y) 15% of the Line Cap for five (5) consecutive Business Days or (ii) $5,000,000 at any time and (b) ending on the date that Excess Availability shall have been at least the greater of (x) $7,500,000 for 30 consecutive days and (y) 15% of the Line Cap for 30 consecutive days.

“Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to perform any of its funding obligations hereunder including in respect of its Revolving Loans or participations in respect of Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless the subject of a good faith dispute, (c) has failed, within two (2) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent, that it will comply with its funding obligations, unless the subject of a good faith dispute, or (d) has, or has a direct or indirect parent company that has, after the Effective Date (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if any Defaulting Lenders other than such Defaulting Lender had funded all of their respective Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any defaulted Revolving Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitments.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Reference Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Reference Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” has the meaning specified therefor in the Uniform Commercial Code.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons.

“Disqualified Capital Stock” means any Capital Stock that is not Qualified Capital Stock.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings (other than the Borrower) that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Earn-Out Obligations” mean those certain obligations of Holdings or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 7.02(c) to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition, but only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by Holdings and its Subsidiaries.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Eligible Accounts Receivable” means, at any time, all Accounts Receivable due to the Borrower and each Subsidiary Guarantor arising from the sale of goods of the Borrower or such Subsidiary Guarantor or the provision of services by the Borrower or such Subsidiary Guarantors in the ordinary course of business and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that Eligible Accounts Receivable shall not include any Account Receivable (without duplication of any Reserves established in accordance with Section 2.16):

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (other than Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances) or which does not constitute ABL Priority Collateral;

(b) (i) with respect to which more than 120 days have elapsed from the original invoice date thereof, (ii) with respect to which more than 90 days have elapsed from the original due date thereof or (iii) which has been written off the books of the Loan Parties or otherwise designated as uncollectable;

(c) which is owing by an Account Debtor for which 50.0% or more of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (b) above;

(d) which, (i) with respect to Account Debtors with a corporate credit rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, is owing by such Account Debtor to the extent the aggregate amount of Accounts Receivable owing from such Account Debtor and its Affiliates to the Borrower or the Subsidiary Guarantors exceeds 50.0% (or such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts Receivables or (ii) with respect to Account Debtors with a corporate credit rating lower than BBB- from (or is unrated by) S&P and lower than Baa3 from (or is unrated by) Moody’s, is owing by such Account Debtor to the extent the aggregate amount of accounts owing from such Account Debtor and its Affiliates to the Borrower or the Subsidiary Guarantors exceeds 25.0% (or such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts Receivables;

(e) which does not conform in all material respects to the representations and warranties in respect of Accounts Receivable contained in this Agreement or in the Guarantee and Collateral Agreement;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not invoiced or evidenced by other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor (it being agreed that the Borrower and each Subsidiary Guarantor’s practice with respect to electronic purchase orders and confirmations as of the date hereof is reasonably satisfactory to the Administrative Agent), (iii) represents a pre-billing or progress billing, (iv) is contingent upon the Borrower or such Subsidiary Guarantor’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Accounts Receivable have not been shipped to the Account Debtor or have been shipped to the Account Debtor “freight on board” and have not arrived at the “freight on board” specified destination or the services giving rise to such Accounts Receivable have not been performed by the Borrower or the Subsidiary Guarantors or if such Accounts Receivable was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, unless, in the case of clauses (i)(iii) through (i)(vi) above, such Account Debtor has caused the issuance of a letter of credit in favor of the applicable Borrower or Subsidiary Guarantor fully securing the payment of such Accounts Receivable, which letter of credit is reasonably satisfactory to the Administrative Agent;

(j) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S. or Canada or any state or province thereof unless, in any case, such Accounts Receivable is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of or has been assigned to the Administrative Agent;

(l) which is owed in any currency other than U.S. Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the U.S. unless such Accounts Receivable is backed by a letter of credit reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, which is in the possession of the Administrative Agent or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect or allow full enforcement of the Lien of the Administrative Agent in such account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n) which is owed in respect of sales agency commissions payable to the Borrower or a Subsidiary Guarantor or is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, including for exclusivity contract payments (but only to the extent of such Indebtedness) or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case only to the extent thereof;

(p) which is subject to any chargeback, counterclaim, deduction, defense, setoff or dispute notice of which is provided to the Borrower or any of its Subsidiaries but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided, that no Accounts Receivable that otherwise constitutes an Eligible Accounts Receivable shall be rendered ineligible by virtue of this clause (p) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Loan Party to seek judicial enforcement in such jurisdiction of payment of such account, unless such Loan Party has filed such report or is qualified to do business in such jurisdiction;

(s) with respect to which any Loan Party has made any agreement with the Account Debtor for the reduction thereof, other than discounts and adjustments given in the ordinary course of business, or other than any Accounts Receivable which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Accounts Receivable; provided, that only the amount of the reduction of any such account shall be deemed ineligible by virtue of this clause (s);

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including, without limitation, federal and state food and drug laws, healthcare laws, nuclear energy laws and environmental laws, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u) which is owing by Medicare, Medicaid, the United States Department of Veteran Affairs or under a policy of commercial health care insurance;

(v) which constitutes payments or fees with respect to any intellectual property or intellectual property licenses of the Borrower or a Subsidiary Guarantor; or

(w) which constitutes an Account Receivable acquired in connection with a Permitted Acquisition or Investment permitted hereunder unless and until the Administrative Agent has completed (at the Borrower’s expense) an audit of such Accounts Receivable so acquired or to be acquired (which audit shall be conducted in a manner that is consistent with the audits conducted pursuant to Section 7.01(f)).

“Eligible Inventory” means, at any time, all Inventory of the Borrower and each Subsidiary Guarantor and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that Eligible Inventory shall not include any Inventory (without duplication of any Reserves established in accordance with Section 2.16):

(x) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other than Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances) or which does not constitute ABL Priority Collateral;

(y) which is unmerchantable, damaged, defective, slow moving, obsolete or unfit for sale;

(z) which does not conform in all material respects to the representations and warranties in respect of Inventory contained in this Agreement or the Guarantee and Collateral Agreement;

(aa) which is not owned only by the Borrower or a Subsidiary Guarantor;

(bb) which constitutes bill-and-hold goods or goods that constitute goods held on consignment or goods that are not of a type held for sale in the ordinary course of business;

(cc) which is not located in the U.S. or Canada;

(dd) which is located at any location leased by a Loan Party, unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) a Landlord Lien Reserve with respect to such location has been established in accordance with Section 2.16;

(ee) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) a Landlord Lien Reserve has been established in accordance with Section 2.16);

(ff) which is being processed offsite by a third party at a third party location or outside processor (other than finished goods held by a third party or outside processor that has delivered a Collateral Access Agreement), or is in transit to or from such third party location or outside processor;

(gg) which is the subject of a consignment by any Loan Party as consignor or consignee;

(hh) which contains, bears or is subject to any intellectual property or other similar rights licensed to any Loan Party pursuant to a license with any Person other than a Loan Party unless the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(ii) which is subject to any warehouse receipt, bill of lading or negotiable document;

(jj) which is not in compliance in all material respects with all applicable standards imposed by any Governmental Authority having regulatory authority over such Inventory;

(kk) which constitutes (i) promotional or marketing materials or supplies or (ii) samples;

(ll) which constitutes boxes, cartons, or other similar shipping supplies;

(mm) which has been sold but not yet delivered;

(nn) which consists of radioactive goods exceeding $50,000 and not covered by an existing purchase order that is expected to ship to such customer within 72 hours of the completion of the Borrowing Base;

(oo) which is not reflected in a current perpetual inventory report of the Borrower or a Subsidiary Guarantor; or

(pp) which constitutes Inventory acquired in connection with a Permitted Acquisition or Investment permitted hereunder unless and until the Administrative Agent has completed (at the Borrower’s expense) an appraisal of such Inventory so acquired or to be acquired (which appraisal shall be conducted in a manner that is consistent with the appraisals conducted pursuant to Section 7.01(f)).

“Eligible M&E” means, at any time, all M&E of the Borrower and each Subsidiary Guarantor; provided, that Eligible M&E shall not include any M&E (without duplication of any Reserves established):

(qq) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances) or which does not constitute ABL Priority Collateral;

(rr) which does not conform in all material respects to the representations and warranties in respect of M&E contained in this Agreement or the Guarantee and Collateral Agreement;

(ss) which is not owned only by the Borrower or a Subsidiary Guarantor;

(tt) which is not located in the U.S. or Canada;

(uu) which is located at any location leased by a Loan Party, in any third party warehouse or is in the possession of a bailee, unless (i) the lessor, warehouseman, or bailee, as applicable, has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) with respect to any such leased location, a Landlord Lien Reserve with respect to such location has been established in accordance with Section 2.16;

(vv) which constitutes fixtures; or

(ww) which constitutes M&E acquired in connection with a Permitted Acquisition unless and until the Administrative Agent has completed (at the Borrower’s expense) an appraisal of such M&E so acquired or to be acquired (which appraisal shall be conducted in a manner that is consistent with the appraisals conducted pursuant to Section 7.01(f)).

“Employee Plan” means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan) covered by Title IV of ERISA and maintained by any Loan Party or ERISA Affiliate (or that was maintained by any Loan Party or ERISA Affiliate (as of the date of determination hereunder) at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates. For the avoidance of doubt, “Employee Plan” shall not include an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan) in which a Loan Party was a participating employer and not the plan sponsor prior to the Effective Date and is not a participating employer following the Effective Date.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from or onto any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, or (ii) at any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) relating to pollution or protection of the Environment, including those relating to use, generation, storage, treatment, transport, Release or threat of Release of Materials of Environmental Concern, or to protection of human health or safety (to the extent relating to the presence in the Environment or the Release or threat of Release of Materials of Environmental Concern), as now or may at any time hereafter be in effect.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated or disposed by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equivalent Managing Body” means (i) with respect to a manager managed limited liability company, the board of managers, (ii) with respect to a member managed limited liability company, the Board of Directors of its most direct corporate parent company and (iii) with respect to a partnership, the Board of Directors of the general partner to the extent such general partner is a corporation, or the Equivalent Managing Body of the general partner if such general partner is not a corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events set forth in Sections 9.01(a) to (l).

“Excess Availability” means, at any time, an amount equal to the positive difference of (a) the Line Cap, minus (b) the Total Revolving Exposures at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) deposit accounts that are used solely and exclusively for the sole purpose of making payroll, withholding tax and other employee wage and benefit payments to of for the Borrower’s or its Subsidiaries’ employees, (ii) Trust Fund Accounts, (iii) deposit accounts that are solely disbursement accounts or zero balance accounts in respect of which the applicable deposit bank has refused to execute a Blocked Account Agreement, (iv) deposit accounts solely and exclusively holding cash and Cash Equivalents restricted in favor of a third party so long as the aggregate amount contained in such deposit accounts does not exceed, when taken together with amounts subject to Liens permitted under clause (r) of the definition of Permitted Liens, $500,000 at any one time, and (v) other deposit accounts so long as the aggregate amount contained in such deposit accounts does not exceed $250,000 in the aggregate at any one time.

“Excluded Assets” mean (a) assets of Unrestricted Subsidiaries, (b) assets of Foreign Subsidiaries, (c) interests in partnerships, joint ventures and non-Wholly Owned Subsidiaries which cannot be pledged without the consent pursuant to the terms of the Organizational Documents of such partnership or joint venture of one or more third parties, subject to Uniform Commercial Code override provisions, (d) any assets to the extent a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, (e) any property and assets the pledge of which would require governmental consent, approval, license or authorization, subject to Uniform Commercial Code override provisions, (f) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) any fee-owned real property (together with improvements thereof) with a fair market value (as reasonably determined by the Borrower) not in excess of $2,000,000 and real property leasehold interests, (h) any asset identified in writing with respect to which the Administrative Agent and the relevant Loan Party have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweigh the benefit of a security interest to the relevant Secured Parties afforded thereby and (i) in excess of 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary or any Disregarded Domestic Person.

“Excluded Subsidiary” means (i) any Unrestricted Subsidiaries, (ii) Immaterial Subsidiaries, (iii) any subsidiary to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (iv) any Disregarded Domestic Persons, (v) any Foreign Subsidiary that is a CFC, (vi) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC and (vii) any not-for-profit subsidiary or captive insurance subsidiary

“Excluded Taxes” has the meaning specified therefor in Section 2.08(a).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended or amended.

“Facility” means the real property located at 331 Treble Cove Road, North Billerica, Massachusetts, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreement entered into with a Governmental Authority pursuant thereto.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of July 3, 2013, by and among the Borrower and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Final Maturity Date” means June 30, 2020, or such earlier date on which all Revolving Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each year.

“Foreign Subsidiary” means any direct or indirect subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided, that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof; provided further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Administrative Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means, collectively, any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization” means all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members” means the collective reference to Holdings and its Subsidiaries.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that, the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means collectively, Holdings and the Subsidiary Guarantors.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, radioactive waste, hazardous waste or special or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedge Agreements” means any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Hedging Obligations” means obligations under Hedge Agreements.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means each Subsidiary of the Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 2.5% of the Consolidated EBITDA of Holdings and its Subsidiaries or (ii) 2.5% of the Consolidated Total Assets of Holdings and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 5% of such Consolidated EBITDA and more than 5% of the Consolidated Total Assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary necessary to account for at least 95% of the Consolidated EBITDA and 95% of the Consolidated Total Assets, each as described in clause (a) above.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any Earn-Out Obligations until they become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7.02(a), the definition of “Permitted Indebtedness” and Section 9.01(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 9.01(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Matters” has the meaning specified therefor in Section 12.15(a).

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15(a).

“Initial Term Facility” has the meaning specified therefor in the definition of “Term Loan Facility”.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, Internet domain names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; and (f) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements” means an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, substantially in the form attached to the Guarantee and Collateral Agreement.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending one, two, three or six months thereafter; provided, that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date, (iii) no more than five Interest Periods in the aggregate for the Borrower may exist at any one time, and (iv) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6, months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all Inventory (as defined in the Code) of such Person consisting of goods and merchandise, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise.

“Inventory Component” means the lesser of (a) Inventory Threshold and (b) 85.0% of (i) the NOLV Percentage of Eligible Inventory (net of normal course standard cost reserves and Reserves with respect to Inventory not already reflected in the determination of the NOLV Percentage) multiplied by (ii) the Value of such Inventory. For purposes of clarification, the determination in clause (b) above may be made as to different categories of Eligible Inventory based upon the NOLV Percentage applicable to such categories.

“Inventory Threshold” means, as of any date of determination, the greater of (a) $20,000,000, and (b) the lesser of (i) $22,500,000, and (ii) the sum of (y) $20,000,000, plus (z) the aggregate amount of M&E Depreciation Amounts that have resulted in a reduction to the amount set forth in clause (a) of the definition of M&E Component since the Effective Date.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of L/C Issuer and relating to such Letter of Credit.

“Junior Debt” means any (i) Subordinated Indebtedness and any Indebtedness that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations (but excluding any Term Loan Facility), (ii) Term Loans (as defined in the Term Loan Agreement) under any Incremental Facility (as defined in the Term Loan Agreement) that are unsecured, (iii) Incremental Equivalent Debt (as defined in the Term Loan Agreement) that is unsecured and (iv) Indebtedness that was incurred pursuant to Section 8.2(j)(iii) of the Term Loan Agreement.

“Junior Financing” means any Indebtedness of Holdings or any Subsidiary that is, or that is required to be, subordinated in right of payment to the Obligations and/or secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Obligations (but excluding any Term Loan Facility).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“L/C Issuer” means Wells Fargo or such other bank as the Administrative Agent may select which is reasonably satisfactory to the Borrower (and which bank accepts the role of L/C Issuer in writing and is a Lender). Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such L/C Issuer shall, or shall cause such Affiliate to, comply with the requirements of Article III with respect to such Letters of Credit).

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $20,000,000.

“Landlord Lien” means any Lien of a landlord on any Loan Party’s property, granted by statute or otherwise.

“Landlord Lien Reserve” means an amount equal to up to three month’s rent for all of the Loan Parties’ leased locations or the amount that may be payable for up to three months to any third party warehouse or other storage facilities where Eligible Inventory or Eligible M&E is located (any such location, a “Specified Location”), in each case, other than any such Specified Location with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent (it being understood that upon receipt of any such Collateral Access Agreement with respect to any such Specified Location, any Landlord Lien Reserve shall be released).

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) that is a standby letter of credit issued by an L/C Issuer under this Agreement.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Article III or Section 2.06 (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Lenders in an amount equal to 105% of the then existing Letter of Credit Obligations, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Obligations (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Collateral Account” means an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and/or the L/C Issuer.

“Letter of Credit Disbursement” means a payment made by L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Obligations on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 3.02(a).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 3.01(f) of the Agreement.

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time.

“Letter of Credit Related Person” has the meaning specified therefor in Section 3.01(f) of the Agreement.

“LIBOR Rate” means the rate per annum rate reported on Reuters Screen LIBOR01 page (or any successor or substitute page) two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means a Revolving Loan bearing interest calculated based upon the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capital Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Line Cap” has the meaning specified therefor in Section 2.01(b).

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Revolving Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Documents” means this Agreement, the Fee Letter, any Security Document, any Letter of Credit, any Issuer Document, any Issuer Document, any Seller Note Subordination Agreement, any note or notes executed by Borrower in connection with this Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto, now or in the future, or otherwise evidencing, relating to, or securing any Revolving Loan, any Letter of Credit Obligation or any other Obligation.

“Loan Party” means each of Holdings, the Borrower and the Subsidiary Guarantors.

“M&E” means all Equipment (as defined in the Code) that constitutes production machinery, laboratory and test equipment, support equipment, general plant equipment, mobile equipment, material handling equipment, or storage equipment (in each case, other than fixtures, rolling stock, motor vehicles, or any equipment subject to certificate of title statutes under state law or special perfection requirements under federal law).

“M&E Component” means the lesser of (a) $8,600,000 and (b) 80.0% of the NOLV of Eligible M&E (net of Reserves with respect to M&E not already reflected in the determination of the NOLV); provided, that the amount in clause (a) shall be reduced (i) by an amount equal to $250,000 on each of July 31, 2014, October 31, 2014, January 31, 2015, and April 30, 2015 and (ii) by an amount equal to $312,500 on July 31, 2015 and on the last day of each October, January, April and July thereafter (each such decrease in amount, an “M&E Depreciation Amount”).

“M&E Depreciation Amount” has the meaning specified therefor in the definition of M&E Component.

“Margin Stock” has the meaning given to such term in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties taken as a whole to perform their respective payment obligations under any Loan Document; (c) a material and adverse effect on the rights of or remedies available to the Lenders or the Administrative Agent under any Loan Document or the legality, validity or enforceability of any Loan Document; or (d) a material adverse effect on the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Exposure” means (a) an aggregate diminution in value of $2,500,000 or more with respect to Accounts Receivable, Inventory, or M&E of the Loan Parties or (b) liability of any Loan Party or its Subsidiaries of $5,000,000 or more.

“Material Indebtedness” means of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any chemicals, substances, materials, wastes, pollutants or contaminants in any form regulated under any Environmental Law, including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, radiation, and infectious, biological or medical waste or animal carcasses.

“Maximum Rate” has the meaning specified therefor in Section 12.18.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means the real properties as to which the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages pursuant to Section 7.01(k).

“Mortgage” means any mortgages and deeds of trust or any other documents creating and evidencing a Lien on the Mortgaged Properties made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith;

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document, any Term Loan Facility or any Indebtedness secured by the Collateral on a pari passu or junior basis to the Liens on the Collateral securing the Initial Term Facility);

(iii) other customary fees and expenses actually incurred in connection therewith;

(iv) taxes paid or reasonably estimated to be payable (including Permitted Tax Distributions) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and

(v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale); provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve.

“Net Income” means, with respect to any Person for any period determined on a consolidated basis in accordance with GAAP, the net income (loss) of such Person and its Subsidiaries for such period.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“NOLV” means, with respect to M&E of any Person, the net orderly liquidation value of such M&E, net of all reasonable costs and expenses of liquidation thereof, as determined based upon the most recent M&E appraisal conducted in accordance with this Agreement.

“NOLV Percentage” means, with respect to Inventory of any Person, the net orderly liquidation value of such Inventory, expressed as a percentage of Value, net of all reasonable costs and expenses of liquidation thereof, as determined based upon the most recent Inventory appraisal, conducted in accordance with this Agreement.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“NRC” means the United States Nuclear Regulatory Commission.

“Obligations” means the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Revolving Loans and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed or allowable in such proceeding) the Revolving Loans, Letter of Credit Obligations, indebtedness, obligations, liabilities, guaranties, reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Organizational Documents” means as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement or other similar organizational or governing documents of such Person.

“Original Credit Agreement” means that certain Credit Agreement, dated as of May 10, 2010, as amended and restated as of July 3, 2013, by and among the Borrower, Lantheus MI Intermediate, Inc. and each of its subsidiaries listed as a guarantor on the signature pages thereto, Wells Fargo, as administrative agent and collateral agent, and the lenders from time to time party thereto.

“Original Loan Documents” has the meaning specified therefor in Section 2.17.

“Original Obligations” has the meaning specified therefor in Section 2.17.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Overadvance” has the meaning specified therefor in Section 2.01(d).

“Holdings” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Conditions” means, with respect to any transaction on a pro forma basis, (a) no Event of Default exists or would immediately result therefrom, (b) the Loan Parties are in compliance with the covenant set forth in Section 7.03 (whether or not then in effect) recomputed as at the last day of the most recently ended Fiscal Quarter of Holdings for which financial statements are available (assuming, for purposes of calculating compliance with Section 7.03, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant period for the testing of the financial covenant set forth in Section 7.03 ending on or prior to the date of such transaction, had occurred on the first day of such relevant fiscal period), (c) Excess Availability is not less than 15% of the Total Revolving Credit Commitment after giving effect thereto and (d) average Excess Availability for the thirty (30) consecutive day period ending on the date of such transaction and calculated after giving effect thereto, is not less than 15% of the Total Revolving Credit Commitment.

“Payment Office” means the Administrative Agent’s office located at Santa Monica, California, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock of, or a business line or unit or a division of, any Person; provided that

(a) at the time of the consummation of the acquisition, and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters for which financial statements have been delivered does not exceed 5.00 to 1.00;

(d) the aggregate amount of Investments consisting of such Permitted Acquisitions by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed the sum of (x) $20,000,000; plus (y) amounts otherwise available for Investments under clauses (v) and (xiv) of Section 7.02(f); provided that the limitation described in this clause (d) shall not apply to any acquisition to the extent (x) such acquisition is made with the proceeds of sales of the Qualified Capital Stock of, or common equity capital contributions to, the Borrower, or (y) the Person so acquired (or the Person owning the assets so acquired) becomes a Subsidiary Guarantor even though such Person owns Capital Stock in Persons that are not otherwise required to become Subsidiary Guarantors, if, in the case of this clause (y), not less than 75.0% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Subsidiaries) is generated by Person(s) that will become Subsidiary Guarantors (i.e., disregarding any Consolidated EBITDA generated by Subsidiaries of such Subsidiary Guarantors that are not (or will not become) Subsidiary Guarantors);

(e) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 7.02(n), as of the time of such acquisition; and

(f) the Payment Conditions are satisfied on a pro forma basis after giving effect to the acquisition.

“Permitted Holders” means (a) the Sponsor and (b) the equity co-investors identified to the Lead Arranger and the Administrative Agent in writing prior to the date hereof, in each case in this clause (b) solely with respect to (and not to exceed) the amount of Capital Stock of Holdings directly or indirectly held by each such Person and its Affiliates on the Effective Date.

“Permitted Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums, accrued and unpaid interest and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) if the Indebtedness being refinanced is subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower) and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination.

“Permitted Discretion” means the reasonable credit judgment (from the perspective of a secured asset-based lender), exercised in good faith in accordance with customary business practices, of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Encumbrances” means Liens permitted to exist as set forth in clauses (a) (to the extent such taxes, assessments and governmental charges (i) are not yet delinquent or (ii) do not have priority over the Collateral Agent’s Liens), (b), (e) or (o) of the definition of “Permitted Lien”.

“Permitted Holder” means (i) the Sponsor, (ii) the members of management of any Loan Party and such Person’s Affiliates and Related Funds, and (iii) any limited partner of the Sponsor and any other Person that the Sponsor reasonably anticipates in good faith will be a limited partner of the Sponsor (together with the Affiliates and Related Funds of the foregoing).

“Permitted Indebtedness” means:

(xx) Indebtedness of any Loan Party pursuant to any Loan Document and obligations of any Loan Party or any of its Subsidiaries under any Specified Hedge Agreement or Specified Cash Management Agreement;

(yy) unsecured Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to any Group Member; (iii) any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 7.02(f)(vii), any Group Member that is not a Loan Party owed to a Loan Party; provided that (x) in the case of clauses (i) and (iv), any such Indebtedness is evidenced by, and subject to the provisions of, an intercompany note, which shall be in a form reasonably satisfactory to the Administrative Agent, and (y) in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party, such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(zz) Guarantee Obligations incurred in the ordinary course of business by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 7.02(f)(vii), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(aaa) Indebtedness outstanding on the date hereof and listed on Schedule 7.02(a) and any Permitted Refinancing thereof;

(bbb) Indebtedness incurred to finance the acquisition of fixed or capital assets (including, without limitation, Capital Lease Obligations) of the Borrower or any Subsidiary secured by Liens permitted by clause (g) of the definition of “Permitted Liens” of the definition of “Permitted Lien”, and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(ccc) Hedge Agreements permitted under Section 7.02(j);

(ddd) Indebtedness of the Borrower or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;

(eee) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(fff) Indebtedness of a Person existing at the time such Person became a Subsidiary of any Loan Party (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any acquisition permitted under Section 7.02(f), but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) after giving pro forma effect to the acquisition, (x) the Consolidated Leverage Ratio does not exceed 5.00 to 1.00 and (y) the Secured Leverage Ratio does not exceed 4.50 to 1.00;

(ggg) Indebtedness of the Borrower or any of its Subsidiary Guarantors that is unsecured or secured on a junior or pari passu basis to the Liens securing the Initial Term Facility; provided that (i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Initial Term Facility, the Secured Leverage Ratio, after giving pro forma effect thereto (without “netting” the cash proceeds of such Indebtedness), does not exceed 3.50 to 1.00; (ii) if such Indebtedness is secured by Lien a on the Collateral that is junior to the Lien on the Collateral securing the Initial Term Facility, the Secured Leverage Ratio, after giving pro forma effect thereto (without “netting” the cash proceeds of such Indebtedness), does not exceed 4.50 to 1.00; and (iii) if such Indebtedness is unsecured, the Consolidated Leverage Ratio, after giving pro forma effect thereto (without “netting” the cash proceeds of such Indebtedness) does not exceed 5.00 to 1.00; provided further that (x) such Indebtedness is otherwise permitted under each Term Loan Facility and (y) such Indebtedness incurred under clauses (i) and (ii) of this clause (j), together with Indebtedness incurred under clause (w) of this definition, shall be in an aggregate outstanding principal amount that does not exceed the Term Loan Cap (as defined in the ABL Intercreditor Agreement);

(hhh) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(iii) Indebtedness of Holdings or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, Earn-Out Obligations and similar obligations in connection with Investments, acquisitions or sales of assets and/or businesses;

(jjj) [Reserved];

(kkk) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 9.01(h);

(lll) Guarantee Obligations incurred by any Loan Party in respect of Indebtedness otherwise permitted by this definition; provided that, any Guarantee Obligations of a Loan Party in respect of Indebtedness of a Group Member that is not a Loan Party shall be subject to Section 7.02(f)(vii);

(mmm) other Indebtedness of the Borrower or any of its Subsidiary Guarantors in an aggregate principal amount (for the Borrower and all Subsidiary Guarantors) not in excess of $20,000,000 at any time outstanding;

(nnn) Indebtedness of Foreign Subsidiaries and Subsidiaries of the Borrower that are not Loan Parties not in excess of $20,000,000 at any time outstanding;

(ooo) Indebtedness representing deferred compensation to future, present or former employees, officers, directors or consultants of Holdings, the Borrower or any Subsidiary;

(ppp) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) to finance the purchase or redemption of Capital Stock permitted by Section 7.02(e)(iv);

(qqq) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(rrr) any Indebtedness of any Group Member that is not a Loan Party owing to another Group Member that is not a Loan Party under any Cash Pool Obligation;

(sss) Indebtedness in respect of overdraft facilities, foreign exchange facilities, payment facilities, cash management obligations and similar obligations incurred in the ordinary course of business;

(ttt) Indebtedness in respect of (i) any Term Loan Facility and any “Incremental Loans” or “Incremental Equivalent Debt” (each as defined in the Term Loan Agreement as in effect on the date hereof or any equivalent term under any Term Loan Facility); provided that, such Indebtedness, together with Indebtedness incurred pursuant to clauses (j)(i) and (j)(ii) of this definition, shall be in an aggregate outstanding principal amount that does not exceed the Term Loan Cap (as defined in the ABL Intercreditor Agreement) and (ii) obligations in respect of any “Specified Hedge Agreement” or “Specified Cash Management Agreement” as defined in the Term Loan Agreement as in effect on the date hereof or any substantially similar term in any Term Loan Facility;

(uuu) [Reserved];

(vvv) Indebtedness in respect of ordinary course intercompany balances among Group Members; and

(www) Indebtedness in respect of letters of credit and bank guarantees in an aggregate stated or face amount not to exceed $5,000,000 at any time outstanding.

“Permitted Liens” means:

(xxx) Liens for Taxes, assessments or governmental charges or levies (i) that are not overdue for a period of more than 30 days, (ii) that are being contested in good faith by appropriate proceedings that stay the enforcement of such claim; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP, (iii) that arise from government allowed payment plans providing for payment of Taxes over a period of time not to exceed one year that stay the enforcement of such Lien and for which adequate reserves have been established in accordance with GAAP, or (iv) that are immaterial amounts;

(yyy) Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture and sale of the property or assets subject to any such Lien;

(zzz) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit or guarantees issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan;

(aaaa) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(bbbb) easements, zoning restrictions, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions and other similar encumbrances incurred in the ordinary course of business, and minor title deficiencies, in each case that do not in any case individually or in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(cccc) Liens in existence on the date hereof listed on Schedule 7.02(b) and any renewals or extensions of any of the foregoing; provided, that no such Lien is spread to cover any additional property after the Effective Date (other than improvements thereon) and the Indebtedness secured thereby is permitted by clause (d) of the definition of “Permitted Indebtedness”;

(dddd) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to clause (e) of the definition of “Permitted Indebtedness” to finance the acquisition of fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased other than as permitted by clause (e) of the definition of “Permitted Indebtedness”;

(eeee) Liens created pursuant to the Security Documents or any other Loan Document;

(ffff) Liens approved by Collateral Agent appearing on the policies of title insurance being issued in connection with any Mortgages;

(gggg) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(hhhh) licenses, leases or subleases granted to third parties or Group Members in the ordinary course of business which, individually or in the aggregate, do not (i) materially impair the use (for its intended purposes) or the value of the property subject thereto or (ii) materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

(iiii) Liens securing judgments not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(jjjj) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(kkkk) Liens existing on property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed) and any modification, replacement, renewal or extension thereof; provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member not subject to such Lien at the time of acquisition (other than improvements thereon) and (iii) the Indebtedness secured by such Liens is permitted by clause (i) of the definition of “Permitted Indebtedness”;

(llll) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness, and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(mmmm) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(nnnn) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(oooo) Liens on assets of Foreign Subsidiaries and Subsidiaries of the Borrower that are not Loan Parties securing Indebtedness of such Subsidiaries to the extent such Indebtedness secured thereby is permitted under Section 7.02(a);

(pppp) Liens not otherwise permitted by this definition (not covering Accounts Receivable, Inventory or M&E) so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed $15,000,000 at any one time;

(qqqq) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or Indebtedness permitted under clause (v) of the definition of “Permitted Indebtedness”;

(rrrr) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(ssss) licenses of Intellectual Property granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(tttt) Liens (i) on deposits of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property in a permitted Disposition and (iii) earnest money deposits of cash or Cash Equivalents made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;

(uuuu) Liens on cash or Cash Equivalents securing Indebtedness permitted by clause (z) of the definition of “Permitted Indebtedness”;

(vvvv) Liens incurred in connection with any Indebtedness permitted by clause (w) of the definition of “Permitted Indebtedness” or securing obligations under any “Specified Hedge Agreement” or “Specified Cash Management Agreement” as defined in the Term Loan Agreement (or any substantially similar term in any Term Loan Facility) with such Liens being junior to the Liens on the ABL Priority Collateral securing the Obligations and pari passu with or junior to the Liens on the Term Priority Collateral securing the Initial Term Facility; provided that, such Liens shall be subject to the ABL Intercreditor Agreement;

(wwww) Liens securing Indebtedness that is permitted to be incurred by clauses (i) and (ii) of clause (j) of the definition of “Permitted Indebtedness” with such Liens being junior to the Liens on the ABL Priority Collateral securing the Obligations and pari passu with or junior to the Liens on the Term Priority Collateral securing the Initial Term Facility; provided that, the representative for such Indebtedness shall become party and be bound by the ABL Intercreditor Agreement;

(xxxx) [Reserved];

(yyyy) Liens in connection with a sale-leaseback transaction so long as the aggregate outstanding amount of the obligations secured thereby do not exceed $10,000,000 at any one time; and

(zzzz) Liens on cash on deposit with the trustee under the Senior Note Indentures after delivering a notice of redemption of all of the Senior Notes.

“Permitted Refinancing” means as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums, accrued and unpaid interest and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) if the Indebtedness being refinanced is subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower) and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination.

“Permitted Tax Distributions” means for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, unitary, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which Holdings is the common parent (a “Tax Group”), actual consolidated, combined, unitary or similar income Tax liabilities of a Tax Group for such taxable period that are attributable to income of the Borrower and/or any of its Subsidiaries, in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of such federal, state and local income Taxes, as the case may be, in respect of such taxable period if the Borrower and/or its Subsidiaries had paid such Taxes directly as a stand-alone corporate taxpayer or stand-alone corporate group (reduced by any such Taxes directly paid by the Borrower or any of its Subsidiaries).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Company” means any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Revolving Loan then outstanding prior to an Event of Default plus 2.0%.

“Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations; provided further, that for purposes of Section 2.14 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in any such calculations.

“Protective Advance” has the meaning specified therefor in Section 2.01(d).

“Products” means any radiopharmaceuticals, nuclear, ultrasound or other imaging agents, and technetium generators, including, without limitation, Ablavar, Cardiolite, Definity, Gallium, Gludef, Miraluma, Neurolite, Quadramet, Technelite, Thallium, Xenon and any research and development pipeline products.

“Properties” has the meaning specified therefor in Section 6.01(q).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Company Costs” means (a) costs, expenses and disbursements associated with, related to or incurred in anticipation of, or preparation for compliance with (x) the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (y) the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and (z) the rules of national securities exchange companies with listed equity or debt securities, (b) costs and expenses associated with investor relations, shareholder meetings and reports to shareholders or debtholders and listing fees, and (c) directors’ compensation, fees, indemnification, expense reimbursement (including legal and other professional fees, expenses and disbursements), and directors’ and officers’ insurance.

“Qualified Capital Stock” means any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first (91st) day following the Term Loan Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the ninety-first (91st) day following the Term Loan Maturity Date.

“Qualified Counterparty” means, with respect to any Hedge Agreement or Cash Management Agreement, any counterparty thereto that is, or that at the time such Hedge Agreement or Cash Management Agreement was entered into, was, a Lender, an Affiliate of a Lender, a Lead Arranger, an Affiliate of a Lead Arranger, an Agent or an Affiliate of an Agent (or, in the case of any such Hedge Agreement entered into prior to the Effective Date, any counterparty that was a Lender, an Affiliate of a Lender, a Lead Arranger, an Affiliate of a Lead Arranger, an Agent or an Affiliate of an Agent on the Effective Date); provided that, in the event a counterparty to a Hedge Agreement or Cash Management Agreement at the time such Hedge Agreement or Cash Management Agreement was entered into (or, in the case of any Hedge Agreement entered into prior to the Effective Date, on the Effective Date) was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents; provided, further, that if such counterparty is not an Agent, such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person appoints the Collateral Agent as its agent under the applicable Loan Documents and agrees to be bound by the provisions of Sections 10.05, 12.04, 12.09, 12.10 and 12.11 as if it were a Lender.

“Qualified Public Offering” means an underwritten primary public offering of common Capital Stock of Holdings pursuant to an effective registration statement on Form S-1 under the Securities Act resulting in gross proceeds of at least $65,000,000.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (but in any case, excluding any business interruption insurance claim) or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate” means, for any day, the rate per annum equal to the greatest of: (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Reference Rate Loan” means a Revolving Loan bearing interest calculated based upon the Reference Rate.

“Refinancing” means the repayment, defeasance, discharge, redemption or termination of all of the Senior Notes (or irrevocable notice for the repayment or redemption thereof to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy in full the obligations under any related indentures or notes).

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loans” has the meaning specified therefor in Section 12.07(d).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means the obligation of the Borrower to reimburse an L/C Issuer pursuant to Section 3.01(d) for amounts drawn under Letters of Credit.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(b).

“Related Party Register” has the meaning specified therefor in Section 12.07(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived pursuant to PBGC Reg. § 4043.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 12.19.

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least sixty-six and two thirds percent (66 2/3%); provided, that at any time there are two or more Lenders that are not Affiliates of one another, “Required Lenders” must include at least two Lenders that are not Affiliates of one another.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or binding determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Revolving Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such Reserve Percentage.

“Reserves” means the Landlord Lien Reserve and any and all other reserves established in accordance with and subject to Section 2.16.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of Holdings or the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payments” has the meaning specified therefor in Section 7.02(e).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) its Letter of Credit Obligations.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(a) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01 (or any other provision of this agreement and designated as a Revolving Loan).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctions” has the meaning specified therefor in Section 6.01(v)(i).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Securities Act.

“Secured Leverage Ratio” means, at any date, the ratio of (a) Consolidated Funded Debt (excluding Senior Notes that have been defeased pursuant to the Senior Note Indentures pending redemption thereof) secured by a Lien on all or any portion of the Collateral or any other assets of any of the Loan Parties as of such date, net of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and cash and Cash Equivalents of the Borrower and its Subsidiaries restricted in favor of the Administrative Agent, the Collateral Agent or any Secured Party (which may also include cash and Cash Equivalents securing indebtedness secured by a Lien and is included in Consolidated Funded Debt, including any Term Loan Facility), in an aggregate amount of such cash or Cash Equivalents not to exceed $30,000,000 to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Sections 7.01(a)(i) or 7.01(a)(ii)), in each case with such pro forma adjustments to Consolidated Funded Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.05.

“Secured Parties” means, individually and collectively, the Agents, the Lenders, any Qualified Counterparty, and the L/C Issuers.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, any Blocked Account Agreement, the Mortgages (if any), the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting (or purporting to grant) a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document, Specified Hedge Agreement or Specified Cash Management Agreement.

“Seller Note Subordination Agreement” means a Subordination Agreement among a holder of a Seller Note, the applicable Loan Party and the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Seller Notes” means any seller promissory note to be issued by Holdings or any of its Subsidiaries after the Effective Date in connection with a Permitted Acquisition.

“Senior Note Documents” means the Senior Note Indentures, the Senior Notes and all documents entered into in connection therewith.

“Senior Note Indentures” means that certain (a) Indenture, dated as of May 10, 2010, between the Borrower, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee and (b) the Second Supplemental Indenture, dated as of March 21, 2011, between the Borrower, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee.

“Senior Notes” means the Senior Notes issued by the Borrower pursuant to the Senior Note Indentures.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Software” has the meaning specified therefor in the definition of Intellectual Property.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Cash Management Agreement” means any Cash Management Agreement entered into by (a) any Loan Party and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements. No Specified Cash Management Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement. In addition, in no event shall any Cash Management Agreement be a Specified Cash Management Agreement hereunder to the extent such Cash Management Agreement is a “Specified Cash Management Agreement” under (and as defined in) the Term Loan Agreement.

“Specified Event of Default” means an Event of Default under Sections 9.01(a), 9.01(c)(i) (solely with respect to a breach of Section 7.03), 9.01(c)(i) (with respect to a breach of Section 7.01(a)(i), (ii), (iii) or 7.01(b)(i), solely to the extent that (a) a Covenant Trigger Period has occurred and is continuing and (b) such items are not delivered within 45 days after the due date; it being agreed that for purposes of this definition, the requirement to deliver financial statements and an audit report required by Section 7.01(a)(ii) may be satisfied by delivery of unaudited financials for the corresponding period), 9.01(c)(i) (solely with respect to a breach of Section 7.01(b)(iii)), 9.01(f) or 9.01(g).

“Specified Hedge Agreement” means any Hedge Agreement entered into by (a) any Loan Party and (b) any Qualified Counterparty, as counterparty; provided that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. No Specified Hedge Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement; provided, however, nothing herein shall limit the rights of any such Qualified Counterparty set forth in such Specified Hedge Agreement. In addition, in no event shall any Hedge Agreement be a Specified Hedge Agreement hereunder to the extent such Hedge Agreement is a “Specified Hedge Agreement” under (and as defined in) the Term Loan Agreement.

“Specified Location” has the meaning specified therefor in the definition of “Landlord Lien Reserve.”

“Sponsor” means collectively, Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP, Avista Capital Partners GP, LLC, ACP-Lantern Co-Invest LLC and any Affiliates of any of the foregoing (excluding any portfolio companies but it being understood that Holdings and any direct or indirect parent thereof that is not itself an operating company do not constitute portfolio companies).

“Standard Letter of Credit Practice” means, for L/C Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or a Subsidiary Guarantor the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary Guarantor in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its Subsidiaries (except for purposes of the definition of Unrestricted Subsidiary contained herein) for purposes of this Agreement.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a Wholly Owned Subsidiary, other than an Excluded Subsidiary.

“Subsidiary Redesignation” has the meaning specified therefor in Section 7.01(n).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property; provided that the Borrower shall have a reasonable amount of time to deliver such redated survey, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue customary endorsements or (b) otherwise reasonably acceptable to the Collateral Agent.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan Agent” means the “Administrative Agent” as defined in the Term Loan Agreement.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as collateral agent and administrative agent for the lenders and Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Wells Fargo Securities, LLC, as joint lead arrangers and bookrunners.

“Term Loan Documents” mean the “Loan Documents” as defined in the Term Loan Agreement.

“Term Loan Facility” means the credit facilities governed by the Term Loan Agreement (the “Initial Term Facility”) and one or more debt facilities or other financing arrangements (including indentures) providing for loans or other long-term indebtedness that replace or refinance such credit facility, including any such replacement or refinancing facility or indenture that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or credit facilities that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“Term Loan Maturity Date” has the meaning specified therefor in the Term Loan Agreement.

“Term Priority Collateral” has the meaning specified therefor in the ABL Intercreditor Agreement.

“Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Collateral Agent.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all Lenders then outstanding.

“Transactions” means, collectively, (a) the Refinancing, (b) the borrowing of the Loans (as defined in the Term Loan Agreement) on the Effective Date, (c) the other transactions contemplated by the Loan Documents and the Term Loan Documents and (d) the payment of all fees and expenses to be paid on or around the Effective Date and owing in connection with the foregoing.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“Trust Funds” means any cash and Cash Equivalents or other investment property comprised of (a) funds used or to be used solely and exclusively for payroll and payroll or withholding taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used solely and exclusively to pay all Taxes required to be collected or withheld from third parties for payment to any Governmental Authority or (c) any other funds which any Loan Party holds as an escrow or fiduciary for another Person (other than the Loan Parties).

“Trust Fund Account” means any account containing cash and Cash Equivalents consisting solely and exclusively of Trust Funds.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unasserted Contingent Obligations” means, at any time, contingent Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation and (b) contingent reimbursement obligations in respect of amounts that may be payable upon termination of a Specified Hedge Agreement or a Specified Cash Management Agreement) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unaudited Financial Statements” has the meaning specified therefor in Section 6.01(a).

“Unrestricted Subsidiary”: (A) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary and (B) any subsidiary of an Unrestricted Subsidiary.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended or amended.

“Voting Stock” means, of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote, directly or indirectly, in the election of the Board of Directors or Equivalent Managing Body of such Person.

“Value” means, with respect to any Inventory, its value determined on the basis of the lower of cost or market, calculated on a moving average cost basis.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Wells Fargo” has the meaning specified therefor in the preamble hereto.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries of such Person.

Section 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections , Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Secured Obligations, or phrases of like meaning, shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Revolving Loans, (ii) all unpaid fees, costs and expenses and other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of Specified Cash Management Agreements, providing cash collateralization of the obligations thereunder, (d) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to any Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as any Agent reasonably determines is appropriate to secure such contingent Obligations, such cash collateral not to exceed 105% of the maximum amount of exposure determined by any such Agent, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Secured Parties) other than (i) Unasserted Contingent Obligations, and (ii) any Hedging Obligations that, at such time, are allowed by the applicable Secured Party to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the Revolving Credit Commitments of the Lenders.

Section 1.03 Accounting and Other Terms.

Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto herein. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”) shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided further, that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04 Time References.

Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

Section 1.05 Pro Forma Basis.

In the event that Holdings or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio, Consolidated Leverage Ratio or the Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Leverage Ratio or the Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio, Consolidated Leverage Ratio or the Secured Leverage Ratio, as the case may be, shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable period.

For purposes of making computations herein, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made (or committed to be made pursuant to a definitive agreement) by Holdings or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio and the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

For purposes of this Section 1.05, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings or the Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions) or other transaction, in each case calculated in the manner described in, and not to exceed the amount set forth in clause (i)(l) of, the definition of Consolidated EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the second paragraph of this Section 1.05. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

ARTICLE II

THE LOANS

Section 2.01 Revolving Credit Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time on and after the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment. On the Effective Date, all “Revolving Loans” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement (the “Existing Revolving Loans”) shall be converted into Revolving Loans hereunder, it being understood that no repayment of the Existing Revolving Loans is being effected hereby, but merely an amendment, restatement, and renewal in accordance with the terms hereof.

(b) The Total Revolving Exposure shall not at any time exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base (such lesser amount, the “Line Cap”). The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(c) The Lenders hereby agree to make (and shall hereby be deemed to have made) such inter-Lender assignments as may be required on the Effective Date to give effect to the allocation of Revolving Credit Commitments reflected on Schedule 1.01(a) hereto.

(d) Notwithstanding the foregoing provisions of this Section 2.01, the Administrative Agent may elect in its sole and absolute discretion to make or allow to remain outstanding, Revolving Loans to the Borrower at a time when the Total Revolving Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Line Cap (such Revolving Loans being herein referred to individually as an “Overadvance” and, collectively, “Overadvances”), so long as (1) no Overadvance (except for and excluding amounts charged to the Loan Account for interest, fees, costs, and expenses that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents) shall continue for more than 30 consecutive days without the consent of the Required Lenders and (2) the aggregate amount of all Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, costs, and expenses that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents) at any time outstanding is not known by the Administrative Agent to exceed 10% of the Borrowing Base. The Administrative Agent is hereby authorized by the Borrower and each Lender, in its sole discretion, at any time that any conditions set forth in Article V are not satisfied, to make Revolving Loans if the Administrative Agent deems such Revolving Loans necessary or desirable to preserve or protect Collateral or to enhance the collectability or repayment of Obligations (“Protective Advances”). The aggregate outstanding principal amount of Protective Advances at any time shall not exceed (when combined with any outstanding Overadvance) 10% of the Borrowing Base. In no event shall an Overadvance or Protective Advance be made or permitted to continue to the extent it would cause Total Revolving Exposure to exceed the Total Revolving Credit Commitment. Each Overadvance and Protective Advance shall be deemed to be a Revolving Loan hereunder (provided, that Overadvances and Protective Advances shall be repayable on demand) and shall bear interest at the rate applicable to Reference Rate Loans. Administrative Agent’s determination that funding or permitting an Overadvance or a Protective Advance is appropriate shall be conclusive. Each Lender agrees to fund to the Administrative Agent its Pro Rata Share of any Overadvance or Protective Advance upon written demand by the Administrative Agent, and each Lender’s obligation to fund its Pro Rata Share of any Overadvance or Protective Advance shall be absolute and unconditional and shall not be affected by any circumstance, including (A) the failure of any conditions set forth in Article V hereof to be satisfied, (B) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (C) the occurrence or continuance of a Default, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. In no event shall the Borrower or any other Loan Party be deemed a beneficiary of this Section 2.01(d) nor authorized to enforce or amend any of its terms.

Section 2.02 Making the Revolving Loans.

(a) The Borrower shall give the Administrative Agent prior written notice in substantially the form of Exhibit C hereto (a “Notice of Borrowing”), not later than 10:00 a.m., with notice of such Notice of Borrowing to be provided by the Administrative Agent to the Lenders no later than the close of business on the Business Day received, (x) in the case of a borrowing consisting of a Reference Rate Loan, on the date which is one (1) Business Day prior to the date of the proposed Revolving Loan and (y) in the case of a borrowing consisting of a LIBOR Rate Loan, on the date which is three (3) Business Days prior to the date of the proposed Revolving Loan. Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Revolving Loan, (ii) whether such Revolving Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day. The Agents and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agents in good faith to be from the Borrower (or from any Responsible Officer thereof designated in writing purportedly from the Borrower to the Agents). Each

Agent and each Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Revolving Loan on behalf of the Borrower until the Agents receives written notice to the contrary. The Agents and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $500,000.

(c) (i) Except as otherwise provided in this subsection 2.02(c), all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Revolving Loan requested hereunder, nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder, and each Lender shall be obligated to make the Revolving Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Lender that it will not be funding the requested Revolving Loan on behalf of the Lenders. If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 10:00 a.m. (provided, that the Administrative Agent requests payment from such Lender not later than 2:00 p.m. on the Business Day that is one (1) Business Day prior to the date of the proposed Revolving Loan)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

(iii) If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of the Lenders, will not fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the

Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to subsection 2.02(c), on Wednesday of each week, or if the applicable Wednesday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 1:00 p.m. if the Administrative Agent requests payment from such Lender not later than 1:00 p.m. on the Business Day immediately prior to the date of such requested settlement) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate. During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Lender to pay the Administrative Agent, the Administrative

Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Repayment of Revolving Loans; Evidence of Debt.

(a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Subject to the Register described in Section 12.07(d), the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Reference Rate Loans. Each Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus the Applicable Margin.

(b) LIBOR Rate Loans. Each LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default and the giving of notice by the Administrative Agent to the Borrower (which the Administrative Agent shall provide at the election of, and upon direction from, the Required Lenders), (i) the principal of, and all accrued and unpaid interest on, all Revolving Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Fees shall be increased by two percentage points above the per annum rate otherwise applicable hereunder.

(d) Interest Payment. Interest on each Reference Rate Loan shall be payable quarterly, in arrears, on the first day of each October, January, April, and July (commencing on October 1, 2013), and at maturity (whether upon demand, by acceleration or otherwise). Interest on each LIBOR Rate Loan shall be payable in arrears, on the last day of each Interest Period of such LIBOR Rate Loan, at maturity (whether upon demand, by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three (3) months after the commencement of such Interest Period. Interest on Reimbursement Obligations shall be payable when such Reimbursement Obligation is due and payable. Interest at the Post-Default Rate shall be payable on demand. Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed (i) with respect to LIBOR Rate Loans, on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed and (ii) with respect to Reference Rate Loans, on the basis of a year of 365 or 366 days, as applicable, for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Revolving Credit Commitment; Prepayment of Revolving Loans.

(a) Reduction of Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than three (3) Business Days’ prior written notice to the Administrative Agent and shall be irrevocable, provided, that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, that the Borrower shall remain obligated to make any payments pursuant to Section 2.10 as though they had failed to repay a LIBOR Rate Loan. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b) Optional Prepayment of Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(i) Prepayment In Full. The Borrower may, upon at least three (3) Business Days prior written notice to the Administrative Agent, terminate this Agreement by making payment in full of the Obligations, including paying to the Administrative Agent, in cash, the Obligations then due and payable (including either (A) a Letter of Credit Collateralization or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full. If the Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations then outstanding (including either (A) Cash Collateralization of the Letter of Credit Obligations or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full, on the date set forth as the date of termination of this Agreement in such notice, except that such notice may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, provided, that the Borrower shall indemnify the Lenders against any loss or expense incurred therefrom in accordance with Section 2.10.

(c) Mandatory Prepayment.

(i) In the event and on each Business Day on which the Total Revolving Exposure exceeds the Line Cap, the Borrower shall prepay the Revolving Loans and/or reduce Letter of Credit Obligations, in an aggregate amount equal to such excess by taking the following actions: (A) first, prepayment of Revolving Loans and (B) second, with respect to such excess Letter of Credit Obligations, Cash Collateralization of such Letters of Credit (but in any event, such payments of Revolving Loans and such Cash Collateralization of Letters of Credit shall in the aggregate be equal to such excess); provided, that if the circumstances described in this clause (c)(i) are the result of the imposition of or increase in a Reserve, the Borrower shall not be required to make the initial prepayment or deposit until the third (3rd) Business Day following the date on which Administrative Agent notifies the Borrower of such imposition or increase.

(ii) At all times after the occurrence and during the continuance of a Cash Dominion Period, if on any date any Group Member shall receive Net Cash Proceeds of any ABL Priority Collateral from any Asset Sale or Recovery Event then, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date (A) first, to prepayment of Revolving Loans and (B) second, Cash Collateralization of outstanding Letters of Credit in an amount equal to 105% thereof.

(iii) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 4.04(b) and to any applicable terms of the Guarantee and Collateral Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Obligations, first to pay any fees, indemnities or expense reimbursements then due and payable to the Administrative Agent, the L/C Issuers and the Lenders constituting Obligations, pro rata, second to pay interest then due and payable in respect of any Revolving Loans that may be outstanding, pro rata, third to all Protective Advances and unreimbursed Overadvances payable to the Administrative Agent until paid in full, fourth, to prepay the principal of the Revolving Loans, pro rata, fifth to Cash Collateralize the aggregate face amount of outstanding Letter of Credit Obligations, pro rata and sixth, as the Borrower may direct.

(d) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Revolving Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06. Any prepayment of a LIBOR Rate Loan shall be accompanied by any payment required under Section 2.10.

Section 2.06 Fees.

(a) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

(b) Unused Line Fee. From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum equal to the Commitment Fee Rate on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time for the immediately preceding quarter and shall be payable quarterly in arrears on the last day of each quarter commencing September 30, 2013.

Section 2.07 [Reserved].

Section 2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding (i) taxes imposed on the net income of, and any franchise taxes imposed on (in lieu of net income taxes), any Agent, any Lender or the L/C Issuer (or any assignee or any participation holder thereof (any such entity, a “Transferee”)) (A) by the jurisdiction (or any political subdivision thereof) in which such recipient is organized or has its principal lending office or (B) by reason of a present or former connection between the recipient and the jurisdiction imposing such tax (other than such connection arising solely from such recipient having executed, delivered or performed its obligations under, or enforced, this Agreement or any other Loan Documents), (ii) branch profits tax imposed by a jurisdiction described in clause (i), (iii) United States backup withholding tax resulting from the failure to comply with Section 2.08(d), (iv) any United States withholding taxes imposed under FATCA, or (v) any obligation to withhold amounts with respect to United States withholding tax existing on the date any Agent, Lender, or the L/C Issuer (or any Transferee) became a party to this Agreement (or in the case of a Transferee, on the date such Transferee became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Revolving Loan (provided, that this clause (v) shall only be applicable to a Transferee or upon a designation of a New Lending Office with respect to United States withholding taxes that are in excess of the United States withholdings taxes that were already applicable to the transferor or the Non-U.S. Lender prior to the designation of the New Lending Office and this clause (v) shall not apply with respect to a designation of a New Lending Office solely made at the request of the Borrower or one of its Affiliates) (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”; all such excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Excluded Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the L/C Issuer (or any Transferee), (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent, each Lender, each Transferee and the L/C Issuer official receipts (or, if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to the Collateral Agent, Lender, Transferee or L/C Issuer) in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender, each Transferee and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee), Agent and L/C Issuer that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Transferee which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Transferee becomes a party hereto) deliver to the Agents (or in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b), to the assigning Lender only, and in the case of a participant, to the Lender (or Transferee) granting the participation only) two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable, or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. federal withholding tax with respect to payments hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents (or, (i) in the case of an assignee of a Lender which is an Affiliate of such Lender or a Related Fund of such Lender to the assigning Lender only and (ii) in the case of a participant, to the Lender or Transferee granting such participation) that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents, assigning Lender or Lender (or Transferee) granting the participation, as applicable, in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee, on or before the date such Transferee becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender (or Transferee) granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver. Each Lender (or Transferee), Agent and L/C Issuer that is a United States person as that term is defined in Section 7701(a)(30) of the Internal Revenue Code (a “U.S. Lender”), other than a Lender (or Transferee), Agent and L/C Issuer that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Effective Date (or, in the case of a Transferee which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Transferee becomes a party hereto), deliver to the Agents (or in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b), to the assigning Lender only, and in the case of a participant, to the Lender (or Transferee) granting the participation only) two properly completed and duly executed originals of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Lender (or Transferee), Agent or L/C Issuer, as the case may be, is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Notwithstanding any other provision of this Section 2.08, a U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such U.S. Lender is not legally able to deliver. Each Non-U.S. Lender or U.S. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Agent in writing of its legal inability to do so.

(e) If a payment made to a Lender (or Transferee), Agent or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender (or Transferee), Agent or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee), Agent or L/C Issuer shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties and the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Loan Parties and the Agent as may be necessary for the Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender (or Transferee), Agent or L/C Issuer has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of U.S. federal withholding tax pursuant to this Section 2.08 to the extent that the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(g) Any Agent, any Lender or the L/C Issuer (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amount that may thereafter accrue, would not require such Agent, such Lender or the L/C Issuer (or Transferee) to disclose any information such Agent, such Lender or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Agent, such Lender or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the L/C Issuer (or Transferee).

(h) If an Agent, Lender (or Transferee) or L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid Additional Amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of the amounts paid by the Borrower to such Agent, Lender (or Transferee) or L/C Issuer in respect of the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender (or Transferee) or L/C Issuer, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, Lender (or Transferee) or L/C Issuer, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or L/C Issuer in the event such Agent, Lender (or Transferee) or L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require an Agent, Lender or L/C Issuer to make available its tax returns (or any other information that it deems confidential in its sole discretion) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Agent, Lender (or Transferee) or L/C Issuer be required to pay any amount to a Loan Party the payment of which would place such Agent, Lender (or Transferee) or L/C Issuer in a less favorable net after-tax position than such Agent, Lender (or Transferee) or L/C Issuer would have been in if the Additional Amounts giving rise to such refund of any Taxes or Other Taxes had never been paid.

(i) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 2.09 LIBOR Not Determinable; Illegality.

(a) Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any borrowing of LIBOR Rate Loans:

(i) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(ii) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Rate Loans for such Interest Period or (ii) that the making or funding of LIBOR Rate Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make LIBOR Rate Loans shall be suspended.

(b) Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof (including any Change in Law) makes it unlawful for any Lender to make or continue to maintain any LIBOR Rate Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain LIBOR Rate Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Rate Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Rate Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Rate Loans from such Lender by means of Reference Rate Loans from such Lender, which Reference Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 2.10 Funding Indemnity.

If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a LIBOR Rate Loan or on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of ARTICLE V or otherwise) by the Borrower to borrow or continue a LIBOR Rate Loan, or to convert a Reference Rate Loan into a LIBOR Rate Loan on the date specified in a notice given pursuant to Section 2.02 hereof,

(c) any failure by the Borrower to make any payment of principal on any LIBOR Rate Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a LIBOR Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 2.11 Continuation and Conversion of Revolving Loans.

(a) The Borrower may from time to time request LIBOR Rate Loans or may request that a Revolving Loan that is a Reference Rate Loan be converted to a LIBOR Rate Loan or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request from the Borrower shall be in writing and shall specify the amount of the LIBOR Rate Loans or the amount of the Reference Rate Loans to be converted to LIBOR Rate Loans or the amount of the LIBOR Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by the Administrative Agent of such a request from the Borrower, such LIBOR Rate Loans shall be made or Reference Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) no more than five Interest Periods may be in effect at any one time, (iv) the aggregate amount of the LIBOR Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (v) the Administrative Agent shall not have notified the Borrower that LIBOR Rate Loans are unavailable pursuant to Section 2.09. Any request by or on behalf of the Borrower for LIBOR Rate Loans or to convert Reference Rate Loans to LIBOR Rate Loans or to continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, the Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if the Agents and Lenders had purchased such deposits to fund the LIBOR Rate Loans.

(b) Any LIBOR Rate Loans shall automatically convert to Reference Rate Loans upon the last day of the applicable Interest Period, unless the Administrative Agent has received a request to continue such LIBOR Rate Loans at least three (3) Business Days prior to such last day in accordance with the terms hereof.

Section 2.12 Lending Offices.

Each Lender may, at its option, elect to make its Revolving Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Section 4.05 hereof or to avoid the unavailability of LIBOR Rate Loans under Section 2.09(a) hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 2.13 Discretion of Lender as to Manner of Funding.

Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Rate Loans shall be made as if each Lender had actually funded and maintained each LIBOR Rate Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Revolving Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 2.14 Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Revolving Credit Commitments shall be excluded for purposes of determining “Required Lenders” (provided, that the foregoing shall not permit an increase in such Lender’s Revolving Credit Commitments or an extension of the maturity date of such Lender’s Revolving Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Revolving Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding; (c) such Defaulting Lender’s Revolving Credit Commitments and outstanding Revolving Loans shall be excluded for purposes of calculating any Unused Line Fee payable to Lenders pursuant to Section 2.06(b) in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Unused Line Fee pursuant to Section 2.06(b) with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Revolving Credit Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Revolving Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of Letter of Credit Obligations then outstanding. No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.14, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 2.14. The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.15 Cash Receipts.

(a) Each Loan Party shall (within 90 days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion)) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any financial institution with which such Loan Party maintains any account which is not an Excluded Account (such accounts collectively, the “Blocked Accounts”). Within 60 days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), Borrower shall open a new deposit account (and enter into a Blocked Account Control Agreement with respect thereto) at the same depositary intuition where Borrower maintains its primary concentration, collection, and disbursement account as of the date hereof and shall thereafter cause its collections/concentrations to be managed through one account and its disbursements to be managed through another account. In the event that any Loan Party acquires any account, after the Effective Date in connection with a Permitted Acquisition or otherwise that will, following the integration of such account into the cash management procedures of the Borrower, constitute a Blocked Account, such Loan Party shall enter into a Blocked Account Agreement with respect thereto within 90 days following the date such Blocked Account is acquired (or such longer period as the Administrative Agent may agree to in its sole discretion).

(b) Each Blocked Account Agreement relating to any Blocked Account shall require, after the delivery of written notice of a Cash Dominion Period from the Collateral Agent to the applicable financial institution with which such Blocked Account is maintained (which the Collateral Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), with a copy to the Borrower, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), of all available Cash balances and Cash receipts, to an account maintained by the Administrative Agent (the “Administrative Agent Account”). All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.05(c)(ii); provided, that if the circumstances described in Section 4.04(b) are applicable, all such amounts shall be applied in accordance with such Section 4.04(b). At all times, the Loan Parties shall maintain all of their cash and Cash Equivalents (not otherwise maintained in Excluded Accounts) in Blocked Accounts, and at any time a Cash Dominion Period exists and is continuing and the Collateral Agent has delivered the written notices described above in this paragraph to the applicable financial institutions, amounts shall be swept from the Blocked Accounts to the Administrative Agent Account as provided herein.

(c) The Loan Parties shall promptly notify the Administrative Agent of any Blocked Account established or maintained after the Effective Date by a Loan Party. The Loan Parties may close Blocked Accounts and/or open new Blocked Accounts, but solely in the case of opening any new Blocked Accounts, subject to the execution and delivery to the Administrative Agent prior to the date such Blocked Account is opened (except as the Administrative Agent may otherwise agree in its sole discretion, and subject to the provisions set forth above in Section 2.15(a) with respect to an account acquired in connection with a Permitted Acquisition) of a Blocked Account Agreement consistent with the provisions of this Section 2.15 and otherwise reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account (except as expressly provided in Section 2.05(c)(ii) or Section 4.04(b)), (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 2.15, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 2.15(b), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e) Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, the Collateral Agent may direct that all amounts in the Blocked Accounts be paid to the Administrative Agent Account. So long as no Cash Dominion Period has commenced and is continuing in respect of which the Collateral Agent has delivered notice as contemplated by paragraph (c) of this Section 2.15, the Loan Parties may direct, and shall have control over, the manner of disposition of funds in the Blocked Accounts.

(f) Any amounts held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time when (i) all Obligations (whether or not due, other than Contingent Indemnification Obligations) shall have been paid in full and no Lender shall have any Revolving Credit Commitment hereunder or (ii) all Events of Default have been cured and no Cash Dominion Period exists, shall be remitted to an account of the Borrower (as directed by the Borrower in writing).

Section 2.16 Reserves.

The establishment or increase of any Reserve shall be limited to (a) Landlord Reserves, (b) such Reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary (i) to reflect items that could reasonably be expected to adversely affect the value of “Eligible Accounts Receivable”, “Eligible Inventory” or “Eligible M&E”, (ii) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s liens on the Collateral included in the Borrowing Base, (iii) reflect and reserve against Permitted Encumbrances, and/or (iv) to reflect and reserve against outstanding Hedging Obligations as updated from time to time (which Reserves in respect of outstanding Hedging Obligations shall be implemented to the extent that the Administrative Agent has received written notice of such Hedging Obligations and the amount thereof from the applicable Lender (or Affiliate of a Lender) to which such Hedging Obligations is owed, unless the implementation of any such Reserve would create an Overadvance). After the Effective Date, the Administrative Agent reserves the right to establish or modify Reserves against the Borrowing Base, acting in its Permitted Discretion, upon at least three (3) Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such reserve being established); provided, however, that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent). Notwithstanding anything to the contrary herein, (a) no Reserves shall be duplicative of Reserves already accounted for through eligibility criteria (including collection/advance rates) and (b) in no event shall Reserves be imposed on the first 5.0% of dilution of Accounts Receivable and thereafter no dilution reserve shall exceed 1.0% for each incremental whole percentage in dilution over 5.0%.

Section 2.17 Effect of Amendment and Restatement.

Upon the execution and delivery of this Agreement, the Indebtedness, obligations and other liabilities (including, without limitation, interest and fees accrued to the date hereof) governed by the Original Credit Agreement (collectively, the “Original Obligations”) shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The Original Obligations, together with any and all additional Obligations incurred by any Loan Party hereunder or under any of the other Loan Documents, shall continue to be secured by all of the pledges and grants of security interests provided in connection with the Original Credit Agreement (and, from and after the date hereof, shall be secured by all of the pledges and grants of security interests provided in connection with this Agreement). Each Loan Party hereby reaffirms its obligations under each Loan Document (as defined in the Original Credit Agreement, collectively, the “Original Loan Documents”) to which it is party, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Effective Date. Each Loan Party further agrees that each Original Loan Document shall remain in full force and effect following the execution and delivery of this Agreement and that all references to the “Credit Agreement” in such Original Loan Documents shall be deemed to refer to this Agreement. The execution and delivery of this Agreement shall constitute an amendment and restatement, but not a novation or repayment, of the Original Obligations.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Letters of Credit.

(a) General Terms. Subject to the terms and conditions of this Agreement, as part of the Total Revolving Credit Commitments, upon the request of Borrower made in accordance herewith, and prior to the Final Maturity Date, L/C Issuer agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to L/C Issuer for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by a Responsible Officer and delivered to L/C Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to L/C Issuer and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request (a “Letter of Credit Request”) shall be in form and substance reasonably satisfactory to L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, (ii) if any Senior Notes are outstanding, shall be accompanied by a certification with respect to such Letter of Credit that is in the form of the certification contained in the second to last paragraph of Exhibit C (but replacing each reference to “Proposed Revolving Loan” with “proposed Letter of Credit”), and (iii) shall be accompanied by such Issuer Documents as the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that L/C Issuer generally requests for Letters of Credit in similar circumstances. L/C Issuer’s records of the content of any such request will be conclusive absent manifest error. L/C Issuer may rely on any written, telecopied or telephonic notice believed by the L/C Issuer in good faith to be from the Borrower (or from any Responsible Officer thereof designated in writing purportedly from the Borrower to the Agents). Each Agent, L/C Issuer and each Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Letter of Credit on behalf of the Borrower until the L/C Issuer receives written notice to the contrary. The L/C Issuer shall have no duty to verify the authenticity of the signature appearing on any written request for issuance of a Letter of Credit.

(b) L/C Issuer shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Obligations would exceed the L/C Subfacility, or

(ii) the Letter of Credit Obligations would exceed the Total Revolving Credit Commitments (decreased by the amount of reductions in the Total Revolving Credit Commitments made in accordance with Section 2.05 of this Agreement) less the outstanding amount of Revolving Loans, or

(iii) the Letter of Credit Obligations would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit has not been reallocated on terms and conditions satisfactory to Administrative Agent and L/C Issuer, or (ii) the

L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure. Additionally, L/C Issuer shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit or request that L/C Issuer refrain from the issuance of Letters of Credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer applicable to Letters of Credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(d) Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until Administrative Agent advises any such L/C Issuer that the provisions of Section 5.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such L/C Issuer, such L/C Issuer shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such L/C Issuer may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars. If L/C Issuer makes a payment under a Letter of Credit, Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment prior to 1:30 p.m. on such Business Day, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 5.02) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Reference Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’ obligation to pay the amount of such Letter of Credit Disbursement to L/C Issuer shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to L/C Issuer or, to the extent that Lenders have made payments pursuant to Section 3.01(e) to reimburse L/C Issuer, then to such Lenders and L/C Issuer as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.01(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 3.01(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by L/C Issuer, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of L/C Issuer, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of L/C Issuer, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by L/C Issuer and not reimbursed by Borrower on the date due as provided in Section 3.01(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or L/C Issuer elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of L/C Issuer, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 3.01(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 5.02. If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Borrower agrees to indemnify, defend and hold harmless each Agent, each Lender, and the L/C Issuer (including L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys ((limited to one counsel for all Letter of Credit Related Persons taken as a whole and, if necessary, one local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Letter of Credit Related Persons taken as a whole), and one special counsel for all Letter of Credit Related Persons taken as a whole (in each case, with exceptions for actual or reasonably perceived conflicts of interest)), experts, or consultants and all other documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.08) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrower under this Section 2.11(f) are unenforceable for any reason, Borrower agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. L/C Issuer shall be deemed to have acted with due diligence and reasonable care if L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’ aggregate remedies against L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 3.01(d), plus interest at the rate then applicable to Reference Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing L/C Issuer to effect a cure.

(h) Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by L/C Issuer, irrespective of any assistance L/C Issuer may provide such as drafting or recommending text or by L/C Issuer’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower do not at any time want such Letter of Credit to be renewed, Borrower will so notify Administrative Agent and L/C Issuer at least 15 calendar days before L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) Borrower’ reimbursement and payment obligations under this Section 3.01 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, L/C Issuer or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 3.01(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against L/C Issuer, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 3.01(g) above, the foregoing shall not release L/C Issuer from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to L/C Issuer arising under, or in connection with, this Section 3.01 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower and the obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by L/C Issuer if subsequently L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) In the event of a direct conflict between the provisions of this Article III and any provision contained in any Issuer Document, it is in the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Article III shall control and govern.

(l) Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(m) If by reason of (x) any Change in Law, or (y) compliance by L/C Issuer or any other Secured Party with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on L/C Issuer or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to L/C Issuer or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after written demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate L/C Issuer or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Reference Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 3.01(m) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 3.01(m), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(n) Replacement of L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer s, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 3.02 Letters of Credit Fees, L/C Issuer Charges and Charges to the Loan Account.

(a) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with the Lenders’ Pro Rata Shares for any Letter of Credit issued hereunder, a non-refundable fee equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans of the daily balance (as of the end of each day during the relevant period) of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the last day of each quarter (the “Letter of Credit Fees”).

(b) L/C Issuer Charges. Borrower shall pay immediately upon demand to Administrative Agent for the account of L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of the Loan Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this Section 3.02(b)): (i) a fronting fee which shall be imposed by L/C Issuer upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(c) Charges to the Loan Account. The Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.02 or Section 3.01.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 [Reserved].

Section 4.02 Payments; Computations and Statements.

(a) The Borrower will make each payment under this Agreement not later than 1:30 p.m. on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. All payments received by the Administrative Agent after 1:30 p.m. on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement; provided, that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document, including (A) on the first day of each quarter, all interest accrued during the prior quarter on the Revolving Loans hereunder, (B) on the first day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when incurred or accrued, all fees and costs provided for in the Fee Letter or in this Agreement, (D) on the first day of each quarter, the Unused Line Fee accrued during the prior quarter, (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.06, Section 3.01, or Section 3.02, and (G) as and when due and payable all other payment obligations payable under any Loan Document. Each of the Lenders and the Borrower agree that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement. All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall constitute Obligations hereunder and shall initially accrue interest at the rate then applicable to Revolving Loans that are Reference Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement). The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month during which any Revolving Loans were advanced or Letters of Credit issued, access to a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Revolving Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Revolving Loans to the Borrower during such month and the Revolving Loans to which such payments were applied, the amount of interest accrued on the Revolving Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Revolving Loans made to the Borrower during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error. Within 30 days of its receipt of any notice of any charge or any statement by the Borrower, the Borrower shall deliver to the Agents any written objection thereto, describing the error or errors contained in such notice or statement. Promptly after receipt of such written objection and the Agents’ evaluation thereof, the Administrative Agent shall credit the Loan Account for amounts (if any) contained in such statements that the Agents agree (in their sole discretion) were charged in error. The Administrative Agent agrees to use reasonable efforts to notify the Borrower of any charge to the Loan Account and to notify the Borrower promptly after any charge to the Loan Account; provided, that the failure to provide such notice shall not adversely affect the validity and effectiveness of any such charge to the Loan Account.

Section 4.03 Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments.

Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Revolving Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in a written agreement among the Agents and the Lenders, fees with respect to Letters of Credit provided for in Section 3.02(b)) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Revolving Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (iv) fourth, to all Protective Advances and unreimbursed Overadvances payable to the Administrative Agent until paid in full, (v) fifth, ratably to pay principal of the Revolving Loans, Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations), and, solely to the extent that Reserves in respect thereof are then in effect (and established prior to, and not in contemplation of, the Event of Default in respect of which applications in accordance with this Section 4.04 have been invoked), Hedging Obligations under Specified Hedge Agreement, until paid in full; (vi) sixth, ratably to pay obligations under Specified Hedge Agreements and Specified Cash Management Agreement in respect of which Reserves are not then in effect until paid in full; and (vii) seventh, to the ratable payment of all other Obligations until paid in full.

(c) For purposes of Section 4.04(b) (other than clause (vii) thereof), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including in each case interest and such fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, that for the purposes of such clause (vii) thereof, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest and fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency;

(i) shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge (except overall net income or franchise taxes of general application or the rates thereof imposed by the jurisdiction in which such Lender’s or L/C Issuer’s principal executive office or Lending Office is located) with respect to its LIBOR Rate Loans, its notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make LIBOR Rate Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its LIBOR Rate Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its LIBOR Rate Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make LIBOR Rate Loans, or issue a Letter of Credit, or acquire participations therein (except overall net income or franchise taxes of general application or the rates thereof imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any LIBOR Rate Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its LIBOR Rate Loans, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make LIBOR Rate Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any LIBOR Rate Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such Additional Amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction (provided, that the Borrower shall not be obligated to pay amounts of the type described in Section 4.05(a)(i) above which are duplicative of, or are specifically excluded from, amounts payable in accordance with Section 2.08).

(b) If, after the date hereof, any Lender, the L/C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation (including any Capital Guideline) regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the

L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (each a “Change in Law”), has had the effect of reducing the rate of return on such Lender’s or L/C Issuer ‘s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer ‘s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as applicable, such Additional Amount or amounts as will compensate such Lender or L/C Issuer for such reduction.

(c) Notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) the Basel III Accord issued by the Basel Committee on Banking Supervision and all requests, guidelines or directives in connection therewith, shall be deemed to be a change in law and a “Change in Law” for purposes of this Agreement (including without limitation for purposes of this Section 4.05), regardless of the date enacted, adopted or issued.

(d) A certificate of a Lender or L/C Issuer claiming compensation under this Section 4.05(c) and setting forth the Additional Amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(e) Notwithstanding anything to the contrary contained in this Section 4.05, the Borrower shall not be required to compensate any Lender, any Agent or the L/C Issuer pursuant to this Section 4.05 for any amounts incurred more than 180 days prior to the date that such Lender, such Agent or such L/C Issuer notifies the Borrower of such Lender’s, such Agent’s or the L/C Issuer’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent (the date such conditions shall have been satisfied is hereinafter referred to as the “Effective Date”):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings, the Borrower, each Person that is a Lender as of the Effective Date and each other party listed on the signature pages hereto, (ii) the Guarantee and Collateral Agreement and each other Security Document (except for Mortgages and other deliverables as set forth in Section 7.01(j)) required to be delivered on the Effective Date, executed and delivered by the Borrower and each other Loan Party that is a party thereto, (iii) a perfection certificate in customary form and substance, (iii) the ABL Intercreditor Agreement, executed and delivered by each party thereto and (iv) a promissory note evidencing the Revolving Loans executed by the Borrower in favor of each Lender that has requested such a promissory note at least two (2) Business Days in advance of the Effective Date.

(b) Transactions. On the Effective Date, after giving effect to the Transactions, neither Holdings nor any of its Subsidiaries on a consolidated basis shall have any indebtedness for borrowed money other than the Revolving Loans and other indebtedness permitted by Section 7.02(a).

(c) Financial Statements. The Administrative Agent shall have received, (i) the financial statements described in Section 6.01(a) and (ii) the forecasts of the consolidated financial performance of Holdings and its Subsidiaries on an annual basis through 2022.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction where each Loan Party is organized and maintains its chief executive office.

(e) Fees. The Administrative Agent shall have received all reasonable and documented out-of-pocket costs and expenses required to be paid, including without limitation, the reasonable and invoiced fees and disbursements of Paul Hastings LLP. The Borrower and its Subsidiaries shall have paid all fees required to be paid on the Effective Date under the Fee Letter.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(g) Legal Opinions. The Administrative Agent shall have received the legal opinions of Weil, Gotshal & Manges LLP, counsel to Holdings and its Subsidiaries. Such legal opinions shall be addressed to the Agents and the Lenders and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require that are customary for transactions of this kind.

(h) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent (or the Term Loan Agent as its bailee) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, if applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement and Intellectual Property Security Agreement required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.02(b)), shall be in proper form for filing, registration or recordation.

(j) USA Patriot Act. The Lenders shall have received, to the extent requested by the Lenders in writing at least three (3) Business Days prior to the Effective Date, all documentation and other information that may be required by the Agents and the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act including, without limitation, the information described in Section 12.20.

(k) Solvency Certificate. The Administrative Agent shall have received a certificate, in the form of Exhibit G, from a senior financial officer of Holdings or the Borrower certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby are Solvent.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(m) Refinancing. Substantially concurrently with the initial funding of the term loans under the Term Loan Agreement, the Refinancing shall have been consummated through the defeasance of the Senior Notes.

(n) Initial Qualified Public Offering. Prior to or substantially concurrently with the initial funding of the term loans under the Term Loan Agreement, there shall have occurred a Qualified Public Offering by Holdings, with the net proceeds of such offering contributed to the Borrower or used to pay fees, expenses and other costs related to the Transactions.

(o) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate (which for avoidance of doubt, may be the most recent borrowing base certificate required to be delivered under the Original Credit Agreement).

(p) Term Loan Agreement. The Term Loan Documents required by the terms of the Term Loan Agreement to be executed on the Effective Date shall have been, or substantially concurrently with the execution and delivery of this Agreement shall be, duly executed and delivered by each Loan Party that is party thereto and the initial funding of the term loans under the Term Loan Agreement shall have occurred or shall occur substantially concurrently with the execution and delivery of this Agreement.

Section 5.02 Conditions Precedent to All Revolving Loans and Letters of Credit.

The obligation of any Agent or any Lender to make any Revolving Loan or of the L/C Issuer to issue any Letter of Credit is subject to the fulfillment of each of the following conditions precedent:

(a) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Revolving Loan, and the Borrower’s acceptance of the proceeds of such Revolving Loan, or the submission by the Borrower of Letter of Credit Request with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Revolving Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Revolving Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) after giving effect to the making of such Revolving Loan or issuance of such Letter of Credit, the Total Revolving Exposure does not exceed the Line Cap.

(b) Legality. The making of such Revolving Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(c) Notices. The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof or (ii) a Letter of Credit Request (and any Issuer Documents required by L/C Issuer) pursuant to Section 3.01 hereof, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.

To induce the Agents, the Lenders and the L/C Issuer to enter into this Agreement and to make the Revolving Loans and issue, amend, extend, renew or participate in the Letters of Credit, each of Holdings and the Borrower hereby represents and warrants to each Agent and each Lender as follows:

(a) Financial Condition. (i) The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for each of the fiscal years ended on December 31, 2012, 2013 and 2014, accompanied by a report from Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter ended on March 31, 2015 (the “Unaudited Financial Statements”), present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of their respective operations and cash flows for such period then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of the financial statements delivered pursuant to clause (ii) above). All such financial statements delivered pursuant to clauses (i) and (ii) above, including the related schedules and notes thereto, have been prepared substantially in accordance with GAAP applied consistently throughout the periods involved.

(b) No Change. Since December 31, 2014, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Corporate Existence; Compliance with Law. Except as permitted under Section 7.02(c), each Group Member (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (iv) is in compliance with the terms of its Organizational Documents and (v) is in compliance with the terms of all Requirements of Law and all Governmental Authorizations, except to the extent that any failure under clause (i) (with respect to any Loan Party other than the Borrower) or clauses (ii), (iii) and (v) to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.01(d), (ii) consents, authorizations, filings and notices which have been, or will be, obtained or made and are in full force and effect on or before the Effective Date, (iii) any such consent, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect, and (iv) the filings referred to in Section 6.01(s). Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (i) the Organizational Documents of any Loan Party, (i) any Requirements of Law, Governmental Authorization or any Contractual Obligation of any Group Member and (iii) will not result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues pursuant to its Organizational Documents, any Requirements of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 7.02(b)), except for any violation set forth in clause (ii) or (iii) which could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Adverse Proceedings. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (i) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (ii) that could reasonably be expected to have a Material Adverse Effect.

(g) No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(h) Ownership of Property; Liens.

(i) Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 7.02(b). The tangible Property of the Group Members, taken as a whole, (A) is in good operating order, condition and repair (ordinary wear and tear excepted) and (B) constitutes all the Property which is required for the business and operations of the Group Members as presently conducted.

(ii) Schedule 3(a) to the perfection certificate dated the Effective Date contains a true and complete list of each interest in real property owned by any Loan Party as of the date hereof.

(iii) No Mortgage encumbers improved real property that is located in Special Flood Hazard Area unless flood insurance under the applicable Flood Insurance Laws has been obtained in connection with Section 7.01(e).

(i) Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Loan Party: (i) the conduct of, and the use of Intellectual Property in, the business of the Group Members as currently conducted (including the products and services of the Group Members) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (ii) in the last two (2) years, there has been no such claim, to the knowledge of any Loan Party, threatened in writing against any Group Member; (iii) to the knowledge of any Loan Party, there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against any Group Member; (iv) to the knowledge of any Loan Party, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of any Group Member, and there has been no such claim asserted or threatened in writing against any third party by any Group Member or to the knowledge of any Loan Party, any other Person; and (v) each Group Member has at all times complied with all applicable laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Group Member.

(j) Taxes. Each Loan Party has filed or caused to be filed all federal, state and other tax returns that are required to be filed by it and each Loan Party has paid all federal, state and other taxes and any assessments made in writing against it or any of its property by any Governmental Authority (other than (i) any which are not yet due or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (ii) any which the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect).

(k) Federal Reserve Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board.

(l) Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (ii) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (iii) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

(m) ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived has occurred or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan and Multiemployer Plan is in compliance in all respects with the applicable provisions of ERISA and the Code except where such Reportable Event, failure, or non-compliance could not reasonably be expected to have a Material Adverse Effect. No withdrawal by the Borrower or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no termination of a Single Employer Plan has occurred or is reasonably expected to occur. No Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen during the past five years, except as could not reasonably be expected to have a Material Adverse Effect. No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Plan, except as could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower nor any Commonly Controlled Entity reasonably would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except, in each case, for any liability that could not reasonably be expected to result in a

Material Adverse Effect. No failure to make a required contribution to a Multiemployer Plan has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), except as could not reasonably be expected to have a Material Adverse Effect.

(n) Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board, as amended) that limits its ability to incur Indebtedness.

(o) Capital Stock and Ownership Interests of Subsidiaries. As of the Effective Date, (i) Schedule 6.01(o) sets forth the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member (other than the Borrower), states the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party, and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member (other than the Borrower), except as created by the Loan Documents or as permitted hereby. Except as listed on Schedule 6.01(o), as of the Effective Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

(p) Use of Proceeds. The Letters of Credit and the proceeds of the Revolving Loans shall be, and have been, used solely to finance working capital and for other general corporate purposes; provided that the Revolving Loans shall not be, and have not been, used to optionally prepay, redeem, repurchase or defease Indebtedness permitted pursuant to clause (j) or (w) of the definition of “Permitted Indebtedness”.

(q) Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i) the facilities and properties owned or, to the Borrower’s knowledge, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(ii) no Group Member has received any written claim, demand, notice of violation, or of actual or potential liability with respect to any Environmental Laws relating to any Group Member;

(iii) Materials of Environmental Concern have not been transported, sent for treatment or disposed of from the Properties by any Group Member or, to the Borrower’s knowledge, by any other person in violation of, or in a manner or to a location that could reasonably be expected to result in any Group Member incurring liability under, any Environmental Law, nor have any Materials of Environmental Concern been released, generated, treated, or stored by any Group Member or, to the Borrower’s knowledge, by any other person at, on, under or from any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to result in any Group Member incurring liability under, any applicable Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the Borrower’s knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or relating to any Group Member;

(v) each Group Member, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws; and

(vi) no Group Member has assumed by contract any liability of any other Person under Environmental Laws, nor is any Group Member paying for or conducting , in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law.

(r) Accuracy of Information, etc. No written statement contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than information of a general economic or industry-specific nature), when taken as a whole, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in the light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that (i) with respect to the pro forma financial information contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and (ii) no representation is made with respect to information of a general economic or industry nature.

(s) Security Documents. The Guarantee and Collateral Agreement and each other Security Document is, or upon execution will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Equity Interests, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers endorsing the Pledged Equity Interests and executed by the owner of such shares or interests) are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document, when financing statements and other filings specified on Schedule 6.01(s) in appropriate form are filed in the offices specified on Schedule 6.01(s) and upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Documents), the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 7.02(b)) subject in the case of the Intellectual Property that is the subject of any application or registration, to the recordation of appropriate evidence of the Collateral Agent’s Lien in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate, and the taking of actions and making of filings necessary under the applicable Requirements of Law to obtain the equivalent of perfection.

(t) Solvency. Holdings and its Subsidiaries (on a consolidated basis), after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.

(u) Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party with respect to any Junior Financing.

(v) Sanctions and Anti-Corruption Laws.

(i) Neither Holdings, the Borrower nor any of their Subsidiaries or, to the knowledge of Holdings and the Borrower, any director, officer, employee, agent or representative of Holdings or the Borrower, is an individual or entity (for purposes of only this Section 6.01(v), “Person”) currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is Holdings, the Borrower or any Subsidiary located, organized or resident in a Sanctioned Country. Each of Holdings and the Borrower represents that it will not, directly or indirectly, use any Revolving Loan, Letter of Credit or proceeds of the transaction, or lend, contribute or otherwise make available such Revolving Loan, Letter of Credit or proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(ii) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-bribery or anti-corruption law (“Anti-Corruption Laws”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Borrower and its Subsidiaries have conducted their businesses in compliance with the FCPA. No part of the proceeds of the Revolving Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

(w) Patriot Act. The Borrower and each of its Subsidiaries are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

(x) Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in the accordance with the requirements of this Agreement. The Accounts Receivable that are identified by the Borrower as Eligible Accounts Receivable, the Inventory that is identified by the Borrower as Eligible

Inventory and the M&E that are identified by the Borrower as Eligible M&E, in each Borrowing Base Certificate submitted to the Administrative Agent comply, at the time of submission, in all material respects with the criteria (other than any criteria the satisfaction of which is dependent upon the discretion of the Administrative Agent) set forth in the definitions of Eligible Accounts Receivable, Eligible Inventory and Eligible M&E, respectively.

(y) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, or has entered into contractual arrangement with third parties that are in full force and effect, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person (including, without limitation, any such permit, license, authorization, approval, entitlement and accreditation issued or required by the FDA, the NRC and any similar state Governmental Authority), except where noncompliance could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, could reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and to the knowledge of the Loan Parties there is no claim that any thereof is not in full force and effect.

(z) Manufacturing Practices.

(i) Except as has not resulted in and could not reasonably be expected to result in Material Exposure, since March 31, 2015, the Loan Parties and their Subsidiaries have conducted their operations as they pertain to its business in compliance, in all material respects, with all applicable laws, including, if and to the extent applicable, but not limited to current Good Manufacturing Practices, as contained in 21 C.F.R. Parts 210 and Part 211 and applicable guidance documents (“cGMP”) and all requirements relating to the marketing and promotion of its products. Except as has not resulted in and could not reasonably be expected to result in Material Exposure, since March 31, 2015, no Loan Party has received or been subject to any written communications from the FDA, the NRC or any other Governmental Authority in which the FDA, the NRC or such other Governmental Authority asserted that any Loan Parties were not in compliance with applicable Law in any material respect.

(ii) Except as has not resulted in and could not reasonably be expected to result in Material Exposure, each Loan Party’s products either included in Eligible Inventory or underlying Eligible Accounts Receivable, whether manufactured by any Loan Party or its Affiliates, or by a third party manufacturer under contract to any Loan Party, have been manufactured in all material respects in accordance with if and to the extent applicable, cGMP, are not adulterated and have been labeled (in the case of finished goods) and stored in accordance with applicable specifications and all applicable Laws.

(iii) Except as has not resulted in and could not reasonably be expected to result in Material Exposure, each Loan Party’s contracts with third party manufacturers contain, and the each Loan Party implements, appropriate quality assurance arrangements in accordance with FDA guidance.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants.

The Borrower hereby agrees that until termination of the Revolving Credit Commitments and payment in full of the Obligations, Holdings shall and shall cause each of its Subsidiaries to:

(a) Financial Statements. Furnish to the Administrative Agent which shall distribute to each Lender:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, beginning with the fiscal year ending on December 31, 2015, (A) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than upcoming maturity of the Revolving Loans or any Term Loan Facility or any default or potential default under any financial covenants under this Agreement or any default or potential default under any financial covenants under any Term Loan Facility), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and (B) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year;

(ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Holdings, beginning with the quarter ending June 30, 2015, (A) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operation, and cash flows of Holdings in accordance with GAAP applied consistently throughout the periods reflected therein (subject to normal year-end audit adjustments and the absence of footnotes) and (B) a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the corresponding period of the previous fiscal year; and

(iii) solely during the existence of a Cash Dominion Period, as soon as available, and in any event within thirty (30) days after the end of each fiscal month of Holdings and its Subsidiaries, internally prepared summary financial reports reviewed by a Responsible Officer of Holdings.

Documents required to be delivered pursuant to clauses (a)(i), (a)(ii) and (a)(iii) hereof or Section 7.01(b)(iv) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.lantheus.com (or such other website specified by the Borrower to the Administrative Agent from time to time); or (B) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (x) to the extent the Administrative Agent so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, if (A) Holdings’ financial statements are consolidated with its direct or indirect parent’ financial statements or (B) any direct or indirect parent of Holdings is subject to periodic reporting requirements of the Exchange Act and Holdings is not, then the requirement to deliver consolidated financial statements of Holdings and its Subsidiaries pursuant to clauses (a)(i) and (a)(ii) hereof and the related narrative discussion and analysis and opinion of an independent certified public accountant, as applicable, may be satisfied by delivering consolidated financial statements of such direct or indirect parent of Holdings accompanied by a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to such direct or indirect parent and any of its subsidiaries that are not Holdings or any of its Subsidiaries, and the related narrative discussion and analysis and opinion of an independent certified public accountant, as applicable, of such direct or indirect parent; provided that any such opinion of an independent certified public accountant shall otherwise meet the requirements of clause (a)(i)(A) and shall relate solely to Holdings, its Subsidiaries, and such direct or indirect parent (as applicable) but, in the case of such indirect parent, only if such indirect parent has no direct or indirect Subsidiaries other than (x) the direct parent of Holdings, Holdings and its Subsidiaries and (y) any intermediate parent that itself has no direct or indirect Subsidiaries other than the direct parent of Holdings, Holdings and its Subsidiaries and one or more other intermediate parents that meet the requirements of this clause (z).

(b) Certificates; Other Information. Furnish to the Administrative Agent and the Collateral Agent (as applicable):

(i) concurrently with the delivery of the financial statements pursuant to Section 7.01(a)(i) and 7.01(a)(ii), (A) a certificate of a Responsible Officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing except as specified in such certificate and attaching a schedule showing the calculation of Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarters most recently ended regardless of whether or not the financial covenant in Section 7.03 is then being tested and (B) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (B) (or, in the case of the first such list so delivered, since the Effective Date), and, at the request of the Administrative Agent, promptly deliver to the Collateral Agent an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property;

(ii) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(iii) on or prior to the 25th calendar day after the end of each fiscal month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with (A) reconciliations of all of the Loan Parties’ accounts receivable as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Loan Parties’ accounts receivable agings, to Loan Parties’ general ledger and to Loan Parties’ most recent financial statements, (B) accounts receivable agings, (C) accounts payable agings, (D) reconciliations of Loan Parties’ inventory as shown on Loan Parties’ perpetual inventory, to Loan Parties’ general ledger and to Loan Parties’ financial statements, (E) inventory status reports and (F) such other supporting materials as the Administrative Agent may reasonably request (including monthly reporting of rolling forward accounts receivable data by reporting monthly sales, cash collections and credits and monthly reporting of gross inventory, inventory ineligibles and accounts receivable ineligibles); provided that, during the continuance of a Cash Dominion Period, upon the Administrative Agent’s reasonable request, the Borrower shall deliver a Borrowing Base Certificate, together with such supporting materials related to Accounts Receivable as the Administrative Agent may reasonably request, by the close of business on Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday (with delivery of the related supporting information specified under sub-clauses (A) through (E) above of this Section 7.01(b)(iii) to continue being made on a monthly basis together with the third Borrowing Base Certificate of each month delivered pursuant to this proviso);

(iv) as soon as possible, and in any event within five Business Days after receipt thereof, true and correct copies of all Form FDA 483s or equivalent inspection reports and warnings letters from the FDA, NRC or any other Governmental Authority having jurisdiction over the facilities or business of any Loan Party or its Subsidiaries, in each case, to the extent received after the Effective Date which has resulted in or could reasonably be expected to result in Material Exposure;

(v) promptly after the commencement thereof but in any event not later than five Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit, investigation or proceeding, including Environmental Actions, before or by any court or other Governmental Authority or other regulatory body or any arbitrator that could reasonably be expected to have a Material Adverse Effect;

(vi) promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(vii) promptly, such additional financial, collateral and other information regarding the business, financial or corporate affairs of Holdings or any of its Subsidiaries as the Administrative Agent may from time to time reasonably request, including, without limitation, other information with respect to the Patriot Act.

(c) Payment of Taxes. Pay all Taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority before they become delinquent, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) where the failure to pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Maintenance of Existence; Compliance.

(i) (A) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (B) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 7.02(c) and except, in the case of clause (A) above solely with respect to Holdings or any Subsidiary of the Borrower, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(ii) Comply with all Organizational Documents and Requirements of Law (including, without limitation, and as applicable, ERISA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Maintenance of Property; Insurance.

(i) Except as permitted by Section 7.02(d), keep all material Property useful and necessary in its business in good working order and condition, subject to casualty, condemnation, ordinary wear and tear and obsolescence;

(ii) Maintain insurance with financially sound and reputable insurance companies on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower will furnish to the Administrative Agent, upon its reasonable request, information in reasonable detail as to the insurance so maintained. All insurance policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with a lender’s loss payable endorsement and, with respect to policies of liability insurance, an additional insured endorsement, in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, and in respect of recoveries under a policy of property and casualty insurance in excess of $2,500,000, the Collateral Agent shall, subject to the ABL Intercreditor Agreement, have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies and the Collateral Agent will use commercially reasonable efforts to promptly notify the Borrower if the Collateral Agent undertakes any of the foregoing actions. Amounts received by the Collateral Agent pursuant to the immediately preceding sentence shall be applied to reduce the Obligations in such manner as the Collateral Agent shall elect (with any such application against the principal amount of the Revolving Loans to cause a corresponding reduction of the Total Revolving Credit Commitment if elected by Collateral Agent); and

(iii) If any improvement located on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Loan Party to (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(f) Inspection of Property; Books and Records; Discussions.

(i) (A) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities and (B) permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties (which inspection shall not include any invasive sampling of the Environment) and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided that the Borrower or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided that, unless an Event of Default has occurred and is continuing, only one (1) such visit in any calendar year shall be permitted and such visit shall be at the Borrower’s expense.

(ii) At reasonable times during normal business hours, with reasonable mutual coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (f)(i) of this Section 7.01 above, the Borrower and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants and appraisers retained by the Administrative Agent) to such Person’s books, records, accounts, Inventory and M&E, and such Person’s management, so that the Administrative Agent or an appraiser or consultants retained by the Administrative Agent may conduct Inventory appraisals, M&E appraisals, field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided, that Administrative Agent may (x) conduct (1) one field examination, one Inventory appraisal and one M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement, (2) one additional field examination, one additional Inventory appraisal and one additional M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement after the occurrence and during the continuance of a Covenant Trigger Period, and (3) one additional field examination, one additional Inventory appraisal and one additional M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement after the occurrence and during the continuance of an Event of Default, (y) at the expense of the Lenders, conduct, at Administrative Agent’s option, additional field examinations not permitted pursuant to clause (x) above, and (z) at any time that a Specified Event of Default has occurred and is continuing, Administrative Agent may conduct additional Inventory appraisals, M&E appraisals and/or field examinations. All such appraisals, field examinations and other verifications and evaluations shall (x) be at the sole expense of the Loan Parties (other than the field examinations specified in clause (y) of the proviso of the first sentence of this clause (f)(ii)), and the Administrative Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses and (y) be conducted by the Administrative Agent or an appraiser or consultants retained by, and reasonably satisfactory to, the Administrative Agent.

(iii) After the occurrence and during the continuance of a Specified Event of Default, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or (during the continuance of any Event of Default) any Borrower, to verify the validity, amount or any other matter relating to any Accounts Receivable of the Loan Parties by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) The Loan Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 7.01(f), may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 12.19 hereof.

(g) Notices. Promptly give notice to the Administrative Agent of:

(i) the occurrence of any Default or Event of Default;

(ii) any (A) default or event of default under any Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect or (B) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(iii) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (A) which could reasonably be expected to have a Material Adverse Effect or (B) which relates to any Loan Document;

(iv) the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower obtains actual knowledge thereof, except to the extent as such events could not reasonably be expected to have a Material Adverse Effect: (A) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any Single Employer Plan or Multiemployer Plan, the creation of any Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(v) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this clause (g) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

(h) Environmental Laws.

(i) Comply with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws to address Materials of Environmental Concern, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) OFAC; FCPA; Patriot Act.

(i) Comply in all material respects with the requirements described in Section 6.01(v)(i) and 6.01(w).

(ii) Not directly, or to its knowledge, indirectly, use any part of the proceeds of the Revolving Loans for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

(j) Post-Closing; Additional Collateral, etc.

(i) With respect to any property acquired after the Effective Date by any Group Member (other than (x) any property described in clauses (ii), (iii) or (iv) below, (y) property acquired by any Group Member that is not a Loan Party and (z) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (but in any event within sixty (60) days following such acquisition or such later date as the Collateral Agent may agree) (A) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (B) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, subject only to Liens permitted by Section 7.02(b), including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of Intellectual Property subject to a United States federal registration or federal application, the delivery for filing of an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Collateral Agent, or as may be reasonably requested by the Collateral Agent.

(ii) With respect to any fee interest in any real property having a fair market value (together with improvements thereof), as reasonably determined by the Borrower, of at least $2,000,000 owned or acquired after the Effective Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by clause (g) of the definition of “Permitted Liens” and (y) real property acquired by a Group Member that is not a Loan Party), promptly (but in any event within ninety (90) days or such later date as the Collateral Agent may agree) (A) execute and deliver a first priority Mortgage subject to Liens permitted under Section 7.02(b), in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (B) provide the Secured Parties with a title insurance policy (or marked up title insurance commitment having the effect of a policy of title insurance) covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Collateral Agent; provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 105% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent), as well as a Survey or any existing survey together with a no change affidavit from the mortgagor in lieu thereof, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (C) deliver to the Collateral Agent legal opinions relating to, among other things, the enforceability, due authorization, execution and delivery of the applicable Mortgage, which opinions shall be in customary form and substance reasonably satisfactory to the Collateral Agent and (D) deliver to the Administrative Agent a “Life-of-Loan” Federal Emergency Standard Flood Hazard Determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), and if such Mortgaged Property is located in a Special Flood Hazard Area, evidence of flood insurance confirming that such insurance has been obtained and any and all other documents as the Collateral Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(iii) With respect to any new Wholly Owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Effective Date by any Group Member (except that, for the purposes of this clause (iii), the term Subsidiary shall include any existing Wholly Owned Subsidiary that ceases to be an Excluded Subsidiary), promptly (but in any event within sixty (60) days or such later date as the Collateral Agent may agree) (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (B) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (C) cause such new Subsidiary (x) to become a party to the applicable Security Documents and acknowledge the ABL Intercreditor Agreement, (y) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted by Section 7.02(b) hereof) in all or substantially all, or any portion of the property of such new Subsidiary that is required to become subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Collateral Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (z) deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (D) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance; provided that such opinions will only be given as to Subsidiaries other than Immaterial Subsidiaries.

(iv) With respect to any new “first-tier” Foreign Subsidiary or Disregarded Domestic Person created or acquired after the Effective Date (other than any Foreign Subsidiary (x) excluded pursuant to Section 7.01(j)(vi) or (y) that is an Immaterial Subsidiary) by any Loan Party, promptly (but in any event within sixty (60) days or such later date as the Collateral Agent may agree) (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided, that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged) and (B) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein.

(v) Within 90 days after the Effective Date (or such later date as the Collateral Agent may agree in its sole discretion), the Collateral Agent shall receive an amendment to the Mortgage that is in effect as of the Effective Date, and the same shall be in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by Lantheus MI Real Estate, LLC and accompanied by a down date endorsement to the mortgagee loan policy for such Mortgage as may be reasonably requested by the Collateral Agent.

(vi) Notwithstanding anything to the contrary in this Section 7.01(j), (A) paragraphs (i), (ii), (iii) and (iv) of this Section 7.01(j) shall not apply to (x) any property, new Subsidiary or Capital Stock of a “first-tier” Foreign Subsidiary created or acquired after the Effective Date, as applicable, as to which the Administrative Agent and the Borrower have reasonably determined that (1) the collateral value thereof is insufficient to justify the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest therein, (2) under the law of such Foreign Subsidiary’s jurisdiction of formation, it is unlikely that the Collateral Agent would have the ability to enforce such security interest if granted or (3) such security interest would violate any applicable law; (y) any property which is otherwise excluded or excepted under the Guarantee and Collateral Agreement or any corresponding section of any Security Document; or (z) any Excluded Assets; and (B) no foreign law security or pledge agreements will be required.

(k) Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(l) [Reserved].

(m) Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans and the Letters of Credit solely as set forth in Section 6.01(p).

(n) Designation of Subsidiaries. The Borrower shall be permitted to designate an existing or subsequently acquired or organized Subsidiary of the Borrower as an Unrestricted Subsidiary after the Effective Date, by written notice to the Administrative Agent, so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance on a pro forma basis with a Consolidated Leverage Ratio of 5.00:1.00, such compliance to be determined on the basis of the financial information most recently delivered to

Administrative Agent by the Borrower pursuant to Sections 7.01(a)(i) or 7.01(a)(ii), (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02(f), (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02(f), (v) if prior to the date of such designation such Subsidiary has $2,500,000 or more of assets included in the Borrowing Base, then Borrower shall have delivered to Administrative Agent an updated Borrowing Base Certificate that reflects the removal of such assets from the Borrowing Base, (vi) no Overadvance shall result from such designation, and (vii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (vi), and containing the calculations and information required by the preceding clause (ii). The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (A) no Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in compliance on a pro forma basis with a Consolidated Leverage Ratio of 5.00:1.00, such compliance to be determined on the basis of the financial information most recently delivered to Administrative Agent by the Borrower pursuant to Sections 7.01(a)(i) or 7.01(a)(ii), (C) the representations and warranties set forth in Section 6.01 and in the other Loan Documents shall be true and correct in all material respects immediately after giving effect to such Subsidiary Redesignation, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date, and (D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (A) through (C); provided, further, that no Unrestricted Subsidiary that has been designated as a Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

Section 7.02 Negative Covenants.

Holdings and the Borrower hereby agree that until termination of the Revolving Credit Commitments and payment in full of the Obligations, Holdings shall not, and shall not permit any of its Subsidiaries to:

(a) Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b) Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than Permitted Liens.

(c) Fundamental Changes. Merge into, amalgamate or consolidate with any Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(i) any Subsidiary of the Borrower may be merged, consolidated or be amalgamated (A) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (B) with or into any other Subsidiary of the Borrower (provided that if only one party to such transaction is a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation) or (C) subject to Section 7.02(f)(vii), with or into any other Group Member;

(ii) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 7.02(f)(vii) (to the extent applicable), any other Group Member;

(iii) any Subsidiary that is not a Loan Party may (A) merge, consolidate or otherwise combine (including via contribution or sale) with or into any Subsidiary that is not a Loan Party or (B) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a voluntary liquidation) to (x) another Subsidiary that is not a Loan Party or (y) to a Loan Party;

(iv) any Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 7.02(f);

(v) transactions permitted under Section 7.02(d) shall be permitted;

(vi) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(vii) so long as no Event of Default exists or would result therefrom, Holdings may merge or consolidate or amalgamate with or into any other Person (other than the Borrower and any of its Subsidiaries) so long as (i) prior to such merger, consolidation or amalgamation, such Person has no Subsidiaries, (ii) Holdings shall be the continuing or surviving Person or (iii) if the Person formed by or surviving any such merger or consolidation or amalgamation is not Holdings, (A) the successor Person shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; (B) such successor shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and (C) such successor has no Indebtedness or other liabilities and engages in no business activities and owns no material assets, in each case, other than as permitted under Section 7.02(o); provided, that if the conditions set forth in this clause (A) are satisfied are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement.

For the avoidance of doubt, nothing in this Agreement shall prevent Holdings or any Subsidiary thereof from being converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation; provided that (i) the Administrative Agent shall have been provided at least ten (10) days’ prior written notice of such change (or such other period acceptable to the Administrative Agent in its sole discretion) and (ii) the relevant Group Member shall take all such actions and execute all such documents as the Administrative Agent or the Collateral Agent may reasonably request in connection therewith.

(d) Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Subsidiary, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(i) Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(ii) the sale of inventory and owned or leased vehicles, each in the ordinary course of business;

(iii) Dispositions permitted by Sections 7.02(c)(i), (ii), (iii), (iv) and (vi);

(iv) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or, if such Subsidiary is not a Loan Party, to any other Group Member;

(v) any Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Subsidiary Guarantor or, subject to Section 7.02(f)(vii) (to the extent applicable), any other Group Member, and any Subsidiary that is not a Subsidiary Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Subsidiary that is not a Subsidiary Guarantor;

(vi) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(vii) licenses granted by the Loan Parties with respect to Intellectual Property, or leases or subleases, granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries, taken as a whole;

(viii) the Disposition of other property having a fair market value not to exceed (A) $30,000,000 in the fiscal years of the Borrower ending December 31, 2015 and December 31, 2016 and (B) $20,000,000 in any fiscal year of the Borrower thereafter; provided that at least 75% of the consideration received in connection therewith consists of cash or Cash Equivalents;

(ix) issuance or sale of shares of any Subsidiary’s Capital Stock to qualify directors if required by applicable law;

(x) Dispositions or exchanges of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(xi) Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(xii) the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain and material in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(xiii) the Disposition of Property which constitutes a Recovery Event;

(xiv) Dispositions consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(xv) Dispositions constituting Investments in compliance with Section 7.02(f);

(xvi) Dispositions of non-core assets acquired in connection with any Permitted Acquisition in an aggregate amount not to exceed $3,000,000 per calendar year;

(xvii) the Disposition of property which constitutes, or which is subject to, a Recovery Event;

(xviii) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xix) sale or issuances of Qualified Capital Stock of Holdings to future, present or former employees, officers, directors or consultants in respect of compensation of services;

(xx) the unwinding of any Hedge Agreements;

(xxi) Dispositions of intellectual property so long as (A) the subject intellectual property (x) solely relates to products that are still in the development phase, (y) does not contribute, and has not at any time since the Effective Date contributed, to the generation of any accounts receivable included as Eligible Accounts Receivable, and (z) is not incorporated into, represented by, related to, or necessary to the sale, use, or collection of, any assets that have been included in the Borrowing Base at any time since the Effective Date, (B) the proceeds of such Disposition are deposited into a Blocked Account that is subject to a Blocked Account Control Agreement and (C) such disposition is made for cash and Cash Equivalents in an amount not less than the fair market value of such property; and

(xxii) Dispositions listed on Schedule 7.02(d);

provided that in the event that any such Dispositions, either individually or in the aggregate, involve $2,500,000 or more of assets included in the Borrowing Base in any calendar month, then Borrower shall have, prior to consummation of the applicable Disposition, delivered an updated Borrowing Base Certificate that reflects the removal of such assets from the Borrowing Base.

(e) Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary (collectively, “Restricted Payments”), except that:

(i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person’s ownership interest in such Subsidiary;

(ii) each Subsidiary may make Restricted Payments to (A) the Borrower or (B) Wholly Owned Subsidiaries of Holdings; provided that if such Subsidiary making the Restricted Payment is a non-Wholly Owned Subsidiary, such Restricted Payment shall not be made on less than a pro rata basis to the Loan Party or its Subsidiary that is an owner of such non-Wholly Owned Subsidiary based on the relative ownership interests in such non-Wholly Owned Subsidiary;

(iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock;

(iv) (A) Holdings may make a Restricted Payment to (or to allow any direct or indirect parent thereof to) pay for the repurchase, retirement or other acquisition of Capital Stock of Holdings (or any direct or indirect parent thereof) held by any future, present or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) upon the death, disability or termination of employment or services of such individual, and (B) any Group Member may purchase, redeem or otherwise acquire any Capital Stock from the present or former employees, officers, directors and consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided that the aggregate amount of payments under this clause (iv) shall not exceed in any fiscal year $2,500,000 (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $5,000,000 in any fiscal year) plus, in each case, (x) any proceeds received by any Group Member after the date hereof in connection with the issuance of Qualified Capital Stock that are used for the purposes described in this clause (iv) plus (y) the net cash proceeds of any “key-man” life insurance policies of any Group Member that have not been used to make any repurchases, redemptions or payments under this clause (iv);

(v) Holdings and the Borrower may make additional Restricted Payments, in each case so long as (i) no Event of Default exists at the time thereof or after giving effect thereto, (ii) Excess Availability is not less than $25,000,000 after giving effect thereto and (iii) after giving effect thereto and any Indebtedness incurred in connection therewith on a pro forma basis, the Consolidated Leverage Ratio for Holdings and its Subsidiaries for the most recently ended four full Fiscal Quarters for which financial statements have been delivered to the Administrative Agent hereunder is not greater than 4.25:1.00.

(vi) the Borrower may make Permitted Tax Distributions;

(vii) (A) to the extent actually used by Holdings to pay such taxes, costs and expenses, the Borrower may make Restricted Payments to or on behalf of Holdings in an amount sufficient to pay franchise or similar taxes or fees required to maintain the legal existence of Holdings, (B) the Borrower may make Restricted Payments to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (or any direct or indirect parent thereof) to the extent such expenses are attributable to the ownership or operation of the Borrower and the Subsidiaries in an aggregate amount not to exceed $4,000,000 in any fiscal year, (C) the Borrower may make Restricted Payments to or on behalf of Holdings (or any direct or indirect parent thereof) to enable Holdings to pay fees, salaries, bonuses, expenses and indemnities owing to directors, officers and employees of Holdings (or any direct or indirect parent thereof) to the extent such expenses are attributable to the ownership or operation of the Borrower and the Subsidiaries and (D) the Borrower may make Restricted Payments to Holdings in an amount sufficient to pay any Public Company Costs;

(viii) the Borrower may make Restricted Payments to Holdings (or any direct or indirect parent thereof) the proceeds of which are used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Capital Stock in an amount not to exceed $200,000 in any fiscal year;

(ix) Holdings may make Restricted Payments constituting non-cash repurchases of Capital Stock of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants (or equivalent) if such Capital Stock represents a portion of the exercise price and/or tax liability of such options or warrants;

(x) to the extent constituting Restricted Payments, any Group Member may enter into transactions expressly permitted by Sections 7.02(c), (d) or (f);

(xi) the Borrower may make Restricted Payments on its common stock (or Restricted Payments to Holdings or any direct or indirect parent thereof to fund Restricted Payments on such entity’s common stock), following the consummation of a Qualified Public Offering, of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any Qualified Public Offering;

(xii) Holdings and the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $10,000,000 minus the amount of Restricted Debt Payments made in reliance on Section 7.02(g)(i)(C)(2), minus the outstanding amount of any Investments made in reliance on Section 7.02(f)(v)(B); and

(xiii) the Borrower may make Restricted Payments to Holdings to fund Restricted Payments to be made by Holdings pursuant to subclause (iii), (iv), (v), (vi) or (xiv) of this clause (e).

(f) Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(i) extensions of trade credit in the ordinary course of business;

(ii) Investments in cash and Cash Equivalents;

(iii) Guarantee Obligations permitted by Section 7.02(a);

(iv) loans and advances to present or prospective officers, directors and employees of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any time outstanding;

(v) Investments made after the Effective Date by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed

(A) $10,000,000, plus

(B) $10,000,000, minus the amount of Restricted Payments made in reliance on Section 7.02(e)(xii), minus any Restricted Debt Payments made in reliance on Section 7.02(g)(i)(C)(2);

(vi) intercompany Investments by (i) any Group Member in any Loan Party; provided that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by an intercompany note and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(vii) intercompany Investments by any Loan Party in any Subsidiary, that, after giving effect to such Investment, is not a Subsidiary Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary, Investments resulting from mergers with or sales of assets to any such Subsidiary and Investments in Foreign Subsidiaries) and Investments by any Subsidiaries that are not Loan Parties in an amount (valued at cost) not to exceed $10,000,000 at any time outstanding;

(viii) Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(ix) Permitted Acquisitions, including Investments by any Loan Party in any Foreign Subsidiary the proceeds of which are promptly used by such Foreign Subsidiary (directly or indirectly through another Foreign Subsidiary) to consummate a Permitted Acquisition of Persons organized under the laws of, and/or assets located in, a jurisdiction other than the United States or any State thereof (and pay fees and expenses incurred in connection therewith);

(x) Investments consisting of Hedge Agreements permitted by Section 7.02(j);

(xi) Investments existing as of the Effective Date and set forth in Schedule 7.02(f) and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(xii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(xiii) Investments received as consideration in connection with Dispositions permitted under Section 7.02(d) and Investments as consideration for services provided by the Borrower and its Subsidiaries;

(xiv) Investments by the Borrower or any of its Subsidiaries if, after giving effect thereto, on a pro forma basis, the Payment Conditions are satisfied;

(xv) Investments by a Group Member that is not a Loan Party in the form of Cash Pool Obligations;

(xvi) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or any direct or indirect parent thereof) in accordance with Section 7.02(e);

(xvii) promissory notes or other obligations of directors, officers, employees or consultants of a Group Member in connection with such directors’, officers’, employees’ or consultants’ purchase of Capital Stock of Holdings (or any direct or indirect parent thereof), so long as no cash or Cash Equivalent is advanced by any Group Member in connection with such Investment;

(xviii) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(xix) Leases, licenses and sublicenses of real or personal property in the ordinary course of business;

(xx) mergers and consolidations in compliance with Section 7.02(c) (other than Section 7.02(c)(iv));

(xxi) Investments resulting from entering into agreements related to Indebtedness that is permitted under clause (w)(ii) of the definition of “Permitted Indebtedness”.

(xxii) Investments in joint ventures not to exceed $5,000,000 at any time outstanding; and

(xxiii) Investments permitted by clause (y) of the definition of “Permitted Indebtedness”.

(g) Optional Payments and Modifications of Certain Debt Instruments.

(i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt (collectively “Restricted Debt Payments”) except for:

(A) Permitted Refinancings;

(B) Restricted Debt Payments if, after giving effect thereto, on a pro forma basis, (x) no Event of Default has occurred and is continuing and (y) Excess Availability is not less than $25,000,000;

(C) Restricted Debt Payments in an aggregate amount not to exceed:

(1) $5,000,000, plus

(2) $10,000,000; minus the amount of Restricted Payments made in reliance on Section 7.02(e)(xii), minus the amount of any Investments made in reliance on Section 7.02(f)(v)(B); and

(D) Restricted Debt Payments in respect of the discharge of the Senior Notes on the Effective Date with the proceeds of the term loans borrowed under the Term Loan Agreement on the Effective Date and a Qualified Public Offering on the Effective Date;

(ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt (other than any amendment that is not materially adverse to the Lenders, it being agreed that any amendment, modification, waiver or other change that, in the case of any Junior Debt, would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon is not materially adverse to the Lenders); or amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Capital Stock that would cause such Qualified Capital Stock to become Disqualified Capital Stock;

(iii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Loan Party or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect; and

(iv) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of Term Loan Facility to the extent such amendment, modification, waiver, or change would (A) change to earlier dates any dates upon which payments of principal or interest are due thereon or (B) change any covenants, defaults, or events of default (including the addition of covenants, defaults, or events of default not in effect on the date hereof) to restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under the Term Loan Facility as in effect on the date hereof.

(h) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(i) transactions between Holdings and its Subsidiaries;

(ii) loans or advances to directors, officers and employees permitted under Section 7.02(f)(iv) and transactions permitted by clauses (r), (s) and (q) of the definition of “Permitted Indebtedness”;

(iii) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provide to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries;

(iv) (A) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ board of managers (or similar governing body) or the senior management thereof and (B) any repurchases of any issuances, awards or grants issued pursuant to clause (A), in each case, to the extent permitted by Section 7.02(e);

(v) employment arrangements entered into in the ordinary course of business between Holdings or any Subsidiary and any employee thereof;

(vi) any Restricted Payment permitted by Section 7.02(e);

(vii) the Transactions and the payment of all fees and expenses related to the Transactions;

(viii) Intellectual Property licenses to Group Members in existence on the Effective Date;

(ix) sales of Qualified Capital Stock of Holdings to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(x) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings;

(xi) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(xii) transactions in the ordinary course of business with (A) Unrestricted Subsidiaries or (B) joint ventures in which Holdings or a Subsidiary thereof holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to Holdings or Subsidiary participating in such joint ventures than they are to other joint venture partners; and

(xiii) the transactions listed on Schedule 7.02(h).

(i) Sale and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 7.02(d) and (ii) any Liens arising in connection with its use of such property are permitted by Section 7.02(b).

(j) Hedge Agreements. Enter into any Hedge Agreement, except Hedge Agreements entered into in the ordinary course of business and not for speculative purposes.

(k) Changes in Fiscal Periods. Permit any change in the fiscal year of the Borrower; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

(l) Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) the Term Loan Documents, any documents governing any Incremental Equivalent Debt (as defined in the Term Loan Agreement) and any Permitted Refinancing thereof, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (v) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (vi) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents or any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Property of any Loan Party to secure the Obligations and (vii) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.02(c) or the sale of any property permitted under Section 7.02(d), (C) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of any Group Member, (D) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (E) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person or the Property or assets of the Person so acquired or (F) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (ii), (iii), (iv), (v), (vi), (vii)(D) or (vii)(E); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

(m) Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (x) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (y) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (z) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under (A) the Loan Documents, (B) the Term Loan Documents and (C) any Incremental Equivalent Debt as defined in the Term Loan Agreement (or any substantially similar term in any Term Loan Facility) and in each case, any Permitted Refinancing thereof,

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

(iii) any restrictions set forth in the agreement governing any Indebtedness incurred under clause (j) of the definition of “Permitted Indebtedness” so long as the restrictions set forth therein are not materially more restrictive than the corresponding provisions in the Loan Documents,

(iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(v) restrictions and conditions existing on the date hereof identified on Schedule 7.02(m) (but not to any amendment or modification expanding the scope or duration of any such restriction or condition),

(vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien,

(vii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof,

(viii) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture,

(ix) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 7.02(a),

(x) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition,

(xi) Requirements of Law,

(xii) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.02(c) or the sale of any property permitted under Section 7.02(d) pending the consummation of such transaction or sale,

(xiii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower,

(xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person or the Property or assets of the Person so acquired, or

(xv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (vi), (x), (xiii) or (xiv) of this clause (m); provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

(n) Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Transactions) or that are reasonably related, incidental, ancillary or complementary thereto.

(o) Holding Company. In the case of Holdings, engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as a member of the consolidated group of companies, that includes the Loan Parties, (iv) the execution and delivery of the Loan Documents and the Term Loan Documents to which it is a party and the performance of its obligations thereunder, (v) the incurrence of Indebtedness permitted to be incurred by Holdings pursuant to Section 7.02(a), (vi) the consummation of any Permitted Acquisition so long as any assets acquired in connection with such Permitted Acquisition are owned by the Borrower or a Subsidiary of the Borrower immediately following such Permitted Acquisition, (vii) Restricted Payments permitted to be made or received by Holdings under Section 7.02(e), (viii) the consummation of a Qualified Public Offering or any other issuance of its Capital Stock, (ix) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Section 7.02, and (x) activities incidental to the businesses or activities described in clauses (i) through (ix) of this clause (o).

Section 7.03 Financial Covenant.

So long as any principal of or interest on any Revolving Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, upon the commencement and during the continuance of a Covenant Trigger Period, each Loan Party shall not permit the Consolidated Fixed Charge Coverage Ratio of Holdings and its Subsidiaries to be less than 1:00:1:00. For the purposes of this Section 7.03, the Consolidated Fixed Charge Coverage Ratio shall be tested on a trailing four-Fiscal Quarter period basis on the last day of each Fiscal Quarter for which financial statements have been or are required to be delivered immediately prior to the commencement of a Covenant Trigger Period or occurring at any time during a Covenant Trigger Period.

ARTICLE VIII

[Reserved]

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, fee or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 2.15, Section 7.01(b)(iii), Section 7.01(d)(i) (with respect to the Borrower only), Section 7.01(g)(i), Section 7.02 or Section 7.03 of this Agreement, (ii) any covenant or agreement contained in paragraph (e) (with respect to policies of property insurance) of Section 7.01 and with respect to this clause (ii), such failure shall remain unremedied for a period of five Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or (iii) any covenant or agreement contained in clause (a) or clause (b)(i) of Section 7.01 and with respect to this clause (iii), such failure shall remain unremedied for a period of ten Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9.01), and such default shall continue unremedied for a period of thirty (30) days after any such days after notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Hedge Agreement that constitutes Material Indebtedness, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default or event of default pursuant to any breach of a financial covenant in any Term Loan Facility shall not constitute a Default or an Event of Default under this Agreement unless and until the earlier of (A) 60 days after such breach occurs and (B) the lenders under such Term Loan Facility declaring all amounts outstanding under such Term Loan Facility to be immediately due and payable and all outstanding commitments outstanding under such Term Loan Facility to be immediately terminated, and such declaration has not been rescinded on or before such date; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days after any such days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall occur with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (ii) a Reportable Event shall occur, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed, with respect to a Single Employer Plan, (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any withdrawal by the Borrower or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) shall occur or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA shall occur, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any failure to make a required contribution to a Multiemployer Plan shall occur, (vii) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (viii) any Group Member shall engage in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal for a period of 30 consecutive days and any such judgments or decrees is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $15,000,000 or more; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect or binding on or enforceable against any Loan Party intended to be a party thereto, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except to the extent the loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing Collateral or to file Uniform Commercial Code continuation statements); or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(k) a Change of Control occurs; or

(l) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, bonding and enforceable against the holders of any Junior Financing, if applicable, or (iii) any Loan Party or any Subsidiary of any Loan Party, shall assert any of the foregoing in writing;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower or Holdings, automatically the Revolving Credit Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required to draw thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required to draw thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts or other demands for payment drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired (without any pending drawing thereon) or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired (without any pending drawing thereon) or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE X

THE AGENTS

Section 10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

Each Lender and the L/C Issuer hereby appoints Wells Fargo as the Administrative Agent and as the Collateral Agent under the Loan Documents and hereby authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that no Agent is acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on any Agent or any of the Lenders or L/C Issuer except as expressly set forth herein. Each Lender hereby further authorizes Collateral Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.

Section 10.02 Agents and Affiliates.

Each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes each Agent in its individual capacity as a Lender (if applicable).

Section 10.03 Action by Agents.

If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to and in compliance with the notice provisions hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Agents under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, no Agent shall be required to take any action hereunder with respect to any Default or Event of Default, except as otherwise expressly provided for herein. Upon the occurrence of an Event of Default, the Collateral Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Collateral Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interests of the Lenders and L/C Issuer. In no event, however, shall an Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require each Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 10.04 Consultation with Experts.

Each Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.05 Liability of Agents; Credit Decision.

Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any extension of credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Loan Party contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and no Agent makes any representation of any kind or character with respect to any such matter mentioned in this sentence. Each Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. Each Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on any Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and the other Loan Parties, and the Agents shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 10.06 Indemnity.

The Lenders shall ratably, in accordance with their respective Pro Rata Shares, indemnify and hold each Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. Each Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to such Agent or any L/C Issuer hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of an Agent to be held by it for its own account and with any amounts offset for the benefit of a

L/C Issuer to be remitted by the Administrative Agent to of for the account of such L/C Issuer, as applicable), but shall not be entitled to offset against amounts owed to any Agent or any L/C Issuer by any Lender arising outside of this Agreement and the other Loan Documents.

Section 10.07 Resignation of Agents and Successor Agents.

Any Agent may resign at any time by giving at least 30 days prior written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of such Agent, the Required Lenders shall have the right to appoint a successor to such Agent with the consent to of the Borrower (not to be unreasonably withheld or delayed, and not to be required if an Event of Default then exists). If no such successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation then the retiring Agent may, with the consent to of the Borrower (not to be unreasonably withheld or delayed, and not to be required if an Event of Default then exists), on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent and/or Collateral Agent hereunder, as applicable, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder in its capacity as such. After any retiring Agent’s resignation hereunder in such capacity, the provisions of this ARTICLE X and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If an Agent resigns in such capacity and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) in the case of the Administrative Agent, the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) in the case of the Collateral Agent, the Administrative Agent’s rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 10.08 L/C Issuer.

The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Request and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 10.09 Hedging Obligations and Obligations under Specified Hedge Agreements.

By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.07 hereof, as the case may be, any Qualified Counterparty with whom any Loan Party has entered into a Specified Hedge Agreement or Specified Cash Management Agreement shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Qualified Counterparty under the Loan Documents consist exclusively of such Qualified Counterparty’s right to share in payments and collections out of the Collateral and the Guarantee Obligations under the Loan Documents as more fully set forth herein. In connection with any such distribution of payments and collections, or any request for the release of the Guarantee Obligations under the Loan Documents and the Collateral Agent’s Liens in connection with the termination of the Revolving Credit Commitments and the payment in full of the Obligations, the Agents shall be entitled to assume no amounts are due to any Qualified Counterparty with respect to a Specified Hedge Agreement or Specified Cash Management Agreement unless such Qualified Counterparty has notified the Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution or payment or release of the Collateral Agent’s Liens and Guarantee Obligations under the Loan Documents.

Section 10.10 Lead Arranger, Etc.

Each of the Lead Arranger, Bookrunner, and Syndication, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as an Agent, or as L/C Issuer. Without limiting the foregoing, each of the Lead Arranger, Bookrunner, and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, each Agent, L/C Issuer, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger, Joint Bookrunners, or Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Lead Arranger, Joint Bookrunners, or Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Administrative Agent and Borrower.

Section 10.11 Authorization to Release or Subordinated or Limited Liens.

The Collateral Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Loan Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.02(c) hereof or which has otherwise been consented to in accordance with Section 12.02 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capital Lease Obligation, and the Lien securing the same, are permitted hereunder, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Revolving Credit Commitments and payment in full in cash of the Obligations.

Section 10.12 Authorization to Enter into, and Enforcement of, the Loan Documents.

Each Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Loan Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Loan Documents as such Agent considers appropriate, provided the Agents shall not amend the Loan Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Loan Documents upon the execution and delivery thereof by an Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than Collateral Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Loan Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Liens of the Collateral Agent (or any security trustee therefor) under the Loan Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Collateral Agent (or its security trustee) in the manner provided for in the relevant Loan Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

Section 10.13 Credit Bids.

The Loan Parties and the Lenders hereby irrevocably authorize the Collateral Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Requirements of Law in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Collateral Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Collateral Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.

All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attention: John Bakewell, Chief Financial Officer

Telephone: 978-436-7073

Telecopier: 978-436-7522

with a copy to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attention: Michael Duffy, VP, General Counsel and Secretary

Telephone: 978-671-8408

Telecopier: 978-671-8724

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Andrew Yoon, Esq.

Telephone: 212-310-8689

Telecopier: 212-310-8007

if to the Administrative Agent, to it at the following address:

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attn: Specialty Finance Manager

Telephone: 310-453-7300

Telecopier: 310-453-7442

with a copy to:

Paul Hastings LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626

Attention: Katherine E. Bell, Esq.

Telephone: 714-668-6238

Telecopier: 714-668-6338

if to the Collateral Agent, to it at the following address:

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attn: Specialty Finance Manager

Telephone: 310-453-7300

Telecopier: 310-453-7442

with a copy to:

Paul Hastings LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626

Attention: Katherine E. Bell, Esq.

Telephone: 714-668-6238

Telecopier: 714-668-6338

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Section 12.02 Amendments, Etc.

No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and, in the case of amendments, each Loan Party that is a party to this Agreement) or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that no amendment, waiver or consent shall (i) increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Revolving Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Revolving Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Revolving Credit Commitment without the written consent of each Lender, (iii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Loans that is required for the Lenders or any of them to take any action hereunder, in each case, without the written consent of each Lender that would be affected thereby, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, in each case, without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in Sections 7.02(d) and Section 10.11 of this Agreement), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders (except as otherwise provided in Section 10.11 of this Agreement), or release the Borrower or any Guarantor, in each case, without the written consent of each Lender that would be affected thereby, (vi) amend, modify or waive Section 4.04 or this Section 12.02 or (vii) amend, modify or eliminate components of the definition of the “Borrowing Base” or any of the defined terms that are used therein (including the definitions of Accounts Receivable Component, Inventory Component, M&E Component, Eligible Accounts Receivable, Eligible Inventory, Eligible M&E and Reserves) to the extent that any such amendment, modification or elimination results in more credit being made available to Borrower hereunder, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc.

No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Attorneys’ Fees.

The Borrower will pay on demand, (i) all reasonable out-of-pocket costs and expenses incurred by or on behalf of each Agent or L/C Issuer (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender) (which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel for the Agents and the Lenders, unless a conflict of interest exists), photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, environmental audits, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Secured Parties’ relationship with Holdings or any of its Subsidiaries, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of their interest in Collateral or other security granted to such Person under a Loan Document, in accordance with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) each Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys (which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel for the Agents and the Lenders, unless a conflict of interest exists), accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Holdings or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action with respect to the Collateral, (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing, or (o) any financial examination, appraisal, or valuation fees and expenses of Administrative Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges are payable by Borrower pursuant to the terms of this Agreement, (ii) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Holdings or its Subsidiaries, (iii) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (iv) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party. Without limitation of the foregoing or any other provision of any Loan Document, (i) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (ii) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05 Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, any Agent, any Lender or the L/C Issuer may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent, such Lender or the L/C Issuer to or for the credit or the account of any Loan Party against any and all Obligations either now or hereafter existing, irrespective of whether or not such Agent, such Lender or the L/C Issuer shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent, each Lender and the L/C Issuer agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents, the Lenders and the L/C Issuer under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents, the Lenders and the L/C Issuer may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may with the written consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (no such consents to be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Revolving Credit Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and, after receipt of such Assignment and Acceptance, the Administrative Agent shall notify the Borrower of the same with reasonable promptness

(except such notice shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no Lender shall assign any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is identified in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter as an “Excluded Assignee/Participant” (it being agreed and understood that this clause (iii) shall not prohibit assignments by any Lender to any of its Affiliates or Related Funds or to any other Lender); (iv) no Lender shall assign any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is a direct competitor of a Loan Party or has a controlling equity interest in, or is under common control with, a direct competitor of a Loan Party (it being agreed and understood that (x) for purposes of this clause (iv), a direct competitor of a Loan Party shall mean a Person that, as a material part of its business, manufactures or distributes Products, and (y) this clause (iv) shall not prohibit assignments by any Lender to any of its Affiliates or Related Funds, to any other Lender or to any commercial bank), and (v) no written consent of the Administrative Agent or the Borrower shall be required in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender shall not assign all or any portion of its rights or obligations under this Agreement to any Loan Party, any Affiliate of any Loan Party, the Sponsor or any Affiliate of the Sponsor. Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and the principal amount of the Revolving Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. Subject to the penultimate sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Borrower. The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Borrower pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) Any Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d), (f) and (g).

(i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitments, the Revolving Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Revolving Credit Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Revolving Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Revolving Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.11 of this Agreement or any other Loan Document); (iv) no Lender shall participate any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is identified in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter as an “Excluded Assignee/Participant” (it being agreed and understood that this clause (iv) shall not prohibit participations by any Lender to any of its Affiliates or Related Funds or to any other Lender); and (v) no Lender shall participate any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is a direct competitor of a Loan Party or has a controlling equity interest in, or is under common control with, a direct competitor of a Loan Party (it being agreed and understood that (x) for purposes of this clause (v), a direct competitor of a Loan Party shall mean a Person that, as a material part of its business, manufactures or distributes Products, and (y) this clause (v) shall not prohibit participations by any Lender to any of its Affiliates or Related Funds, to any other Lender or to any commercial bank). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Revolving Credit Commitments and the Revolving Loans as if it was a Lender; provided, that a participant shall not be entitled to receive any greater payment under Sections 2.08 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless (I) the sale of the participation to such participant is made with the Borrower’s prior written consent, or (II) such entitlement to a greater payment resulted from a Change in Law after the participant became a participant.

(j) If (i) the Borrower is obligated to make any material payments under Section 2.08 and Section 4.05 to any Lender, (ii) any Lender becomes a Defaulting Lender, or (iii) any action to be taken by the Lenders or the Agents hereunder requires the unanimous consent, authorization, or agreement of all Lenders and the Required Lenders have agreed to such consent, authorization, or agreement, and a Lender fails to give its consent, authorization, or agreement (each such Lender, other than any Agent or any Lender that is an Affiliate or Related Fund of each Agent, an “Affected Lender”), then the Borrower, upon at least five (5) Business Days prior irrevocable notice to the Agents and the Affected Lender, may require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to one or more substitute Lenders with the consent of the Administrative Agent (each, a “Substitute Lender”). The Substitute Lender shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 12.07(b), (B) such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10), from the Substitute Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 4.05, such assignment will result in a reduction in such compensation or payments thereafter; and (D) such assignment does not conflict with applicable Requirements of Law.

(k) Such notice to replace the Affected Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given; provided, that any Affected Lender which receives notice pursuant to Section 12.07(j) that it is being replaced shall not be replaced if, not later than three (3) Business Days’ following receipt by such Lender of such notice, the conditions set forth in clauses (i), (ii) and (iii) above are no longer applicable with respect to such Lender. Neither any Agent nor any Lender shall have any obligation to the Borrower to find a Substitute Lender. Prior to the effective date of such replacement, the Affected Lender and each Substitute Lender shall execute and deliver an Assignment and Acceptance, subject only to the Affected Lender being repaid its share of the outstanding Obligations. If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Affected Lender shall be made in accordance with the terms of this Section 12.07.

(l) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further, that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.07(l), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of any Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 12.08 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE; JUDICIAL REFERENCE.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ANY AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY

SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.10(b). TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 12.11 BELOW IS NOT ENFORCEABLE IN SUCH PROCEEDING, EACH LOAN PARTY, EACH AGENT AND EACH LENDER HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)—(D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR

TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC.

EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD

NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders.

Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter; Survival.

(a) Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

(b) All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or been terminated.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 12.15 Indemnification.

(a) General Indemnity. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender, and the L/C Issuer and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel per specialty area for the indemnified parties, unless a conflict of interest exists) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower or the L/C Issuer’s issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Revolving Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter to the extent caused by the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent such Release or threatened Release relates to Hazardous Materials generated or disposed of by any contract manufacturer of a Loan Party or Subsidiary of Loan Party as a result of the contract manufacturing performed on behalf of such Loan Party or its Subsidiaries, any contract manufacturer for a Loan Party or Subsidiary of a Loan Party, or (y) of any Hazardous Materials generated and disposed of by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent such Release relates to Hazardous Materials generated or disposed of by any contract manufacturer of a Loan Party or Subsidiary of Loan Party as a result of the contract manufacturing performed on behalf of such Loan Party or its Subsidiaries; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or any contract manufacturer for a Loan Party or Subsidiary of Loan Party to the extent arising out of contract manufacturing performed on behalf of such Loan Party or its Subsidiary; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any contract manufacturer by or on behalf of any Loan Party or any Subsidiary of any Loan Party, any contract manufacturer for a Loan Party or Subsidiary of Loan Party; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(q) or the breach of any covenant made by the Loan Parties in Section 7.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents; provided, that the Borrower shall not have any obligation to any Indemnitee under this Section 12.15 for any matter covered hereunder to the extent caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final, nonappealable judgment of a court of competent jurisdiction.

Section 12.16 Records.

The unpaid principal of and interest on the Revolving Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Revolving Credit Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, the Unused Line Fee and the Letter of Credit Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect.

This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Excess Interest.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Revolving Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.19 Confidentiality.

Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information); provided, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors or accountants, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided, that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. Notwithstanding anything herein to the contrary, the information subject to this Section 12.19 shall not include, and each Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent or such Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Revolving Loans, Letters of Credit and transactions contemplated hereby.

Section 12.20 USA Patriot Act Notice.

Each Lender that is subject to the USA PATRIOT Act or the PCTFA, and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, or the PCTFA, as applicable, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the

Agents. In addition, if Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses for the account of Borrower.

Section 12.21 Tax Shelter Regulations.

None of the Loan Parties intends to treat the Revolving Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Agents thereof, and (2) deliver to the Agents a duly completed copy of IRS Form 8886 or any successor form. If the Borrower so notifies the Agents, the Borrower acknowledges that one or more of the Lenders may treat its Revolving Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 12.22 Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23 THE ABL INTERCREDITOR AGREEMENT.

EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERL AGENT TO ENTER INTO THE ABL INTERCREDITOR AGREEMENT AS “ABL AGENT” ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 12.23 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE ABL INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE ABL INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT. THE PROVISIONS OF THIS SECTION 12.23 ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE TERM LOAN AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation

By:	/s/ John Bakewell
Name:	John Bakewell
Title:	Chief Financial Officer and Treasurer

HOLDINGS:

LANTHEUS HOLDINGS, INC., a Delaware corporation

By:	/s/ John Bakewell
Name:	John Bakewell
Title:	Chief Financial Officer and Treasurer

SUBSIDIARY GUARANTOR:

LANTHEUS MI REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ John Bakewell
Name:	John Bakewell
Title:	Treasurer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (LANTHEUS 2015)]

COLLATERAL AGENT, ADMINISTRATIVE AGENT, and LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Scott Sanford
Name:	Scott Sanford
Title:	Duly Authorized Signatory

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (LANTHEUS 2015)

Schedule 1.01(a)

LENDERS AND LENDERS’ REVOLVING CREDIT COMMITMENTS

Revolving Credit Lenders	Revolving Credit Commitment
Wells Fargo Bank, National Association	$50,000,000
Total:	$50,000,000

1

Schedule 6.01(d)

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

2

Schedule 6.01(o)

SUBSIDIARIES

(a)	Subsidiaries:

Entity Name	Owner	Jurisdiction	Ownership Percentage
Lantheus Medical Imaging, Inc.	Lantheus Holdings, Inc.	Delaware	100%
Lantheus MI Real Estate, LLC	Lantheus Medical Imaging, Inc.	Delaware	100%
Lantheus MI Radiopharmaceuticals, Inc.	Lantheus Medical Imaging, Inc.	Puerto Rico	100%
Lantheus MI Australia Pty Ltd.	Lantheus Medical Imaging, Inc.	Victoria, Australia	100%
Lantheus MI Canada, Inc.	Lantheus Medical Imaging, Inc.	Ontario, Canada	100%
Lantheus MI UK Limited	Lantheus Medical Imaging, Inc.	England and Wales	100%

(b)	Joint Ventures: None.

(c)	Unrestricted Subsidiaries: None.

3

Schedule 6.01(s)

UCC FILING JURISDICTIONS

Entity Name	Jurisdiction of Organization	Filing Office
Lantheus Holdings, Inc.	Delaware	Secretary of State
Lantheus Medical Imaging, Inc.	Delaware	Secretary of State
Lantheus MI Real Estate, LLC	Delaware	Secretary of State

4

Schedule 7.02(a)

EXISTING INDEBTEDNESS

1.	Indebtedness related to the Liens listed on Schedule 8.3.

2.	Indebtedness in connection with the following Capital Lease outstanding as of the Closing Date:

Entity	Lender	Type of Debt	Balance
Lantheus Medical Imaging, Inc.	Ricoh USA, Inc.	Capital Lease	$66,749
Total:			$66,749

3.	Senior Notes.[1]

[1]	Irrevocable redemption notice will be issued on the Closing Date and the Senior Notes will be redeemed 30 days thereafter.

5

Schedule 7.02(b)

EXISTING LIENS

Liens related to the Indebtedness listed on item 2 of Schedule 8.2 and the following Liens:

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Lantheus Medical Imaging, Inc.	Delaware	UCC	Thermo Fisher Financial Services, Inc.	Equipment	09/16/2014	2014 3700366	n/a	n/a

6

Schedule 7.02(d)

DISPOSITIONS

None.

7

Schedule 7.02(f)

EXISTING INVESTMENTS

Investments listed on Schedule 5.15.

8

Schedule 7.02(h)

TRANSACTIONS WITH AFFILIATES

None.

9

Schedule 7.02(m)

CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS

None.

10

EXHIBIT A

[FORM OF] ASSIGNMENT AND ACCEPTANCE

[            , 20[    ]]

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Assignment Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Revolving Credit Commitment contained in the Credit Agreement as are set forth on Schedule 1 hereto, in the principal amount for the Revolving Credit Commitment and the Revolving Loans as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that (i) the Assignor is the legal and beneficial owner of the Assigned Interest, (ii) the Assignor has full organizational power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iii) the interest being assigned by the Assignor hereunder is free and clear of any lien, encumbrance or other adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its respective Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any promissory notes held by it evidencing the Revolving Credit Commitment and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached promissory notes, if any, for a new promissory notes or promissory notes payable to the Assignee and (ii) if the Assignor has retained any interest in the

Ex. A-1

Revolving Credit Commitment, requests that the Administrative Agent exchange the attached notes, if any, for a new promissory note or promissory notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Assignment Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and has full organizational power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 7.01(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.08(d) of the Credit Agreement; (f) confirms that it satisfies the requirements set forth in Section 12.07(b); (g) represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (h) if it is a Non-U.S. Lender, attaches to the Assignment and Acceptance any documentation required to be delivered by it pursuant to Sections 2.08(d) and 12.07(i) of the Credit Agreement, duly completed and executed by such Assignee and (i) confirms that the Assignee is not an “Excluded Assignee/Participant” (identified in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter).

4. The effective date of this Assignment and Acceptance (the “Assignment Effective Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee; (b) the date this Assignment and Acceptance has been accepted by the Administrative Agent and recorded in the Register; (c) the date of receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500; (d) the assignment effective date specified on Schedule 1 hereto; and (e) the receipt by Assignor of the Purchase Price specified in Schedule 1 hereto. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Assignment Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than three (3) Business Days after the delivery thereof to the Administrative Agent).

5. Upon such acceptance and recording, from and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for

Ex. A-2

amounts which have accrued from and after the Assignment Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Assignment Effective Date directly between themselves on the Assignment Effective Date.

6. From and after the Assignment Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, (and, to the extent this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.08, 2.10, 4.05 and the indemnity provisions of Sections 10.06 and 12.04 of the Credit Agreement; provided, to the extent applicable, that the Assignor continues to comply with the requirements of Sections 2.08(d) of the Credit Agreement).

7. THE VALIDITY OF THIS ASSIGNMENT AND ACCEPTANCE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

8. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE SUBJECT TO THE PROVISIONS REGARDING CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE, JUDICIAL REFERENCE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12.10 AND 12.11 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Ex. A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Ex. A-4

ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[CONSENTED TO]:[1]

[LANTHEUS MEDICAL IMAGING, INC., as Borrower]

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent]

By:
Name:
Title:

[1]	See Section 12.07 of the Credit Agreement to determine whether the consent of the Borrower and/or Administrative Agent is required.

Ex. A-5

Schedule 1 to

Assignment and Acceptance

Name of Assignor:

Name of Assignee:

[Indicate if Assignee is an Affiliated Lender]

Effective Date of Assignment and Acceptance:

Purchase Price:

Revolving Credit Commitment/Revolving Loans Assigned	Aggregate Amount of Revolving Credit Commitment/Revolving Loans for all Lenders
[Revolving Credit Commitment/Revolving Loan]
	[$	]
Principal Amount Assigned	Percentage Assigned[2]
$	.**	%

Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

[2]	Calculate the Revolving Credit Commitment/Revolving Loans percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Revolving Credit Commitments/Revolving Loans of all Lenders.

Ex. A-6

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

[            , 20[    ]]

This Compliance Certificate is delivered pursuant to that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies in its capacity as [            ] of the Borrower, and not individually, as follows:

1. I am the duly elected, qualified and acting [            ] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Group Members during the accounting period covered by the financial statements to be delivered pursuant to Section 7.01(a)[(i)(ii)] of the Credit Agreement for the fiscal [quarter/year] ended [            ], attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any Default or Event of Default , except as set forth on Attachment 2 hereof.

4. Attached hereto as Attachment 3 are the computations showing compliance with the covenant set forth in Section 7.03 of the Credit Agreement.

5. To the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, attached hereto as Attachment 4 is a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to Section 7.01(b)(i)(B) of the Credit Agreement (or, in the case of the first such list delivered, since the Effective Date).

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Ex. B-1

IN WITNESS WHEREOF, I, the undersigned, have executed this Compliance Certificate on behalf of the Borrower as of the date first written above.

LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

Ex. B-2

Attachment 1 to

Compliance Certificate

[FINANCIAL STATEMENTS]

Ex. B-3

Attachment 2 to

Compliance Certificate

DEFAULT OR EVENT OF DEFAULT

Ex. B-4

Attachment 3 to

Compliance Certificate

FIXED CHARGE COVERAGE RATIO

The information described herein pertains to the period from             , 20     to             , 20     .

Consolidated Fixed Charge Coverage Ratio:

The Consolidated Fixed Charge Coverage Ratio as of the last day for the period of four (4) Fiscal Quarters most recently ended is         :1.00.

Ex. B-5

Attachment 4 to

Compliance Certificate

INTELLECTUAL PROPERTY

Ex. B-6

EXHIBIT C

[FORM OF] NOTICE OF BORROWING

[Letterhead of the Borrower]

[                , 20[    ]]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent under the

Credit Agreement referred to below

    2450 Colorado Avenue, Suite 3000 West

    Santa Monica, California 90404

Re: Lantheus Medical Imaging, Inc. (the “Borrower”)

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”) in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby gives you irrevocable notice1, pursuant to Section 2.02(a) of the Credit Agreement of its request of a borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

1. The date of the Proposed Borrowing is [            ] (the “Funding Date”).

2. The aggregate principal amount of Revolving Loans is $            , of which $             consists of Reference Rate Loans and $             consists of LIBOR Rate Loans having an initial Interest Period of              months.

3. The proceeds of the Proposed Borrowing should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions attached hereto as Attachment 1.

The undersigned hereby certifies as to the following:

[1]	Notice must be received by the Administrative Agent prior to 10:00 a.m. (i) in the case of a Reference Rate Loan, one (1) Business Day prior to the date of the proposed borrowing and (ii) in the case of a LIBOR Rate Loan, three (3) Business Days prior to the date of the proposed borrowing.

Ex. C-1

(i) each of the representations and warranties contained in ARTICLE VI of the Credit Agreement and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Revolving Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Funding Date as though made on and as of on and as of the Funding Date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date);

(ii) no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made, or the issuance of such Letter of Credit to be issued, on the Funding Date; and

(iii) after giving effect to the making of such Revolving Loan or issuance of such Letter of Credit, the Total Revolving Exposure does not exceed the Line Cap.

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Ex. C-2

Very truly yours,

LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

Ex. C-3

Attachment 1 to

Notice of Borrowing

PAYMENT INSTRUCTIONS

Ex. C-4

EXHIBIT D

[FORM OF] GUARANTEE AND COLLATERAL AGREEMENT

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 30, 2015, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors” and, excluding the Borrower, the “Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below) and as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the Guarantors, the several lenders from time to time parties thereto (each, a “Lender” and individually and collectively, the “Lenders”), Administrative Agent, Collateral Agent, and Wells Fargo, as sole lead arranger, bookrunner and syndication agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower and Holdings are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement and, to the extent applicable, the financial accommodations under the Specified Hedge Agreements and the Specified Cash Management Agreements will be used for working capital requirements and for general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and, to the extent applicable, the providing of financial accommodations under the Specified Hedge Agreements and the Specified Cash Management Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and, to the extent applicable, of the Qualified Counterparties to provide financial accommodations under the Specified Hedge Agreements and the Specified Cash Management Agreements, that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises set forth above and in order to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodation, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Ex. D-1

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof): Accounts, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Money, Negotiable Documents, Payment Intangibles, Securities Accounts, Securities Entitlements, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“ABL Intercreditor Agreement”: that certain Intercreditor Agreement, dated as of the Effective Date, among, inter alios, the Administrative Agent, as agent for the ABL Claimholders referred to therein, the Term Loan Agent, as agent for the Term Loan Claimholders referred to therein and the Loan Parties from time to time party thereto.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Borrower”: as defined in the recitals to this Agreement.

“Borrower Obligations”: the collective reference to the “Obligations” (as such term is defined in the Credit Agreement) of the Borrower.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright Licenses”: all written agreements entered into by any Grantor pursuant to which such Grantor grants or obtains any right with respect to any Copyright, including, without limitation, any rights to print, publish, copy, distribute, create derivative works, or otherwise exploit and sell copyrighted materials, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such Copyrights, together with any and all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present and future breaches or other violations with respect thereto and (iii) rights to sue for past, present and future breaches or violations thereof.

“Copyright Security Agreement”: an agreement substantially in the form of Annex II-A hereto.

Ex. D-2

“Copyrights”: collectively, copyrights (whether registered or unregistered in the United States or any other country or any political subdivision thereof) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), including, without limitation, each registered copyright identified on Schedule 5, together with any and all (i) registrations and applications therefor, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriations or other violations thereof, (v) rights to sue or otherwise recover for past, present and future infringements, misappropriations or other violations thereof and (iv) rights corresponding thereto throughout the world.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary or Disregarded Domestic Person, as applicable.

“Grantor”: as defined in the preamble to this Agreement.

“Guarantors”: as defined in the preamble to this Agreement.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or Specified Hedge Agreement or Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender to the extent required to be paid pursuant to the Credit Agreement) or otherwise (including all interest and fees arising or incurred as provided in the Loan Documents or any Specified Hedge Agreement or any Specified Cash Management Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding); provided, with respect to any Guarantor at any time, the definition of “Guarantor Obligations” shall exclude Excluded Swap Obligations with respect to such Guarantor at such time.

“Holdings”: as defined in the recitals to this Agreement.

“Intellectual Property”: the collective reference to Copyrights, Patents, Trademarks and Trade Secrets.

“Intellectual Property Licenses”: the collective reference to the Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses.

Ex. D-3

“Intercompany Note”: any promissory note evidencing loans or other monetary obligations owing to any Grantor by any Group Member.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than Excluded Assets) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity Interests.

“Issuers”: the collective reference to each issuer of any Investment Property or Pledged Equity Interests purported to be pledged hereunder.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License”: all written agreements pursuant to which a Grantor grants or obtains any right to any Patent, including, without limitation, any rights to manufacture, use, import, export, distribute, offer for sale or sell any invention covered by a Patent, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such Patents, together with any and all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, and payments now and hereafter due and/or payable under or and with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches and other violations thereof and (iii) rights and remedies to sue for past, present and future breaches and other violations of any of the foregoing.

“Patent Security Agreement”: an agreement substantially in the form of Annex II-B hereto.

“Patents”: collectively, patents, patent applications, certificates of inventions, industrial designs (whether issued or applied-for in the United States or any other country or any political subdivision thereof), including, without limitation, each issued patent and patent application identified on Schedule 5, together with any and all (i) inventions and improvements described and claimed therein, (ii) reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto, (iii) income, fees, royalties, damages, and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future infringements, misappropriations and other violations thereof, (iv) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing and (v) rights, priorities, and privileges corresponding to any of the foregoing throughout the world.

“Pledged Alternative Equity Interests”: all participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests, all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Notes, Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests or Excluded Assets.

“Pledged Equity Interests”: all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests”: all interests owned by any Grantor in any limited liability company (including those listed on Schedule 1) and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest, and all

Ex. D-4

dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged LLC Interests include Excluded Assets.

“Pledged Notes”: any Intercompany Notes at any time issued to any Grantor and any other promissory notes at any time issued to or owned, held or acquired by any Grantor evidencing indebtedness which is in excess of $500,000 individually or $2,500,000 in the aggregate (including those listed on Schedule 1).

“Pledged Partnership Interests”: all interests owned by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership (including those listed on Schedule 1) and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged Partnership Interests include Excluded Assets.

“Pledged Stock”: all shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (including those listed on Schedule 1) at any time issued or granted to or owned, held or acquired by any Grantor, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the Issuer of such shares or on the books and records of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided that in no event shall Pledged Stock include Excluded Assets.

“PTO”: the United States Patent and Trademark Office and any substitute or successor agency.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC, including, in any event, all dividends, returns of capital and other distributions and income from Investment Property and all collections thereon and payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including all Accounts and health care insurance receivables).

“Secured Obligations”: the Borrower Obligations and the Guarantor Obligations; provided, with respect to any Guarantor at any time, the definition of “Secured Obligations” shall exclude Excluded Swap Obligations with respect to such Guarantor at such time.

“Securities Act”: the Securities Act of 1933, as amended.

Ex. D-5

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Termination Date”: the date when the Revolving Credit Commitments have been terminated and all Secured Obligations have been paid in full.

“Trade Secret License”: with respect to any Grantor, any written agreement pursuant to which such Grantor grants or obtains any right to use any Trade Secret, including the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such Trade Secrets, together with all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present and future breaches or other violations with respect thereto and (iii) rights to sue for past, present and future breaches or violations thereof.

“Trade Secrets”: (i) all trade secrets, confidential information, know-how and proprietary processes, designs, inventions, technology, and proprietary methodologies, algorithms, and information, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present and future infringements, misappropriations or other violations with respect thereto and (iii) rights to sue for past, present and future infringements, misappropriations or violations thereof.

“Trademark License”: any written agreement pursuant to which a Grantor grants or obtains any right to use any Trademark, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such Trademarks, together with all (i) amendments, modifications, renewals, extensions, and supplements thereof, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present and future breaches or other violations thereof and (iii) rights, priorities, and privileges and remedies to sue for past, present and future breaches and other violations of any of the foregoing.

“Trademark Security Agreement”: an agreement substantially in the form of Annex II-C hereto.

“Trademarks”: collectively, all trademarks, service marks, certification marks, tradenames, corporate names, company names, business names, slogans, logos, trade dress, Internet domain names, and other source identifiers, whether registered or unregistered in the United States or any other country or any political subdivision thereof, together with any and all (i) registrations and applications for any of the foregoing, including, without limitation, each registration and application identified on Schedule 5 hereto, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof, (vi) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing and (vii) rights, priorities, and privileges corresponding to any of the foregoing throughout the world.

“UCC”: the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

Ex. D-6

“Unasserted Contingent Obligations”: has the meaning specified therefor in the Credit Agreement.

1.2 Other Definitional Provisions. This Agreement shall be subject to the rules of construction and other terms and definitional provisions set forth in Section 1.02 of the Credit Agreement and such Section shall be incorporated herein by this reference mutatis mutandis.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Borrower Obligations; provided, that obligations of any Loan Party under or in respect of any Specified Hedge Agreement or any Specified Cash Management Agreement shall be guaranteed only to the extent that, and for so long as, the other Obligations are so guaranteed.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Revolving Loans or Reimbursement Obligations under the Credit Agreement and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents or other applicable documents governing such Borrower Obligations on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Capital Stock in such Guarantor. For the avoidance of doubt, the application of the provisions of this Section 2.1(b) or any similar provisions in any other Loan Document: (x) is automatic to the extent applicable, (y) is not an amendment or modification of this Agreement, any other Loan Document or any other applicable document governing Borrower Obligations and (z) does not require the consent or approval of any Person.

(c) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 have been paid in full and all Revolving Credit Commitments have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) unless released as provided in clause (iii) below, shall survive the repayment of the Revolving Loans and Reimbursement Obligations under the Credit Agreement, the termination of commitments to extend credit under the Credit Agreement, and the release of the Collateral and remain enforceable as to all Borrower Obligations that survive such repayment, termination and release and (iii) shall be released when and as set forth in Section 8.15(a) or (b).

(d) No payment made by the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Borrower Obligations then outstanding or thereafter incurred.

Ex. D-7

2.2 Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by any Grantor or is received or collected on account of the Borrower Obligations from any Grantor or its property:

(a) If such payment is made by the Borrower or from its property, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(b) If such payment is made by the Borrower or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 2.2(c), the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(c) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Secured Obligations (other than Unasserted Contingent Obligations), (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets (net of their liabilities, other than Secured Obligations) and any other equitable considerations deemed appropriate by the court.

(d) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Section 2.2(c), such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Secured Obligations (other than Unasserted Contingent Obligations), to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor under Section 2.2(c)) to any security interest that may then be held by the Collateral Agent upon any Collateral granted to it in this Agreement. To the fullest extent permitted under applicable law, such right of subrogation shall be enforceable solely against the Borrower and the Guarantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Guarantor, then (subject to and upon payment in full of all outstanding Secured Obligations (other than Unasserted Contingent Obligations)), the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument reasonably satisfactory to the Administrative Agent and such Guarantors transferring, on a quitclaim basis without (to the fullest extent permitted under applicable law) any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent in accordance with the terms of the Loan Documents.

(e) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Secured Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in

Ex. D-8

full of all of the Secured Obligations. Until payment in full of the Secured Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Secured Obligations in accordance with Section 6.5. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, substantially in the form received and, if necessary, duly endorsed.

(f) The obligations of the Guarantors under the Loan Documents and any Specified Hedge Agreements and any Specified Cash Management Agreements, including their liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(g) Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) to the fullest extent permitted by applicable law, neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right.

2.3 Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents, any Specified Hedge Agreement, any Specified Cash Management Agreement and any other documents executed and delivered in connection therewith may be amended, restated, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as the Administrative Agent (or the requisite Secured Parties) may deem reasonably advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law or any Loan Document.

Ex. D-9

2.4 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Borrower Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5 Reinstatement. The guarantee contained in this Section 2 and the security interests created hereunder shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Borrower Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.

2.6 Payments. Each Guarantor hereby agrees to pay all amounts due and payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in the Credit Agreement.

2.7 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Section 2 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Section 2, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Ex. D-10

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) all Receivables;

(b) all Chattel Paper (whether tangible or electronic);

(c) all Deposit Accounts;

(d) all Documents;

(e) all General Intangibles, including, without limitation, all Intellectual Property and Payment Intangibles;

(f) all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(g) all Instruments;

(h) all Investment Property, including, without limitation, all Securities Accounts, Security Entitlements, Commodity Contracts and Commodity Accounts;

(i) all Money;

(j) all Capital Stock;

(k) all Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described on Schedule 6 hereto;

(l) all Letter-of-Credit Rights;

(m) all other personal property not otherwise described above;

(n) all Supporting Obligations and products of any and all of the foregoing and all security interests or other liens on personal or real property securing any of the foregoing;

(o) all books and records (regardless of medium) pertaining to any of the foregoing; and

(p) all Proceeds of any of the foregoing;

provided, that (i) this Agreement shall not constitute a grant of a security interest in and the term “Collateral” shall not be deemed to include (A) any property to the extent that and for as long as such grant of a security interest is prohibited by any applicable law, rule or regulation except to the extent that such law, rule or regulation is ineffective under applicable law or principles of equity or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder, (B) any contract, license or permit, to the extent it constitutes a breach or default under or results in the termination of, or requires any consent not obtained under such contract, license or permit, except to the extent that any such contract, license or permit is ineffective under applicable law or principles of equity or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder,

Ex. D-11

(C) property owned by any Grantor that is subject to a purchase money Lien or a capital lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment, and (D) to the extent not otherwise excluded pursuant to clauses (A) through (C) above, Excluded Assets; provided, however, that the grant of security interest hereunder, and the term “Collateral”, shall include all of the shares of capital stock, limited liability interests, partnership interests and other equity interests identified on Schedule 1 hereto, (ii) the security interest granted hereby (A) shall attach at all times to all proceeds of such property (other than any proceeds subject to any condition described in clause (i)), (B) any rights or interests of a Grantor in or to any Receivables or other rights to payment due or to become due under, any license, contract or agreement referred to in clause (i) above or that constitute “Excluded Assets”, (C) if applicable, shall attach to such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (D) to the extent severable shall in any event, attach to all rights in respect of such property that are not subject to the applicable condition described in clause (i), and (iii) notwithstanding anything herein to the contrary, the term “Collateral” shall include any asset or property that any Loan Party has granted (or purported to grant) a Lien on or security interest in to secure the obligations under any Term Loan Facility. In addition to the foregoing, the following Collateral shall not be required to be perfected, except, in each case, to the extent a security interest therein can be perfected by the filing of a filing statement under the Uniform Commercial Code or other applicable law: vehicles and other assets subject to certificates of title.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to each Secured Party that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 6.01 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided, that each reference in each such representation and warranty to the Borrower’s or any Loan Party’s knowledge shall, for the purposes of this Section 4.1, be deemed a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Loan Documents and the Liens permitted to exist on such Grantor’s Collateral by the Loan Documents, such Grantor owns each item of Collateral, in all material respects, granted by it free and clear of any Liens (other than Liens permitted by Section 7.02(b) of the Credit Agreement and under the Security Documents). No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents or in respect of Liens that are permitted by the Loan Documents or for which termination statements or releases authorized by the appropriate parties will be filed on the date hereof or, with respect to releases of Liens in Intellectual Property recorded in the PTO or United States Copyright Office, delivered to the Collateral Agent for filing.

4.3 Perfected Liens.

(a) The security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Collateral Agent in completed and, where required, duly executed form), will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof (except to the extent otherwise permitted herein and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

Ex. D-12

moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) against all creditors of such Grantor and are and will be prior to all other Liens on such Collateral, except for Liens which have priority as permitted by the Credit Agreement, the Loan Documents or by operation of law; provided, that additional filings with the PTO and United States Copyright Office may be required with respect to the perfection of the Collateral Agent’s Lien on registered and applied-for United States Patents, Trademarks, and Copyrights, as applicable, acquired by Grantors after the date hereof and the perfection of the Collateral Agent’s Lien on Intellectual Property established under the laws of jurisdictions outside the United States may be subject to additional filings and registrations.

(b) Each Grantor consents to the grant by each other Grantor of the security interests granted hereby and the transfer of any Capital Stock or Investment Property to the Collateral Agent or its designee upon the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its designee or the purchaser upon any foreclosure sale as the holder and beneficial owner of the interest represented thereby.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, each Grantor’s exact legal name, jurisdiction of organization, organizational identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 2. On the date hereof, such Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Such Grantor has furnished to the Collateral Agent its Organizational Documents as in effect as of a date which is recent to the date hereof and short-form or long-form, as applicable, good standing certificate as of a date which is recent to the date hereof.

4.5 Inventory and Equipment.

(a) All Equipment, Fixtures, Inventory and other Goods (other than Inventory in transit to customers) located in the continental United States now existing are, and all Equipment, Fixtures, Inventory and other Goods (other than Inventory in transit to customers) located in the continental United States hereafter existing will be, located at the addresses specified therefor in Schedule 4 hereto (as amended, supplemented or otherwise modified from time to time in accordance with Section __)), except for any location where the fair market value of the Equipment, Fixtures, Inventory and other Goods at such location is less than $1,000,000 in the aggregate.

(b) As of the date hereof, none of the Inventory or Equipment of such Grantor is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the New York UCC).

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Related Property

(a) On the date hereof, Schedule 1 hereto (as such Schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, respectively, owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective Issuers thereof indicated on such Schedule. On the date hereof, Schedule 1 (as such Schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Notes” all of the Pledged Notes owned by any Grantor and to the knowledge of such Grantor all of such Pledged Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligations of the Issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity,

Ex. D-13

regardless of whether considered in a proceeding in equity or at law, and constitute all of the issued and outstanding inter-company indebtedness evidenced by an instrument owing to such Grantor that is required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof and the other Loan Documents.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Capital Stock in each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding first tier Foreign Subsidiary Voting Stock of each relevant Issuer.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d) Such Grantor is the record and beneficial owner of the Investment Property and Deposit Accounts pledged by it hereunder in all material respects, free of any Liens, except Liens permitted to exist on the Collateral by the Loan Documents, and, as of the date hereof, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

4.8 Receivables. As of the date hereof, no amount payable to such Grantor under or in connection with any Receivables in excess of $500,000 in any instance or $1,000,000 in the aggregate is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent pursuant to terms of this Agreement.

4.9 Intellectual Property.

(a) As of the date hereof, Schedule 5 sets forth a true and accurate list of all United States registrations of and applications for Patents, Trademarks, and Copyrights owned by the Grantor that are registered or applied-for in the PTO or United States Copyright Office.

(b) With respect to all Intellectual Property listed on Schedule 5 that is owned by a Grantor, except as could not reasonably be expected to have a Material Adverse Effect, such Grantor is the owner of the entire right, title, and interest in and to such Intellectual Property, free and clear of all Liens (other than Liens permitted by the Loan Documents). To the knowledge of the Grantor, such Grantor owns or is validly licensed to use all other Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Liens permitted by the Loan Documents), except as could not reasonably be expected to have a Material Adverse Effect.

(c) All registrations and applications for Copyrights, Patents and Trademarks included in the Collateral are standing in the name of a Grantor and are subsisting and in full force and effect, and to the Grantor’s knowledge, valid and enforceable, except as could not reasonably be expected to have a Material Adverse Effect.

(d) Such Grantor has performed all acts and has paid all renewal, maintenance, and other fees required to maintain each and every registration and application of Intellectual Property included in the Collateral in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Schedule 5, no holding, decision, or judgment has been rendered in any action or proceeding against a Grantor before any court, administrative or other governmental authority, challenging the validity or enforceability of any Intellectual Property included in the

Ex. D-14

Collateral, or such Grantor’s right to register, own or use such Intellectual Property, and no such action or proceeding against any Grantor is pending or, to the Grantors’ knowledge, threatened in writing, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(f) Such Grantor is not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement affecting such Grantor’s rights to own or use any Intellectual Property, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) With respect to each Copyright License, Trademark License, Patent License, and Trade Secret License: (i) such agreement constitutes a legal, valid and binding obligation of such Grantor and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such Grantor has not received any written notice of termination or cancellation under such license; (iii) such Grantor has not received any written notice of a breach or default under such license, which breach or default has not been cured; and (iv) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or otherwise permit termination, modification or acceleration under such agreement, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(h) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor has taken commercially reasonable steps to protect in all material respects: (i) the confidentiality of its material Trade Secrets and confidential information and (ii) its interest in its material Intellectual Property owned by such Grantor.

4.10 Commercial Tort Claims. As of the date hereof, such Grantor has no Commercial Tort Claims in excess of $500,000 individually or $2,500,000 in the aggregate in value other than those described on Schedule 6.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Collateral is released pursuant to Section 8.15(a):

5.1 Covenants in Credit Agreement. Such Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

5.2 Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Letter-of-Credit Rights.

(a) If any of the Collateral of such Grantor is or shall become evidenced or represented by any Instrument (other than checks to be deposited in the ordinary course of business), Negotiable Document or Tangible Chattel Paper, in each case having a face amount of $500,000 in any instance or $2,500,000 in the aggregate, such Instrument, Negotiable Documents or Tangible Chattel Paper shall be promptly delivered to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and all of such property owned by any Grantor as of the date hereof shall be delivered on the date hereof.

(b) If any of the Collateral of such Grantor is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall promptly notify the Collateral Agent thereof, and shall (and with respect to any Issuer that is not a Wholly Owned Subsidiary use commercially reasonable efforts to) cause the Issuer thereof to register the Collateral Agent as the registered owner of such Uncertificated Security, upon the occurrence and during the continuance of an Event of Default. This subsection (b) shall not apply to Uncertificated Securities having a value of less than $500,000 individually or $2,500,000 in the aggregate.

Ex. D-15

5.3 Maintenance of Insurance.

(a) Such Grantor will maintain insurance policies (i) in accordance with the requirements of Section 7.01(e) of the Credit Agreement and (ii) naming the Collateral Agent on behalf of the Secured Parties as additional insured under liability insurance policies to the extent reasonably requested by the Collateral Agent.

(b) All such insurance shall (unless otherwise reasonably agreed to by the Collateral Agent) (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, and (ii) name the Collateral Agent as additional insured party (with respect to liability insurance, other than with respect to liability insurance for directors and officers) and/or lender loss payee (with respect to property insurance).

5.4 Control. Such Grantor hereby agrees to take any or all action that may be necessary or desirable or that the Collateral Agent may reasonably request in order for the Collateral Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to Deposit Accounts, Securities Accounts and Commodities Accounts (other than Excluded Accounts). Each Grantor hereby acknowledges and agrees that any agent or designee of the Collateral Agent shall be deemed to be a “secured party” with respect to the Collateral under the control of such agent or designee for all purposes. Prior to the Termination Date, the Loan Parties agree not to grant control in accordance with Sections 9-104 and 9-105 of the UCC with respect to Electronic Chattel Paper or Letter-of-Credit Rights to anyone other than the Collateral Agent or, subject to the ABL Intercreditor Agreement, the Term Loan Agent.

5.5 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral (other than Intellectual Property, if any, established under laws of jurisdictions outside the United States) as a security interest having at least the perfection and priority described in Section 4.3 (subject to the ABL Intercreditor Agreement), and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents, including such Grantor’s rights to dispose of the Collateral.

(b) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents, including, without limitation, a completed pledge supplement, substantially in the form of Annex III attached hereto, and take such further actions necessary or as the Collateral Agent may reasonably request consistent with this Agreement for the purpose of creating, perfecting, ensuring the priority of, protecting or enforcing the Collateral Agent’s security interest in the Collateral or otherwise conferring or preserving the full benefits of this Agreement and of the interests, rights and powers herein granted.

5.6 Changes in Locations, Name, etc. Such Grantor will not, except upon not less than ten (10) days’ prior written notice to the Collateral Agent (or such shorter amount of time reasonably acceptable to the Collateral Agent) and delivery to the Collateral Agent of all additional financing statements and other documents (executed where appropriate) reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, taken any of the following actions:

(i) change its jurisdiction of organization or the location of its chief executive office from that referred to in Section 4.4; or

(ii) change its (x) name or (y) identity or corporate structure.

Ex. D-16

5.7 Provisions Concerning the Receivables. Each Grantor will, except as otherwise provided in this Section 5.7 and expect in the ordinary course of business, continue to collect, at its own expense, all amounts due or to become due under the Receivables. In connection with such collections, each Grantor may (and, if an Event of Default has occurred and is continuing, at the Collateral Agent’s direction, will) take such action as such Grantor (or, if an Event of Default has occurred and is continuing, the Collateral Agent) may reasonably deem necessary or advisable to enforce collection or performance of the Receivables; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Receivables of the assignment of such Receivables to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After the occurrence and during the continuance of an Event of Default and after receipt by any Grantor of a notice from the Collateral Agent that the Collateral Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor’s rights against the Account Debtors or obligors under any Receivables as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Receivables shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent or its designated agent in the same form as so received (with any necessary indorsement) to be held as cash collateral and either (x) credited to the Loan Account so long as no Event of Default shall have occurred and be continuing or (y) if any Event of Default shall have occurred and be continuing, applied as specified in Section 6.5 hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon.

5.8 Investment Property, Pledged Equity Interests and Deposit Accounts.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital, any certificate issued in connection with any reorganization, or any certificate representing Pledged LLC Interests issued by any Subsidiary after the date hereof), option or rights in respect of the Pledged Equity Interests, including whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Collateral Agent substantially in the form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or equivalents covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided, that in no event shall there be pledged Excluded Assets. Any sums paid upon or in respect of the Investment Property or Pledged Equity Interests upon the liquidation or dissolution of any Issuer thereof and received by a Grantor shall be held by such Grantor hereunder as additional collateral security for the Secured Obligations and, in case any distribution of capital shall be made on or in respect of the Investment Property or Pledged Equity Interests or any property shall be distributed upon or with respect to the Investment Property or Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, to the extent in the form of securities or instruments, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, as provided hereunder, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property or Pledged Equity Interests shall be received by such Grantor, such Grantor shall hold such money in accordance with the Credit Agreement and the other Loan Documents.

Ex. D-17

(b) Without the prior written consent of the Collateral Agent, such Grantor will not, except as permitted by the Credit Agreement or the other Loan Documents, vote to enable, or take any other action to permit, any Issuer of Pledged Equity Interests to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer.

(c) In the case of each Grantor which is an Issuer, such Grantor agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property or Pledged Equity Interests (that constitutes Collateral hereunder) issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) it will take all actions required or reasonably requested by the Collateral Agent to enable or permit each Grantor to comply with Sections 6.3(c) and 6.7 as to all Investment Property or Pledged Equity Interests issued by it.

(d) Each Grantor acknowledges and agrees that to the extent that any Pledged Partnership Interest or Pledged LLC Interest now or in the future owned by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate delivered to the Collateral Agent pursuant to the terms hereof. Each Grantor further acknowledges and agrees that with respect to any Pledged Partnership Interest or Pledged LLC Interest now or in the future owned by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to the terms hereof.

5.9 Receivables. Upon the occurrence and during the continuance of an Event of Default and the receipt of notice from the Collateral Agent pursuant to this Section 5.9, except in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that would materially and adversely affect the value thereof.

5.10 Intellectual Property. On a continuing basis, each Grantor shall, at its sole cost and expense:

(i) promptly following its knowledge thereof, notify the Collateral Agent of (1) the institution of any proceeding in any court, administrative or other governmental body or in the PTO or the United States Copyright Office, or any adverse determination in any such proceeding (other than with respect to routine or immaterial office actions or other similar determinations in the ordinary course of prosecution before the PTO or the United States Copyright Office), regarding the validity or enforceability of any Intellectual Property included in the Collateral, or such Grantor’s right to register, own or use such Intellectual Property; or (2) any events which may reasonably be expected to materially and adversely affect the value of any Intellectual Property included in the Collateral or the rights and remedies of the Collateral Agent in relation thereto, except to the extent that any such event or matter described in (1) or (2) could not reasonably be expected to have a Material Adverse Effect;

(ii) not take any act or omit to take any commercially reasonable act whereby any material Intellectual Property included in the Collateral may be abandoned, forfeited, dedicated to the public, invalidated, lapsed or materially impaired in any way other than in the ordinary course of business or as consistent with such Grantor’s past practice;

Ex. D-18

(iii) take commercially reasonable actions to protect against and prosecute infringements, dilutions, misappropriations, and other violations of material Intellectual Property included in the Collateral (including, without limitation, commencement of a suit), and not settle or compromise any pending or future litigation or administrative proceeding with respect to any Intellectual Property, except as shall be consistent with commercially reasonable business judgment or in a manner that would not reasonably be expected to cause a Material Adverse Effect;

(iv) not grant any exclusive license to any other Person of any material Intellectual Property included in the Collateral that would materially detract from the value of the Collateral (taking into account the value of the license as well) or materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries, other than in the ordinary course of business or as expressly permitted by the Credit Agreement and the other Loan Documents;

(v) use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in connection with any Trademarks material to the business of such Grantor, except as could not reasonably be expected to have a Material Adverse Effect;

(vi) adequately control the quality of goods and services offered by any licensees of its Trademarks, except as could not reasonably be expected to have a Material Adverse Effect;

(vii) take commercially reasonable steps to protect the secrecy of all of its material Trade Secrets, except as could not reasonably be expected to have a Material Adverse Effect; and

(viii) not deliver, license or make available the source code for any software included in the Collateral to any Person who is not an employee or contractor of Grantor, and not subject any software included in the Collateral to the terms of any “open source” or other similar license that provides for any source code of such software to be disclosed, licensed, publicly distributed, or dedicated to the public, except as could not reasonably be expected to have a Material Adverse Effect.

(b) If any Grantor shall, at any time after the date hereof, obtain any ownership or other rights in and to any additional Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement, without further action by any party (except as expressly set forth in Section 3 hereof). Further, each Grantor shall comply with the requirements of Section 7.01(b)(i) of the Credit Agreement and each Grantor authorizes the Collateral Agent to modify this Agreement by amending Schedule 5 to include any United States applications or registrations for Patents, Trademarks and Copyrights included in the Collateral (but the failure to so modify such Schedules shall not be deemed to affect the Collateral Agent’s security interest in or lien upon such Intellectual Property).

(c) Such Grantor agrees to execute a Copyright Security Agreement in substantially the form of Annex II-A, a Patent Security Agreement in substantially the form of Annex II-B and a Trademark Security Agreement in substantially the form of Annex II-C, as applicable based on the type of Intellectual Property on Schedule 5, in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with the PTO and the United States Copyright Office, as applicable.

(d) Upon the reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and use its commercially reasonable efforts to cause to be filed, registered or recorded with the PTO or the United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers which the Collateral Agent may reasonably request to evidence, create, record, preserve, protect or perfect the Collateral Agent’s security interest in any applications or registrations for Patents, Trademarks and Copyrights included in the Collateral.

Ex. D-19

5.11 Limitation on Liens on Collateral. Such Grantor shall not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than Liens permitted pursuant to the Credit Agreement and the other Loan Documents, and will defend the right, title and interest of the Collateral Agent and the other Secured Parties and the other holders of the Secured Obligations in and to any of the Collateral against the claims and demands of all Persons whomsoever.

5.12 Limitations on Dispositions of Collateral. Such Grantor shall not sell, transfer, lease or otherwise dispose of any of the Collateral, except as permitted pursuant to the Credit Agreement and the other Loan Documents.

5.13 Commercial Tort Claims. With respect to any Commercial Tort Claims in excess of $500,000 individually or $2,500,000 in the aggregate in value, it shall deliver to the Collateral Agent a completed pledge supplement, substantially in the form of Annex III attached hereto.

5.14 Location of Equipment and Inventory. Each Grantor will keep the Equipment and Inventory (other than other than Inventory in transit to customers or Equipment or Inventory located outside of the continental United States) at the locations specified in Schedule 4 hereto or, upon prompt written notice thereafter to the Collateral Agent accompanied by a new Schedule 4 hereto indicating each new location containing Records concerning Equipment and Inventory with an aggregate fair market value in excess of $1,000,000, at such other locations as the Grantors may elect. If any Grantor moves the location of its primary Records concerning Accounts, Inventory, or M&E to a new leased location after the date hereof, upon the reasonable request of Collateral Agent, each Grantor shall use commercially reasonable efforts to (a) obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral located at such premises, and (b) obtain a Collateral Access Agreement, providing access to the Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default. The provisions of this paragraph shall be in addition to, and without limitation or qualification of, the eligibility criteria contained in the Credit Agreement. Each Grantor will promptly furnish to the Collateral Agent a statement describing in reasonable detail any loss or damage to any Equipment in excess of $1,000,000.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) Upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, its material Receivables.

(b) If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three (3) Business Days of receipt by such Grantor) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5 and (ii) until so turned over, shall be held by such Grantor for the Collateral Agent and the Secured Parties.

(c) Upon the occurrence and during the continuance of an Event of Default, upon the written request of the Collateral Agent, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

Ex. D-20

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.

(b) At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and each Grantor at the request of the Collateral Agent shall) notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Receivables to observe and perform in all material respects the conditions and obligations to be observed and performed by it thereunder, in accordance with the terms of any written agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Investment Property.

(a) Unless an Event of Default has occurred and is continuing and the Collateral Agent has given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its rights pursuant to Section 6.3(b), each Grantor may receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and may exercise all voting and corporate or other organizational rights with respect to Investment Property.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and shall make application thereof to the Secured Obligations in the order set forth in Section 6.5 and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange, at its discretion, any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Ex. D-21

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to, and any such Issuer party hereto agrees to, after receipt by an Issuer or obligor of any instructions from the Collateral Agent in writing, to (i) comply with any such instructions without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and (ii) pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent. The Collateral Agent agrees that it shall not send any such instruction unless (A) an Event of Default has occurred and is continuing and (B) such instruction is otherwise in accordance with the terms of this Agreement.

6.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Collateral Agent has instructed any Grantor to do so, all Proceeds received by such Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent substantially in the form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).

6.5 Application of Proceeds. Subject to the ABL Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral, and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations in the following order: first, to unpaid and unreimbursed costs, expenses and fees of the Administrative Agent and the Collateral Agent (including to reimburse ratably any other Secured Parties which have advanced any of the same to the Collateral Agent), second, to the Administrative Agent, for application by it toward payment of all amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amount of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties, and third, to the Administrative Agent, for application by it toward prepayment of the Secured Obligations, pro rata among the Secured Parties according to the amount of the Secured Obligations then held by the Secured Parties. Any balance of such Proceeds remaining after the Secured Obligations have been paid in full, shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes of this Section, to the extent that any Obligation is unmatured or unliquidated (other than Unasserted Contingent Obligations) at the time any distribution is to be made pursuant to the second clause above, the Collateral Agent shall allocate a portion of the amount to be distributed pursuant to such clause for the benefit of the Secured Parties holding such Secured Obligations and shall hold such amounts for the benefit of such Secured Parties until such time as such Secured Obligations become matured or liquidated at which time such amounts shall be distributed to the holders of such Secured Obligations to the extent necessary to pay such Secured Obligations in full (with any excess to be distributed in accordance with this Section as if distributed at such time). In making determinations and allocations required by this Section, the Collateral Agent may conclusively rely upon information provided to it by the holder of the relevant Secured Obligations (which, in the case of the immediately preceding sentence shall be a reasonable estimate of the amount of the Secured Obligations) and shall not be required to, or be responsible for, ascertaining the existence of or amount of any Secured Obligations.

6.6 UCC and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by this Agreement or required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may

Ex. D-22

forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements (to the extent payable in accordance with Section 12.04 of the Credit Agreement), to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 6.5, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise of any rights hereunder other than any such claims, damages and demands that may arise from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Documents by such Secured Party or its controlled affiliates, officers or employees acting on behalf of such Secured Party or any of its controlled affiliates. If any notification of a proposed sale or other disposition of Collateral is required by law, such notification shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Without limiting any of the foregoing, if an Event of Default shall occur and be continuing, the Collateral Agent shall have the right to and may, appoint a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Collateral Agent.

6.7 Registration Rights.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7

Ex. D-23

shall be specifically enforceable against such Grantor, and to the fullest extent permitted by applicable law, such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable and documented fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency (to the extent payable in accordance with Section 12.04 of the Credit Agreement).

6.9 Intellectual Property.

(a) At any time after the occurrence and during the continuance of an Event of Default upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments, in favor of the Collateral Agent or its designee, of such Grantor’s right, title, and interest in, to and under the Intellectual Property included in the Collateral in recordable form as applicable, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

(b) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right, but shall in no way be obligated, to file applications for protection of the Intellectual Property included in the Collateral and/or bring suit in the name of any Grantor, the Collateral Agent or the Secured Parties, to enforce the Intellectual Property included in the Collateral. In the event of such suit, each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts, including joinder as a party, and execute any and all documents requested by the Collateral Agent in aid of such enforcement, and the Grantors shall promptly reimburse and indemnify the Collateral Agent for all costs and out-of-pocket expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.9(b) (to the extent payable in accordance with Section 12.04 of the Credit Agreement). In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property included in the Collateral, each Grantor agrees, at the request of the Collateral Agent, to take all actions necessary, whether by suit, proceeding or other action, to prevent and/or obtain a recovery for the infringement or other violation of rights in, diminution in value of, or other damage to any of the Intellectual Property included in the Collateral by any Person.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, after the occurrence and during the continuance of an Event of Default and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a non-exclusive license and sublicense (in each case, exercisable without payment of royalties or other compensation to such Grantor) to make, have made, use, sell, copy, distribute, perform, make derivative works, publish, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable Requirements of Law, with rights of sublicense, any of the Intellectual Property included in the Collateral now or hereafter owned by or licensed to such Grantor, wherever the same may be located; provided that (i) the applicable Grantor shall have such rights of quality control and inspection which are reasonably necessary under applicable Requirements of Law to maintain the validity and enforceability of such Trademarks, and (ii) license subject to preexisting exclusive licenses and those granted after the date hereof that are Permitted Liens and any sublicenses duly granted by Collateral Agent under this license grant shall survive in accordance with their terms as direct licenses of the Grantor, in the event of the subsequent cure of any Event of Default that gave rise to the exercise of the Collateral Agent’s rights and remedies, and (iii) the license shall be irrevocable until the termination of the Credit Agreement, or as to Collateral as to which the Lien is released under Section 8.15(b), at such time as the sale, transfer or disposal occurs; provided that it only may be exercised during the continuance of an Event of Default. The foregoing license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

Ex. D-24

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to, during the continuance of an Event of Default, take any and all appropriate actions and to execute any and all documents and instruments which may be necessary or reasonably desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following when an Event of Default shall be continuing:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or contract of such Grantor or with respect to any other Collateral of such Grantor and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or contract of such Grantor or with respect to any other Collateral of such Grantor whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill connected with the use thereof or symbolized thereby and the general intangibles of such Grantor represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any permitted licenses and

Ex. D-25

reserved rights permitted under the Loan Documents, assign any Copyright, Patent or Trademark (along with the goodwill of the business connected with the use of or symbolized by any Trademark), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

The Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default has occurred and is continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, during the continuance of an Event of Default, at its option, but without any obligation so to do, may perform or comply with, or cause performance or compliance with, such agreement.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to each Grantor until this Agreement is terminated and all security interests created hereby with respect to the Collateral of such Grantor are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Parties to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except, in the case of the Collateral Agent only in respect of its own gross negligence or willful misconduct, to the extent required by applicable law.

7.3 Financing Statements. Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may reasonably determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets” or “all personal property” or using words of similar import and may add thereto “whether now owned or hereafter acquired”. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority, Immunities and Indemnities of Collateral Agent. Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the

Ex. D-26

Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Collateral Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Collateral Agent, including Article X thereof, as fully as if such Secured Party were a Lender. The Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Intellectual Property Filings. Each Grantor hereby authorizes the Collateral Agent to execute and/or submit filings with the PTO or United States Copyright Office (or any successor office) as applicable, including the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement, or other comparable documents, and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder, without the signature of such Grantor, naming such Grantor, as debtor, and the Collateral Agent, as secured party.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner, and addressed to such parties at the notices addresses, provided for in Section 12.01 of the Credit Agreement.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay, or reimburse each Secured Party for, all its reasonable and documented costs and out-of-pocket expenses incurred in connection with collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including the reasonable and invoiced fees and disbursements of counsel, on the terms set forth in Section 12.04 of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement on the terms set forth in Section 12.15 of the Credit Agreement.

(c) The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and, unless so consented to, each such assignment, transfer or delegation by any Grantor shall be void.

Ex. D-27

8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect (other than Unasserted Contingent Obligations), matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or otherwise, as such Secured Party may elect. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Administrative Agent and the Collateral Agent.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

8.12 Jurisdiction; Waivers. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE, JUDICIAL REFERENCE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12.10 AND 12.11 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

Ex. D-28

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.01(j) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an assumption agreement in the form of Annex I hereto. The execution and delivery of such assumption agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.15 Releases.

(a) On the Termination Date, the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, execute and deliver to such Grantor such documents (in form and substance reasonably satisfactory to the Collateral Agent) and take such further actions as such Grantor may reasonably request to evidence such termination.

(b) If any of the Collateral is sold, transferred or otherwise disposed of by any Grantor (other than to another Grantor) in a transaction permitted by the Credit Agreement, then the Lien created pursuant to this Agreement in such Collateral shall be released, and the Collateral Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable and in form reasonably satisfactory to the Collateral Agent and take such further actions for the release of such Collateral (not including Proceeds thereof) from the security interests created hereby; provided that the Collateral Agent shall be required to execute such release only if the Borrower and applicable Grantor shall have delivered to the Collateral Agent, at least five (5) Business Days (or such shorter period of time acceptable to the Collateral Agent) prior to the date of the proposed release, a certificate of a Responsible Officer with request for release identifying the relevant Collateral and certifying that such transaction is in compliance with the Credit Agreement and the other Loan Documents. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement and the Collateral Agent, at the request and sole expense of such the Borrower, shall promptly execute and deliver to such Borrower all releases or other documents reasonably necessary or desirable and in form reasonably satisfactory to the Collateral Agent and take such further actions for the release of such Guarantor; provided that the Collateral Agent shall be required to execute such release only if the Borrower shall have delivered to the Collateral Agent, at least five (5) Business Days (or such shorter period of time acceptable to the Collateral Agent) prior to the date of the proposed release, a certificate of a Responsible Officer of the Borrower with request for release identifying the relevant Guarantor and certifying that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16 ABL INTERCREDITOR AGREEMENT GOVERNS. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS GRANTED HEREIN AND THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT

Ex. D-29

THERETO ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND THIS SECURITY AGREEMENT, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AT ANY TIME ANY TERM PRIORITY DEBT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) IS OUTSTANDING AND PRIOR TO THE PAYMENT IN FULL OF TERM PRIORITY DEBT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT) IN ACCORDANCE WITH THE ABL INTERCREDITOR AGREEMENT, THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER TERM PRIORITY COLLATERAL TO THE COLLATERAL AGENT SHALL BE DEEMED SATISFIED BY THE DELIVERY OF SUCH TERM PRIORITY COLLATERAL TO THE TERM LOAN AGENT AS BAILEE FOR THE COLLATERAL AGENT PURSUANT TO THE ABL INTERCREDITOR AGREEMENT.

8.17 Amendment and Restatement. Upon the effectiveness of this Agreement, the Amended and Restated Pledge and Security Agreement, dated as of July 3, 2013, by Grantors in favor of Wells Fargo, in its capacity as the collateral agent (the “Original Security Agreement”), shall be amended and restated in its entirety by this Agreement. The effectiveness of this Agreement shall not constitute a novation or repayment of the Obligations (as defined in the Original Credit Agreement). Such Obligations (as defined in the Original Credit Agreement), together with any and all additional Obligations incurred by the Grantors under the Credit Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in this Agreement and the other Loan Documents. Each Grantor hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Original Security Agreement or any other Loan Document, to Collateral Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each Grantor hereby further reaffirms its obligations, liabilities, and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and the other Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Ex. D-30

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC., as Borrower
LANTHEUS HOLDINGS, INC., as Holdings

By:
Name:
Title:

LANTHEUS MI REAL ESTATE, LLC, as Grantor

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Agreed and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

Annex I to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of [            ], 20[        ], is made by [            ], a [            ] (the “Additional Grantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), located as 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA 90404, as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). All capitalized terms used but not defined herein shall have the meaning ascribed to them in such Credit Agreement.

RECITALS

WHEREAS, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC. (“Holdings”), the Guarantors, the Lenders, and Wells Fargo, as Administrative Agent and Collateral Agent have entered into that certain [Second Amended and Restated Credit Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Holdings, the Borrower and certain of its Subsidiaries (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly guarantees the Secured Obligations as set forth in Section 2 thereof, grants the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of its right, title and interest in the Collateral (as defined in the Guarantee and Collateral Agreement) as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations as set forth in Section 3 thereof, and assumes all other obligations and liabilities of a Grantor set forth therein. The information set forth in Annex I-A hereto is hereby added to the information set forth in Schedules [            ]4 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent made on a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

[4]	Refer to each Schedule which needs to be supplemented.

A-I-1

2. Financing Statements. The Additional Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein, except with respect to foreign jurisdictions. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets” or “all personal property” and may add thereto “whether now owned or hereafter acquired.” The Additional Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

3. Intellectual Property Filings. The Additional Grantor hereby authorizes the Collateral Agent to execute and/or submit filings with the PTO or United States Copyright Office (or any successor office), as applicable, including this Agreement, the Copyright Security Agreement, a Patent Security Agreement, and/or a Trademark Security Agreement based on the nature of the Intellectual Property owned by such Additional Grantor, or other comparable documents, and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by the Additional Grantor hereunder, without the signature of the Additional Grantor, naming the Additional Grantor, as debtor, and the Collateral Agent, as secured party.

4. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PROVISIONS OF SECTIONS 8.1, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.12, 8.13 AND 8.16 OF THE GUARANTEE AND COLLATERAL AGREEMENT SHALL APPLY WITH LIKE EFFECT TO THIS ASSUMPTION AGREEMENT, AS FULLY AS IF SET FORTH AT LENGTH HEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-I-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Agreed and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

A-I-3

Annex II-A to

Guarantee and Collateral Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 201[    ] (“Copyright Security Agreement”), made by [            ], a [            ], located at                      [ADD FOR EACH OF THE SIGNATORIES HERETO] (the “Grantors”), is in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), located as 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA 90404, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Grantors are party to that certain Guarantee and Collateral Agreement, dated as of June 30, 2015 (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Guarantee and Collateral Agreement);

WHEREAS, pursuant to the terms of the Guarantee and Collateral Agreement, each Grantor has created in favor of the Collateral Agent a security interest in the Copyright Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodation, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) the registered and applied-for Copyrights of such Grantor listed on Schedule 1 attached hereto; and

(b) all Proceeds of any of the foregoing;

provided, that (i) this Copyright Security Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such grant of a security interest would be prohibited by the terms of the Guarantee and Collateral Agreement; and (ii) the security interest granted hereby (A) shall attach at all times to all proceeds of such property, (B) shall attach to such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (C) to the extent severable, shall, in any event, attach to all rights in respect of such property that are not subject to the applicable condition described in clause (i).

A-II-A-1

The security interest granted pursuant to this Copyright Security Agreement is granted concurrently and in conjunction with security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall govern.

The term of this Copyright Security Agreement shall be co-terminus with the Guarantee and Collateral Agreement.

Each Grantor hereby authorizes and requests that the United States Copyright Office record this Copyright Security Agreement.

THIS COPYRIGHT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Copyright Security Agreement may be executed by one or more of the parties to this Copyright Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Copyright Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Copyright Security Agreement signed by all the parties shall be lodged with the Borrower, the Administrative Agent and the Collateral Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-II-A-2

IN WITNESS WHEREOF, each Grantor has caused this COPYRIGHT SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

A-II-A-3

Schedule 1

COPYRIGHTS

Copyrights

Title of Work	Reg. No.	Reg. Date	Owner

A-II-A-4

Annex II-B to

Guarantee and Collateral Agreement

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ], 201[    ] (“Patent Security Agreement”), made by                     , a                                          , located at                      [ADD FOR EACH OF THE SIGNATORIES HERETO] (the “Grantors”), is in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), located as 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA 90404, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Grantors are party to that certain Guarantee and Collateral Agreement, dated as of June 30, 2015 (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Guarantee and Collateral Agreement);

WHEREAS, pursuant to the terms of the Guarantee and Collateral Agreement, each Grantor has created in favor of the Collateral Agent a security interest in the Patent Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodation, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) the registered and applied-for Patents of such Grantor listed on Schedule 1 attached hereto; and

(b) all Proceeds of any of the foregoing;

provided, that (i) this Patent Security Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such grant of a security interest would be prohibited by the terms of the Guarantee and Collateral Agreement; and (ii) the security interest granted hereby (A) shall attach at all times to all proceeds of such property, (B) shall attach to such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (C) to the extent severable, shall, in any event, attach to all rights in respect of such property that are not subject to the applicable condition described in clause (i).

A-II-B-1

The security interest granted pursuant to this Patent Security Agreement is granted concurrently and in conjunction with security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall govern.

The term of this Patent Security Agreement shall be co-terminus with the Guarantee and Collateral Agreement.

Each Grantor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Patent Security Agreement.

THIS PATENT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Patent Security Agreement may be executed by one or more of the parties to this Patent Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Patent Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Patent Security Agreement signed by all the parties shall be lodged with the Borrower, the Administrative Agent and the Collateral Agent.

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A-II-B-2

IN WITNESS WHEREOF, each Grantor has caused this PATENT SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

A-II-B-3

Schedule 1

PATENTS

Issued Patents

Patent	Reg. No. (App. No.)	Reg. Date (App. date)	Owner

A-II-B-4

Annex II-C to

Guarantee and Collateral Agreement

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [            ], 201[        ] (“Trademark Security Agreement”), made by                     , a                                          , located at                      [ADD FOR EACH OF THE SIGNATORIES HERETO] (“Grantors”), is in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), located as 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA 90404, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Grantors are party to that certain Guarantee and Collateral Agreement, dated as of June 30, 2015 (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement (capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Guarantee and Collateral Agreement);

WHEREAS, pursuant to the terms of the Guarantee and Collateral Agreement, each Grantor has created in favor of the Collateral Agent a security interest in the Trademark Collateral (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodation, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”), as collateral security for the complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Obligations:

(a) the registered and applied-for Trademarks of such Grantor listed on Schedule 1 attached hereto; and

(b) to the extent not covered by clause (a), all Proceeds of any of the foregoing;

provided, that (i) this Trademark Security Agreement shall not constitute a grant of a security interest in any property to the extent that and for as long as such grant of a security interest would be prohibited by the terms of the Guarantee and Collateral Agreement, including in any applications for trademarks or service marks filed in the PTO pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to and accepted by the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d); and (ii) the security interest granted hereby (A) shall attach at all times to all proceeds of such property, (B) shall attach to such property immediately and automatically (without need for any further grant or act) at such time as the condition described in clause (i) ceases to exist and (C) to the extent severable, shall, in any event, attach to all rights in respect of such property that are not subject to the applicable condition described in clause (i).

A-II-C-1

The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall govern.

The term of this Trademark Security Agreement shall be co-terminus with the Guarantee and Collateral Agreement.

Each Grantor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Trademark Security Agreement.

THIS TRADEMARK SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Trademark Security Agreement may be executed by one or more of the parties to this Trademark Security Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Trademark Security Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Trademark Security Agreement signed by all the parties shall be lodged with the Borrower, the Administrative Agent and the Collateral Agent.

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A-II-C-2

IN WITNESS WHEREOF, each Grantor has caused this TRADEMARK SECURITY AGREEMENT to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNOR]

By:
Name: Title:

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name:
Title:

A-II-C-3

Schedule 1

TRADEMARKS

Trademarks

Trademark	Reg. No. (App. No.)	Reg. Date (App. date)	Owner

A-II-C-4

Annex III to

Guarantee and Collateral Agreement

This PLEDGE SUPPLEMENT, dated as of [                    ] 20[    ] (the “Pledge Supplement”), is delivered by [            ], a [                    ] (the “Grantor”) pursuant to the Guarantee and Collateral Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation, LANTHEUS HOLDINGS, INC., a Delaware corporation, the other Grantors named therein and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Guarantee and Collateral Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Guarantee and Collateral Agreement of, and does hereby grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Guarantee and Collateral Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Guarantee and Collateral Agreement.

Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, herein, except with respect to foreign jurisdictions. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, herein, including describing such property as “all assets” or “all personal property” and may add thereto “whether now owned or hereafter acquired.” Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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A-III-1

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF GRANTOR]

By:
Name: Title:

A-III-2

EXHIBIT E

[FORM OF] BORROWING BASE CERTIFICATE

To be attached.

Ex. E-1

EXHIBIT F

[FORM OF] JOINT CLOSING CERTIFICATE

June 30, 2015

This Joint Closing Certificate (this “Certificate”) is delivered pursuant to (i) that certain Term Loan Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), by and among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions from time to time parties thereto (each, a “Term Lender” and individually and collectively, the “Term Lenders”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as administrative agent for the Term Lenders and collateral agent for the benefit of the Secured Parties, and CREDIT SUISSE SECURITIES (USA) LLC, JEFFERIES FINANCE LLC and WELLS FARGO SECURITIES, LLC, as joint lead arrangers and joint bookrunners and (ii) that certain Second Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”), by and among Holdings, the Borrower, each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each, an “ABL Lender” and individually and collectively, the “ABL Lenders” and, together with the Term Lenders, each, a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the ABL Lenders and collateral agent for the benefit of the Secured Parties, and Wells Fargo, as sole lead arranger, bookrunner and syndication agent. Capitalized terms used herein without definition shall have the meanings ascribed to them in the applicable Credit Agreement.

The undersigned, [            ], being the duly elected, qualified and acting Secretary of the Borrower, Holdings and Lantheus MI Real Estate, LLC, a Delaware limited liability company (together with the Borrower and Holdings, each, a “Loan Party” and collectively, the “Loan Parties”), hereby certifies on behalf of each Loan Party, in such capacity as an officer of each Loan Party, and not individually, and without assuming any personal liability as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the certificate of formation or certificate of incorporation, as applicable, of each Loan Party (each, a “Charter Document”), together with all amendments thereto, as in effect on the date hereof, certified as of a recent date by the Secretary of State of each such Loan Party’s jurisdiction of organization. Such Charter Documents have not been amended, repealed, modified or restated since the date of the last amendment thereto shown on the attached certificate, and such Charter Documents are in full force and effect on the date hereof, and no action for any amendment to such Charter Documents or for the dissolution of any Loan Party has been taken since such date.

2. Attached hereto as Exhibit B is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of each Loan Party (each, a “Governing Document”) as in effect at all times since the adoption thereof to and including the date hereof. Such Governing Agreements have not been amended, repealed, modified or restated (other than as attached hereto), and such Governing Agreements are in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of the resolutions of the board of directors or sole member, as applicable, of each Loan Party duly adopted by the board of directors or sole member, as applicable, of each Loan Party (each, “Resolutions”) authorizing (A) in the case of the Borrower, the borrowings under the Credit Agreements and, in the case of each Loan Party,

Ex. F-1

the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, (B) the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Loan Party in connection with the Credit Agreements and any other Loan Documents to which such Loan Party is or will be a party and (C) the execution and delivery of the other documents to be delivered by such Loan Party in connection with the Credit Agreements. Such Resolutions have not in any way been amended, modified, revoked or rescinded and are in full force and effect on the date hereof.

4. Attached hereto as Exhibit D is a list of persons who are now, and were, as of the execution and delivery of the Credit Agreements and the other Loan Documents, duly elected and qualified officers of each Loan Party, holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each such officer is duly authorized to execute and deliver, on behalf of such Loan Party, the Loan Documents to which such Loan Party is a party and any certificate or other document to be delivered by such Loan Party pursuant to such Loan Documents.

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Ex. F-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate, in the name of and on behalf of each Loan Party, to be effective as of the date first above written.

By:
Name:
Title:

I, the undersigned, [            ], being the duly elected, qualified and acting [                 ] of each Loan Party, solely in my capacity as an officer of each Loan Party and not individually, and without assuming any personal liability, do hereby certify that [                    ] is the duly elected and qualified Secretary of each Loan Party and that the signature set forth above is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

By:
Name:
Title:

Ex. F-3

EXHIBIT A

CHARTER DOCUMENTS

See attached.

Ex. F-4

EXHIBIT B

GOVERNING DOCUMENTS

See attached.

Ex. F-5

EXHIBIT C

RESOLUTIONS

See attached.

Ex. F-6

EXHIBIT D

INCUMBENCY

LANTHEUS MI HOLDINGS, INC.

LANTHEUS MEDICAL IMAGING, INC.

LANTHEUS MI REAL ESTATE, LLC

NAME	TITLE	SIGNATURE

[ ]	[ ]

[ ]	[Secretary]

Ex. F-7

EXHIBIT G

[FORM OF] SOLVENCY CERTIFICATE

June 30, 2015

The undersigned, [                     ], a [senior financial officer] of LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”) and LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of Holdings and its subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Holdings and the Borrower.

This Solvency Certificate is delivered pursuant to Section 5.01(k) of that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2015 (the “Credit Agreement”), among Holdings, the Borrower, each subsidiary of Holdings listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each, a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent (in such capacity, together with its successors and assigns in such capacities, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

As used herein, “Company” means Holdings and its subsidiaries on a consolidated basis.

1. The undersigned certifies, on behalf of Holdings and the Borrower, and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of Holdings and its subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Revolving Loans under the Credit Agreement.

2. The undersigned certifies, on behalf of Holdings and the Borrower, and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by Holdings and the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of Holdings and the Borrower, and not in his individual capacity, that, on the date hereof, after giving effect to the Transactions and the other transactions contemplated in the Credit Agreement (and the Revolving Loans made or to be made and other obligations incurred or to be incurred on the Effective Date):

(i) the fair value of the property of the Company is not less than the total amount of liabilities of the Company;

Ex. G-1

(ii) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its existing debts as they become absolute and matured;

(iii) the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; and

(iv) the Company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Company’s property would constitute unreasonably small capital.

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Ex. G-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of Holdings and the Borrower and not in his individual capacity.

LANTHEUS HOLDINGS, INC.

By:
Name:
Title:

LANTHEUS MEDICAL IMAGING, INC.

By:
Name
Title:

Ex. G-3